    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              HALLIBURTON COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                   1389                  73-0271280
      (STATE OR OTHER        (PRIMARY STANDARD         (I.R.S. EMPLOYER
      JURISDICTION OF            INDUSTRIAL         IDENTIFICATION NUMBER)
     INCORPORATION OR       CLASSIFICATION CODE
       ORGANIZATION)              NUMBER)
                                                   LESTER L. COLEMAN
                                       EXECUTIVE VICE PRESIDENT/GENERAL COUNSEL
                                                 HALLIBURTON COMPANY
                                      3600 LINCOLN PLAZA, 500 NORTH AKARD STREET
                                               DALLAS, TEXAS 75201-3391
                                                    (214) 978-2600

  3600 LINCOLN PLAZA 500
NORTH AKARD STREET DALLAS,
  TEXAS 75201-3391 (214)
         978-2600                                  (NAME, ADDRESS, INCLUDING
  (ADDRESS, INCLUDING ZIP                           ZIP CODE, AND TELEPHONE
CODE, AND TELEPHONENUMBER,                          NUMBER, INCLUDING AREA
   INCLUDING AREA CODE,                               CODE, OF AGENT FOR
 OFREGISTRANT'S PRINCIPAL                                  SERVICE)
    EXECUTIVE OFFICES)
                                 COPIES TO:
WILLIAM E. JOOR III VINSON   DAVID W. HELENIAK       ROBERT E. CRAWFORD, JR.
   & ELKINS L.L.P. 1001     SHEARMAN & STERLING    WINSTEAD SECHREST & MINICK
    FANNIN, SUITE 2300      599 LEXINGTON AVENUE   P.C. 5400 RENAISSANCE TOWER
 HOUSTON, TEXAS 77002-6760   NEW YORK, NEW YORK      1201 ELM STREET DALLAS,
      (713) 758-2222        10022 (212) 848-4000   TEXAS 75270 (214) 745-5120

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                       PROPOSED
                                       MAXIMUM    PROPOSED
                                       OFFERING   MAXIMUM                            REGISTRATION
 TITLE OF EACH CLASS OF     AMOUNT      PRICE    AGGREGATE    AMOUNT OF   FILING FEE   FEE PAID
    SECURITIES TO BE         TO BE       PER      OFFERING   REGISTRATION PREVIOUSLY  WITH THIS
       REGISTERED        REGISTERED(1) SHARE(2)   PRICE(2)       FEE       PAID(3)      FILING
- -------------------------------------------------------------------------------
Common Stock,
  $2.50 par value(4)...   11,005,050   $53.245  $585,963,887   $209,273    $117,088    $92,185

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Consists of the following numbers of shares of Halliburton Common Stock that may be issued in connection with the acquisition by merger of Landmark Graphics Corporation (a) up to 10,138,456 through conversion of shares of Landmark Common Stock currently outstanding and (b) up to 866,594 through conversion of shares of Landmark Common Stock issued prior to the Effective Time upon exercise of Landmark Options.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the low and high sales prices of Landmark Common Stock on The Nasdaq National Market on August 29, 1996 of $30.56 and the Exchange Ratio of 0.574 shares of Halliburton Common Stock for each share of Landmark Common Stock.
(3) Pursuant to Securities Act Rule 457(b), the registration fee has been offset by the indicated filing fee. Such filing fee was previously paid in connection with the preliminary proxy statement on Schedule 14A filed by Landmark on July 30, 1996.
(4) This Registration Statement also pertains to rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant. One right is attached to and trades with each share of Halliburton Common Stock.
    Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Halliburton Common
    Stock. Any value attributable to such rights is reflected in the market price of the Halliburton Common Stock.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         LANDMARK GRAPHICS CORPORATION
                             15150 MEMORIAL DRIVE
                           HOUSTON, TEXAS 77079-4304
                                (713) 560-1000

Dear Stockholder:

  A Special Meeting of Stockholders (the "Special Meeting") of Landmark Graphics Corporation ("Landmark") will be held at the offices of Landmark located at 15150 Memorial Drive, Houston, Texas, on October 4, 1996 at 10:00 a.m. local time.

  At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 30, 1996 (the "Merger Agreement") providing for the merger (the "Merger") of Landmark with a wholly owned subsidiary ("Merger Sub") of Halliburton Company ("Halliburton"), pursuant to which (a) each share of Landmark Common Stock outstanding immediately prior to the consummation of the Merger will be converted into 0.574 of a share of Halliburton Common Stock (the "Exchange Ratio"), (b) all outstanding options to purchase shares of Landmark Common Stock will be assumed by the corporation surviving the Merger and converted (based upon the Exchange Ratio) into options to purchase shares of Halliburton Common Stock and (c) Landmark will become a wholly owned subsidiary of Halliburton. In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus relating to the actions to be taken by Landmark stockholders at the Special Meeting and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Landmark and Halliburton.

  Morgan Stanley & Co. Incorporated, the investment banking firm retained by the Board of Directors of Landmark to act as its financial advisor in connection with the Merger, has rendered its opinion that, as of the date of the accompanying Proxy Statement/Prospectus and based on certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the holders of shares of Landmark Common Stock.

  THE BOARD OF DIRECTORS OF LANDMARK HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF LANDMARK AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, HOWEVER, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          Robert P. Peebler
                                          President, Chief Executive Officer
                                           and Director

                         LANDMARK GRAPHICS CORPORATION
                             15150 MEMORIAL DRIVE
                           HOUSTON, TEXAS 77079-4304
                                (713) 560-1000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 4, 1996

To the Stockholders of Landmark Graphics Corporation:

  A Special Meeting of Stockholders (the "Special Meeting") of Landmark Graphics Corporation, a Delaware corporation ("Landmark"), will be held on Friday, October 4, 1996 at 10:00 a.m., local time, at the offices of Landmark located at 15150 Memorial Drive, Houston, Texas, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 30, 1996 (the "Merger Agreement"), among Halliburton Company, a Delaware corporation ("Halliburton"), Halliburton Acq. Company, a Delaware corporation and a wholly owned subsidiary of Halliburton ("Merger Sub"), and Landmark. Pursuant to the Merger Agreement, Landmark would be merged with and into Merger Sub (the "Merger") and, among other things, each share of common stock, par value $.05 per share, of Landmark ("Landmark Common Stock") outstanding at the effective time of the Merger would be converted into
  0.574 of a share of common stock, par value $2.50 per share, of Halliburton, all as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix A thereto; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

  The Board of Directors of Landmark has fixed the close of business on August 29, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment(s) thereof. Only holders of record of shares of Landmark Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be available for examination at the offices of Landmark in Houston, Texas during normal business hours by any Landmark stockholder, for any purpose germane to the Special Meeting, for a period of ten days prior to the meeting. Stockholders of Landmark are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the Merger.

  Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Landmark Common Stock is required for approval and adoption of the Merger Agreement. Even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors

                                          Patti L. Massaro
                                          Corporate Secretary

Houston, Texas
September 4, 1996

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1996

                              HALLIBURTON COMPANY

                         LANDMARK GRAPHICS CORPORATION

                           PROXY STATEMENT/PROSPECTUS

  This Proxy Statement/Prospectus relates to the proposed merger of Landmark Graphics Corporation, a Delaware corporation ("Landmark"), with and into Halliburton Acq. Company, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Halliburton Company, a Delaware corporation ("Halliburton"), pursuant to the Agreement and Plan of Merger dated as of June 30, 1996 among Halliburton, Merger Sub and Landmark (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

  As a result of the Merger, (i) each share of common stock, par value $.05 per share, of Landmark ("Landmark Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than Landmark Common Stock held directly or indirectly by Halliburton or Landmark, will be converted into 0.574 of a share of common stock, par value $2.50 per share, of Halliburton ("Halliburton Common Stock") and (ii) Landmark will become a wholly owned subsidiary of Halliburton.

  This Proxy Statement/Prospectus is being furnished to holders of Landmark Common Stock in connection with the solicitation of proxies by the Board of Directors of Landmark for use at the special meeting of stockholders of Landmark to be held on October 4, 1996 (the "Special Meeting"). At the Special Meeting, holders of Landmark Common Stock will be asked to approve and adopt the Merger Agreement. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Landmark on or about September 4, 1996. It is anticipated that the Merger will be effected as soon as practicable following the Special Meeting.

  This Proxy Statement/Prospectus also constitutes a prospectus of Halliburton with respect to up to 10,995,187 shares of Halliburton Common Stock to be issued pursuant to the Merger Agreement in exchange for currently outstanding shares of Landmark Common Stock and additional shares of Landmark Common Stock that may become outstanding prior to the Merger upon the exercise of options to purchase Landmark Common Stock outstanding on the date of the Merger Agreement ("Landmark Options"). The shares of Halliburton Common Stock issued pursuant to the Merger have been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance.

  On August 27, 1996, the closing prices of Halliburton Common Stock and Landmark Common Stock, as reported on the NYSE Composite Tape and The Nasdaq National Market (the "Nasdaq"), respectively, were $53 7/8 and $30 5/8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is       , 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HALLIBURTON OR LANDMARK. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HALLIBURTON OR LANDMARK SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. HALLIBURTON AND LANDMARK EACH UNDERTAKE TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO HALLIBURTON, GUY T. MARCUS, VICE PRESIDENT-INVESTOR RELATIONS, HALLIBURTON COMPANY, 3600 LINCOLN PLAZA, 500 NORTH AKARD STREET, DALLAS, TEXAS, 75201-3391 (TELEPHONE (214) 978-2600), AND, IN THE CASE OF DOCUMENTS RELATING TO LANDMARK, PATTI L. MASSARO, GENERAL COUNSEL AND CORPORATE SECRETARY, LANDMARK GRAPHICS CORPORATION, 15150 MEMORIAL DRIVE, HOUSTON, TEXAS, 77079-4304 (TELEPHONE (713) 560-1000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE RECEIVED BY SEPTEMBER 20, 1996.

                             AVAILABLE INFORMATION

  Halliburton and Landmark are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Halliburton and Landmark can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. In addition, reports, proxy statements and other information concerning (i) Halliburton may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and (ii) Landmark may be inspected at the offices of the Nasdaq, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Reports, proxy statements and other information concerning Halliburton and Landmark may also be obtained electronically through a variety of databases, including, among others, the Commission's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

  Halliburton has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Halliburton Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Halliburton and its affiliates, including Merger Sub, has been provided by Halliburton, and the information contained herein with respect to Landmark and its affiliates has been provided by Landmark. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

    1. For Halliburton (Exchange Act Registration No. 1-3492), its:

      (a) Annual Report on Form 10-K for the fiscal year ended December 31,
    1995;

      (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

      (c) Current Reports on Form 8-K dated January 23, 1996, February 15, 1996, March 25, 1996, April 8, 1996, April 22, 1996, May 6, 1996,
          May 21, 1996, June 4, 1996, June 20, 1996, July 1, 1996, July 18,
          1996, July 23, 1996, July 31, 1996 and August 20, 1996;

      (d) Registration Statement on Form 10 dated August 26, 1948, as amended by Form 8 dated July 7, 1988; and

      (e) Registration Statement on Form 8-A dated May 20, 1986, as amended by Form 8 dated February 23, 1990, as amended by Form 8-A/A dated January 16, 1996.

    2. For Landmark (Exchange Act Registration No. 0-17195), its:

      (a) Annual Report on Form 10-K for the fiscal year ended June 30,
          1996;

      (b) Current Reports on Form 8-K dated June 30, 1996 and August 15,
    1996;

      (c) Registration Statement on Form 8-A dated September 23, 1988; and

      (d) Registration Statement on Form 8-A dated September 5, 1995.

  All documents filed by Halliburton or Landmark pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   3
SUMMARY...................................................................   5
 The Companies............................................................   5
 The Special Meeting......................................................   5
 Reasons for the Merger...................................................   6
 Recommendation of the Board of Directors of Landmark.....................   8
 Opinion of Financial Advisor.............................................   8
 The Merger and the Merger Agreement......................................   9
 Stock Option.............................................................  12
 Voting Agreement.........................................................  12
 Certain Federal Income Tax Consequences..................................  12
 Anticipated Accounting Treatment.........................................  13
 No Appraisal Rights......................................................  13
 Exchange of Landmark Common Stock Certificates...........................  13
 Interests of Certain Persons in the Merger...............................  13
 Comparative Rights of Landmark and Halliburton Stockholders..............  14
 Market Price and Dividend Data...........................................  15
 Halliburton Selected Historical Consolidated Financial Information.......  16
 Landmark Selected Historical Consolidated Financial Information..........  17
 Selected Unaudited Pro Forma Combined Financial Information..............  18
 Comparative Per Share Data...............................................  19
THE COMPANIES.............................................................  20
 Halliburton..............................................................  20
 Merger Sub...............................................................  21
 Landmark.................................................................  21
THE SPECIAL MEETING.......................................................  22
 Date, Time and Place.....................................................  22
 Purposes of the Special Meeting..........................................  22
 Record Date and Outstanding Shares.......................................  22
 Voting and Revocation of Proxies.........................................  22
 Vote Required............................................................  22
 Solicitation of Proxies..................................................  23
 Other Matters............................................................  23
THE MERGER................................................................  23
 General Description of the Merger........................................  23
 Background of the Merger.................................................  24
 Certain Information Provided.............................................  27
 Halliburton's Reasons for the Merger.....................................  28
 Landmark's Reasons for the Merger; Recommendation of the Board of
 Directors of Landmark....................................................  29
 Opinion of Financial Advisor.............................................  31
 Interests of Certain Persons in the Merger...............................  35
 Certain Federal Income Tax Consequences..................................  38
 Accounting Treatment.....................................................  39
 Governmental and Regulatory Approvals....................................  39
 Restrictions on Resales by Affiliates....................................  40
 Rights of Dissenting Stockholders........................................  40
CERTAIN TERMS OF THE MERGER AGREEMENT.....................................  40
 Effective Time of the Merger.............................................  40
 Manner and Basis of Converting Shares....................................  40
 Landmark Options.........................................................  41
 Conditions to the Merger.................................................  42
 Representations and Warranties...........................................  43
 Certain Covenants; Conduct of Business Prior to the Merger...............  43
 No Solicitation..........................................................  45
 Certain Post-Merger Matters..............................................  45
 Termination or Amendment of the Merger Agreement.........................  45
Expenses and Termination Fee..............................................  47
 Indemnification..........................................................  48
STOCK OPTION AGREEMENT....................................................  48
VOTING AGREEMENT..........................................................  50
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............  50
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS...........................  56
 Halliburton..............................................................  56
 Landmark.................................................................  56
DESCRIPTION OF HALLIBURTON CAPITAL STOCK..................................  58
 General..................................................................  58
 Halliburton Common Stock.................................................  58
 Rights to Purchase Preferred Stock.......................................  58
 Halliburton Preferred Stock..............................................  60
 Certain Provisions of Halliburton Charter and Bylaws.....................  60
 Transfer Agent and Registrar.............................................  61
COMPARATIVE RIGHTS OF HALLIBURTON AND LANDMARK STOCKHOLDERS...............  61
 Number, Classification and Removal of Directors..........................  61
 Voting Rights............................................................  62
 Power to Call Special Meetings...........................................  62
 Stockholder Vote Required for Certain Transactions.......................  62
 Action by Written Consent................................................  62
 Amendments of Bylaws.....................................................  62
INDEPENDENT ACCOUNTANTS...................................................  62
LEGAL MATTERS.............................................................  63
EXPERTS...................................................................  63
STOCKHOLDER PROPOSALS.....................................................  63
 Appendices:
 A--Agreement and Plan of Merger
 B--Stock Option Agreement
 C--Voting Agreement
 D--Opinion of Morgan Stanley & Co.
  Incorporated

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference into this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the Appendices hereto in their entirety. As used in this Proxy Statement/Prospectus, unless otherwise required by the context, the term "Halliburton" means Halliburton Company and its consolidated subsidiaries and the term "Landmark" means Landmark Graphics Corporation and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.

                                 THE COMPANIES

  HALLIBURTON AND MERGER SUB. Halliburton is one of the world's largest diversified energy services and engineering and construction services companies. Such services include those related to the exploration, development and production of oil and natural gas, in the case of energy services, and the design, procurement, construction, project management and maintenance of industrial facilities, in the case of engineering and construction services. Halliburton conducts business worldwide in more than 100 countries. Merger Sub is a wholly owned subsidiary of Halliburton incorporated on June 28, 1996 in the State of Delaware solely for the purpose of effecting the Merger. The principal executive offices of Halliburton are located at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas, 75201-3391, and its telephone number at such offices is (214) 978-2600.

  LANDMARK. Landmark offers an extensive line of integrated software applications to the oil and gas exploration, development and production industry for seismic processing, three dimensional ("3D") and two dimensional ("2D") seismic interpretation, geologic and petrophysical interpretation, including reservoir analysis, mapping and modeling of geophysical information, well log and production analysis, drilling and production engineering and data management. In addition to designing, producing and marketing software products, Landmark is a value-added reseller of workstations and other hardware and provides a range of services related to its products, including software and systems support and training, systems configuration and network design and data loading and management. Landmark's principal executive offices are located at 15150 Memorial Drive, Houston, Texas 77079-4304, and its telephone number is
(713) 560-1000.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The Special Meeting will be held on Friday, October 4, 1996, at the offices of Landmark located at 15150 Memorial Drive, Houston, Texas, commencing at 10:00 a.m. local time.

PURPOSES

  The purposes of the Special Meeting are (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) to transact such other business as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

  The Board of Directors of Landmark has fixed the close of business on August 29, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of Landmark Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. On such date, there were 17,662,816 shares of Landmark Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

QUORUM; VOTE REQUIRED

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of Landmark Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of Landmark Common Stock as of the Record Date is required under the General Corporation Law of the State of Delaware (the "DGCL") to approve and adopt the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

SECURITY OWNERSHIP OF LANDMARK MANAGEMENT

  At the Record Date for the Special Meeting, the directors and executive officers of Landmark owned approximately 11.5% of the outstanding shares of Landmark Common Stock entitled to vote at such meeting. S. Rutt Bridges, a director and executive officer of Landmark, and Barbara Ann Bridges, his wife, have entered into a Voting Agreement with Halliburton dated June 30, 1996 (the "Voting Agreement") whereby they have agreed to vote all shares of Landmark Common Stock owned by them in favor of the Merger Agreement. At the Record Date, an aggregate of 1,971,263 shares of Landmark Common Stock (representing approximately 11.2% of the outstanding and 22.3% of the affirmative votes required to approve and adopt the Merger Agreement) were subject to the Voting Agreement. See "Voting Agreement." In addition, each of the other directors and executive officers of Landmark, who together own beneficially an aggregate of 65,910 shares of Landmark Common Stock (representing approximately .3% of the outstanding Landmark Common Stock on the Record Date and .7% of the affirmative votes required to approve and adopt the Merger Agreement), has advised Landmark that he or she plans to vote or to direct the vote of all such shares of Landmark Common Stock in favor of the Merger Agreement.

                             REASONS FOR THE MERGER

HALLIBURTON

  The Board of Directors of Halliburton believes that the Merger will represent a significant step in achieving an important Halliburton objective: to offer to its customers a complete array of oil field services. The Board of Directors of Halliburton also believes that the Merger will make Halliburton a world leader in providing oil and natural gas exploration, development and production software applications and information systems.

  Management of Halliburton expects that the Merger will allow Halliburton to achieve significant synergies through the integration of the software applications and information systems of Landmark with the existing oil field services and products of Halliburton. These synergies are expected to occur principally as a result of the enhancement of Halliburton's ability to offer integrated solutions to the oil and natural gas exploration, development and production customers of Halliburton Energy Services Division ("HES"). The Board of Directors of Halliburton believes that the ability to manage information concerning oil and natural gas reservoirs and all other aspects of exploration, development and production of oil and natural gas is essential to Halliburton's long term competitive position.

  The Board of Directors of Halliburton determined that the Merger is in the best interests of Halliburton and its stockholders. In reaching its determination, the Board of Directors considered a number of factors, including without limitation the matters discussed above and the following: (i) the judgment, advice and analyses of management of Halliburton, including its favorable recommendation of the Merger; (ii) the financial condition and results of operations of Halliburton and Landmark on an historical basis and a pro forma combined enterprise basis for both historical and certain future periods; (iii) the synergies and operating efficiencies that are expected to be achieved as a result of the Merger; (iv) the strategic benefits of the Merger to Halliburton, including the advancement of its objective to provide a complete array of oil field services to its customers; (v) the terms of the Merger Agreement and related agreements, including price and structure, which were considered by both management and the Board of Directors of Halliburton to provide an equitable basis for the Merger;
(vi) the adverse competitive effect on Halliburton if a competitor should acquire Landmark; (vii) the historical market prices and trading information with respect to the Halliburton Common Stock and the Landmark Common Stock;
(viii) the ability to effect the Merger on both a tax-free basis and as a pooling of interests for financial accounting purposes; and (ix) the significantly enhanced position of the combined enterprise both in the market for oil and natural gas exploration, development and production software applications and in the oil field service industry.

  In evaluating the Merger, the Board of Directors of Halliburton considered that the Merger would have certain dilutive effects on the pro forma income per share of the combined companies as reflected in the pro forma income (loss) per share from continuing operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996. The Board of Directors of Halliburton also considered that Landmark has grown rapidly through a number of relatively recent acquisitions and that these acquired businesses may not have been fully integrated into Landmark's existing management, operating and other systems. The Board of Directors also evaluated the risks, inherent in any transaction such as the Merger, that currently unanticipated difficulties could arise in integrating the operations of two large corporations and that the synergies expected from combining the operations of Landmark with those of Halliburton may not be realized or, if realized, may not be realized within the period expected.

  In analyzing the proposed Merger, the Board of Directors of Halliburton did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the Board of Directors of Halliburton made its determination based on the total mix of information available to it.

LANDMARK

  The Board of Directors of Landmark has determined that the Merger is fair to and in the best interests of the stockholders of Landmark. In making such determination, the Board of Directors of Landmark considered, among other things, the following factors: (i) the relationship between the consideration to be received by the holders of Landmark Common Stock pursuant to the Merger and the trading history of shares of Landmark Common Stock, including the fact that the implied value, as of June 30, 1996, of the consideration to be received by holders of shares of Landmark Common Stock (i.e., $31.86 per share of Landmark Common Stock, based on the Exchange Ratio (as defined below) and the closing price of $55.50 per share of Halliburton Common Stock on June 28, 1996, the last trading day preceding Landmark's announcement of the Merger) represented a 65.5% premium over the closing price of $19.25 per share of Landmark Common Stock on June 28, 1996; (ii) the terms and conditions of the Merger Agreement; (iii) its familiarity with the business, assets, earnings, properties, results of operations, financial condition and prospects of Landmark and Halliburton and the nature of the industry in which Landmark and Halliburton operate; (iv) the perception of the Board of Directors of Landmark that Halliburton is a well managed, financially strong company with extensive experience in the oil field services industry; (v) the perception of the Board of Directors of Landmark that a combination of Landmark with Halliburton would create a financially strong company, capable of providing customers worldwide with integrated solutions that include Halliburton's acknowledged expertise in a wide array of oil field services and Landmark's core competencies in seismic interpretation and modeling, well log production analyses, drilling and production engineering and data management; (vi) the perception of the Board of Directors of Landmark, based on discussions with Halliburton's management, that Halliburton has the ability to assist Landmark in achieving its strategic objectives, including positioning Landmark for growth in an increasingly competitive environment; (vii) the belief of the Board of Directors of Landmark that the Merger Agreement, including the Stock Option Agreement (as defined below) and the transactions contemplated thereby, represents the best determinable value for the Landmark stockholders; (viii) the presentation and favorable recommendation of the management of Landmark regarding the Merger; and (ix) the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") dated June 30, 1996 to the effect that, as of such date and based on certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to holders of shares of Landmark Common Stock.

  The Board of Directors of Landmark also considered the following negative factors: (i) the risks that the benefits, including the synergies, sought to be achieved in the Merger would not be realized, thereby adversely affecting the results of operations of the combined companies; and (ii) the possibility that the Merger might not be consummated and the potential adverse effects of such a result on (a) the market price for Landmark Common Stock and (b) Landmark's relationships with key management personnel, its work force generally, its customers and others. In the view of the Board of Directors of Landmark, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination in the manner in which it was proposed. With respect to the possibility that the Merger might foreclose other options that could be viewed as preferable, the Board of Directors of Landmark took into consideration the fact that, under the terms of the Merger Agreement, unsolicited bona fide proposals could be considered by the Board of Directors of Landmark at any time, subject to certain limitations that were acceptable to the Board of Directors of Landmark. See "Certain Terms of the Merger Agreement--No Solicitation."

  In view of the wide variety of factors considered in connection with the evaluation of the Merger, the Board of Directors of Landmark did not find it practicable to assign relative weights to the specific factors considered in reaching its determination.

  For further information, see "The Merger--Halliburton's Reasons for the Merger" and "--Landmark's Reasons for the Merger; Recommendation of the Board of Directors of Landmark."

              RECOMMENDATION OF THE BOARD OF DIRECTORS OF LANDMARK

  THE BOARD OF DIRECTORS OF LANDMARK HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF LANDMARK AND RECOMMENDS THAT THE STOCKHOLDERS OF LANDMARK APPROVE AND ADOPT THE MERGER AGREEMENT. See "The Merger--Background of the Merger" and "--Landmark's Reasons for the Merger; Recommendation of the Board of Directors of Landmark." In considering the recommendation of the Board of Directors of Landmark with respect to the Merger, Landmark stockholders should be aware that certain officers and directors of Landmark have certain interests respecting the Merger, apart from their interests as stockholders of Landmark. See "The Merger--Interests of Certain Persons in the Merger."

                          OPINION OF FINANCIAL ADVISOR

  Morgan Stanley was retained by Landmark to act as its financial advisor in connection with the Merger and related matters based on Morgan Stanley's experience and expertise. At the meeting of the Board of Directors of Landmark held on June 30, 1996, Morgan Stanley rendered to the Board of Directors of Landmark an oral opinion, subsequently rendered in writing as of June 30, 1996 and again as of September 4, 1996, to the effect that, as of such dates and based on certain matters stated therein, the Exchange Ratio (as defined below) pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Landmark Common Stock. The full text of the Morgan Stanley opinion dated as of September 4, 1996, which is substantially equivalent to its opinion dated June 30, 1996 and sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Landmark Common Stock should read this Morgan Stanley opinion carefully in its entirety. Each Morgan Stanley opinion is directed to the Board of Directors of Landmark and addresses the fairness of the Exchange Ratio from a financial point of view to the holders of shares of Landmark Common Stock; it does not address any other aspect of the Merger nor does it constitute a recommendation to any holder of Landmark Common Stock as to how to vote at the Special Meeting. The summary of the Morgan Stanley opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. See "The Merger-- Opinion of Financial Advisor." For information regarding the fees to be paid to Morgan Stanley for its services as financial advisor to Landmark, see "The Merger--Opinion of Financial Advisor-- Financial Advisor Fees."

                      THE MERGER AND THE MERGER AGREEMENT

TERMS OF THE MERGER

  At the Effective Time, Landmark will be merged with and into Merger Sub, with Merger Sub being the surviving corporation and continuing as a wholly owned subsidiary of Halliburton (the "Surviving Corporation"). Also at the Effective Time, Merger Sub, as the Surviving Corporation, will change its corporate name to "Landmark Graphics Corporation." In the Merger, each share of Landmark Common Stock outstanding at the Effective Time (other than shares held directly or indirectly by Halliburton or Landmark) will be converted into 0.574 of a share of Halliburton Common Stock (the "Exchange Ratio").

  Based on the number of shares of Halliburton Common Stock and Landmark Common Stock outstanding as of the Record Date, 10,138,456 shares of Halliburton Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise after the Record Date and prior to the Effective Time of Landmark Options), representing approximately 8.1% of the total Halliburton Common Stock to be outstanding after such issuance. In addition, Halliburton will be required to reserve for issuance an aggregate of 1,779,817 shares of Halliburton Common Stock that may be issued upon the exercise of Landmark Options assumed by the Surviving Corporation at the Effective Time (assuming no exercise thereof after the Record Date and prior to the Effective Time). See "Certain Terms of the Merger Agreement--Landmark Options."

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware which will be the Effective Time, unless the certificate of merger specifies a later Effective Time. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or, if permissible, waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.

CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The respective obligations of Halliburton and Landmark to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) approval and adoption of the Merger Agreement by the stockholders of Landmark; (ii) the absence of any law, regulation or order making the Merger illegal or otherwise prohibiting consummation of the Merger;
(iii) Halliburton and Landmark having been advised in writing by Arthur Andersen LLP that such firm knows of no reason why the Merger should not be treated for financial accounting purposes as a "pooling of interests;" and (iv) the accuracy as of the date of the Merger Agreement and as of the Effective Time in all material respects of the representations and warranties of each party and compliance in all material respects with all agreements and covenants by each party to be performed prior to the Effective Time.

  Among the covenants to be performed by Landmark prior to the closing under the Merger Agreement is the obligation of Landmark to divest itself of any ownership interest in the software application called "Stratworks" through the sale thereof to a person or entity unaffiliated with Landmark or Halliburton on terms reasonably satisfactory to Halliburton. For information as to the status of Landmark's performance of this covenant, see "Certain Terms of the Merger Agreement--Certain Covenants; Conduct of Business Prior to the Merger."

  The Merger Agreement also contains a covenant that Landmark will use all reasonable efforts to obtain the agreement of each of the executive officers of Landmark who are parties to certain Change in Control Agreements to amend those agreements to acknowledge that the Merger will constitute a "Change in Control" thereunder, that no payments under such agreements will be required solely because of such "Change in Control" and in certain other respects. For information regarding the disposition of these Change in Control Agreements, see "--Interests of Certain Persons in the Merger."

  Halliburton and Landmark anticipate that all of the conditions to the consummation of the Merger (other than obtaining the required approval of the stockholders of Landmark) will be satisfied prior to or at the time of the Special Meeting. Either Halliburton or Landmark may extend the time for performance of any of the obligations of the other party or, in certain instances, may waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement--Conditions to the Merger."

GOVERNMENTAL APPROVALS

  On July 26, 1996, Halliburton and Landmark each filed a notification and report form, together with requests for early termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice in respect of the Merger. On August 14, 1996, Halliburton and Landmark were notified that their request for early termination of the applicable waiting period had been granted. Neither Halliburton nor Landmark is aware of any other governmental or regulatory approval required for consummation of the Merger, except compliance with applicable securities laws.

NO SOLICITATION

  The Merger Agreement provides that Landmark (i) will not initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance) or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiations with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, a Competing Transaction, (ii) will not authorize or permit any of its directors, officers, employees or representatives to take any such action and (iii), to the extent permitted by contracts existing at the date of the Merger Agreement, will promptly notify Halliburton of any such inquiries and proposals received by Landmark or any of its directors, officers, employees or representatives; provided, however, that the Board of Directors of Landmark may furnish information or enter into discussions or negotiations with respect to an unsolicited bona fide proposal in writing to acquire Landmark pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Landmark or any of its Significant Subsidiaries, if, and only to the extent that, (x) the Board of Directors of Landmark, after considering the advice of outside legal counsel, determines in good faith that such action is required for the Board of Directors of Landmark to comply with its fiduciary duties to stockholders imposed by law and (y) prior to taking any such action, Landmark shall have provided written notice to Halliburton to the effect that it proposes to take such action. A "Competing Transaction" means any merger, consolidation, share exchange, business combination or similar transaction involving Landmark or any of its Subsidiaries or the acquisition in any manner, directly or indirectly, of a Material equity interest in any voting securities of, or a substantial portion of the assets of, Landmark or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement. See "Certain Terms of the Merger Agreement--No Solicitation."

TERMINATION OF THE MERGER AGREEMENT

  BY EITHER PARTY. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of Halliburton and Landmark or (ii) by either party if (a) the Merger has not been consummated before December 31, 1996 (or February 28, 1997, if the Merger shall not have been consummated as a result of either party having failed by December 31, 1996 to receive all required regulatory approvals or consents with respect to the Merger), (b) consummation of the Merger shall have been prohibited by order of a court or governmental authority or (c) the required approval of the stockholders of Landmark is not received at the Special Meeting.

  BY HALLIBURTON. Halliburton may terminate the Merger Agreement (i) upon a breach of any covenant or agreement on the part of Landmark set forth in the Merger Agreement or if any representation or warranty of Landmark shall have become untrue, in either case such that Halliburton's conditions to consummation of the

Merger would not be satisfied, (ii) if the Board of Directors of Landmark withdraws, modifies or changes, or resolves to withdraw, modify or change, its recommendation of the Merger Agreement or the Merger in a manner adverse to Halliburton or recommends to the stockholders of Landmark any Competing Transaction, or resolves to do so, (iii) if a tender or exchange offer for 50% or more of the outstanding Landmark Common Stock is commenced and the Board of Directors of Landmark, within ten business days thereafter, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect thereto or (iv) if any person (other than Halliburton or its affiliates) or Group (as defined in the Merger Agreement) acquires beneficial ownership of, or the right to acquire beneficial ownership of, 50% or more of the then outstanding Landmark Common Stock.

  BY LANDMARK. Landmark may terminate the Merger Agreement (i) upon a breach of any covenant or agreement on the part of Halliburton set forth in the Merger Agreement or if any representation or warranty of Halliburton shall have become untrue, in either case such that Landmark's conditions to consummation of the Merger would not be satisfied or (ii) if Landmark accepts a bona fide proposal made by a third person to acquire Landmark pursuant to a tender or exchange offer for all of the outstanding capital stock of Landmark, a merger, a sale of all or substantially all of Landmark's assets or otherwise on terms that the Board of Directors of Landmark determines in its good faith judgment to be more favorable to the Landmark stockholders than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Landmark, is reasonably capable of being obtained by such third person (a "Superior Proposal") and Landmark pays Halliburton $18 million and pays the expenses for which it is responsible pursuant to the Merger Agreement.

  See "Certain Terms of the Merger Agreement--Termination or Amendment of the Merger Agreement."

TERMINATION FEE

  Upon termination of the Merger Agreement under certain specific circumstances, Landmark will be required to pay to Halliburton a termination fee of $18 million. For a description of such circumstances, see "Certain Terms of the Merger Agreement--Termination or Amendment of the Merger Agreement." Moreover, some of those events will also cause the Option (as defined below) to become exercisable. For information regarding these events, see "Stock Option Agreement."

CONDUCT OF BUSINESS PRIOR TO THE MERGER

  Prior to the Effective Time, Halliburton and Landmark have agreed to operate their respective businesses in the usual and ordinary course and to preserve and maintain their respective business organizations. Landmark also has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) increasing or changing employee compensation, (ii) paying dividends or other distributions with respect to its capital stock, (iii) acquiring its own capital stock, (iv) amending or changing its capital structure, (v) effecting business combinations, sales of its assets or businesses or acquisitions of assets or businesses and (vi) incurring obligations for borrowed money. In addition, Halliburton has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) paying dividends or other distributions with respect to its capital stock, (ii) acquiring its own capital stock, (iii) amending or changing its capital structure, (iv) effecting certain business combinations, sales of its assets or businesses or acquisitions of assets or businesses and (v) incurring obligations for borrowed money. See "Certain Terms of the Merger Agreement-- Certain Covenants; Conduct of Business Prior to the Merger."

ASSUMPTION OF LANDMARK OPTIONS

  As of the Effective Time, each Landmark Option that remains unexercised in whole or in part will be assumed by the Surviving Corporation and will become an option to purchase, in lieu of the shares of Landmark Common Stock previously subject thereto, that number of shares of Halliburton Common Stock equal to the product of the number of shares of Landmark Common Stock subject to the Landmark Option multiplied by the

Exchange Ratio. The exercise price per share of Halliburton Common Stock subject to each option so assumed will be equal to the previous exercise price per share under the Landmark Option divided by the Exchange Ratio. Assuming that no shares of Landmark Common Stock are issued subsequent to the Record Date and prior to the Effective Time upon exercise of any Landmark Options, Halliburton will be required to reserve for issuance an aggregate of 1,779,817 shares of Halliburton Common Stock for such purpose. See "Certain Terms of the Merger Agreement--Landmark Options."

INDEMNIFICATION

  The Merger Agreement also provides that, for a period of six years after the Effective Time, (i) indemnification provisions of the Surviving Corporation's charter and bylaws (which provisions will be substantially equivalent to the current provisions in Landmark's Restated Certificate of Incorporation, as amended (the "Landmark Charter"), and Bylaws, as amended (the "Landmark Bylaws"), will not be amended in a manner that would reduce or limit the rights of indemnity thereunder of present or former directors and officers of Landmark or reduce or limit the ability of the Surviving Corporation to indemnify such persons or hinder or delay the exercise of such rights by such persons and (ii) Halliburton will, subject to certain limitations, cause to be maintained in effect Landmark's current directors' and officers' liability insurance, or policies that are substantially equivalent thereto. See "Certain Terms of the Merger Agreement--Indemnification."

                                  STOCK OPTION

  Halliburton and Landmark have entered into a Stock Option Agreement (the "Stock Option Agreement") in connection with, and as an inducement for, the execution and delivery of the Merger Agreement by Halliburton and Merger Sub. Under the Stock Option Agreement, Landmark has granted to Halliburton an irrevocable option to purchase, out of the authorized but unissued shares of Landmark Common Stock, a number of shares equal to up to 15% of the shares of Landmark Common Stock outstanding as of June 30, 1996 (as adjusted as set forth in the Stock Option Agreement) for an exercise price of $31.857 per share, which option is exercisable only after the occurrence of certain specific events. These events, in general, involve (i) a proposal (together with certain actions or the failure to take certain actions by Landmark) by a person other than Halliburton and its affiliates to acquire Landmark, any of its Significant Subsidiaries or 15% or more of Landmark's consolidated assets or 15% or more of its securities, (ii) the actual (or, in certain circumstances, proposed) acquisition by such a person of 25% or more of the outstanding Landmark Common Stock, (iii) the withdrawal or modification of the favorable recommendation of the Merger by the Landmark Board of Directors or (iv) the failure of the Landmark stockholders to approve the Merger Agreement at the Special Meeting following public disclosure by a person other than Halliburton and its affiliates of an intention to engage in any transaction described in clause (i) or (ii). See "Certain Terms of the Merger Agreement--Termination or Amendment of the Merger Agreement" and "Stock Option Agreement."

                                VOTING AGREEMENT

  Pursuant to the Voting Agreement, S. Rutt Bridges, a director and executive officer of Landmark, and Barbara Ann Bridges, his wife, have agreed to vote all shares of Landmark Common Stock owned by them in favor of the Merger Agreement. At the Record Date, an aggregate of 1,971,263 shares of Landmark Common Stock (representing approximately 11.2% of the outstanding Landmark Common Stock on the Record Date) were subject to the Voting Agreement. See "Voting Agreement."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and should, therefore, constitute a non-taxable transaction (for purposes of federal income taxation) for holders of Landmark Common Stock, except to the extent of cash received, if any, in lieu of fractional shares of Halliburton Common Stock. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger--Certain Federal Income Tax Consequences." HOLDERS OF LANDMARK COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE PERSONAL CIRCUMSTANCES OF SUCH HOLDERS AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

                        ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. See "The Merger--Accounting Treatment." Receipt of written advice from Arthur Andersen LLP that such firm knows of no reason why the Merger should not be treated for financial accounting purposes as a "pooling of interests" is a condition to the obligations of both Halliburton and Landmark to consummate the Merger.

                              NO APPRAISAL RIGHTS

  Under Delaware law, neither Halliburton's nor Landmark's stockholders will be entitled to any appraisal or dissenter's rights in connection with the Merger. See "The Merger--Rights of Dissenting Stockholders."

                 EXCHANGE OF LANDMARK COMMON STOCK CERTIFICATES

  Promptly after consummation of the Merger, Halliburton will cause a letter of transmittal and instructions to be mailed to each holder of record of Landmark Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of Landmark Common Stock for certificates representing shares of Halliburton Common Stock and cash in lieu of any fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF LANDMARK COMMON STOCK UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL FROM HALLIBURTON. For more detailed information in this regard, see "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Each of the executive officers of Landmark is a party to a Change in Control Agreement with Landmark that existed prior to the initiation of discussions that led to the execution and delivery of the Merger Agreement. Pursuant to the Change in Control Agreements, any Landmark Options held by such executive officers that were not fully vested prior to the Effective Time will become fully vested at the Effective Time. In addition, such executive officers would, pursuant to such agreements, become entitled to certain benefits as a result of the Merger and to certain payments upon a termination of their employment after consummation of the Merger in certain circumstances. The rights to these benefits and payments have been terminated or otherwise modified pursuant to the agreements described below. For further information regarding such Change in Control Agreements, see"The Merger--Interests of Certain Persons in the Merger."

  Robert P. Peebler, President and Chief Executive Officer of Landmark, has entered into an Executive Employment Agreement (the "Peebler Employment Agreement") with both Landmark and Halliburton that will become effective only if the Merger is consummated. The Peebler Employment Agreement, the term of which is the period from the Effective Time until December 31, 1999, provides that Mr. Peebler will be employed as the Chief Executive Officer of the Surviving Corporation. For his services in such capacity, Mr. Peebler will be paid a base annual salary of not less than $400,000, will receive an annual deferred compensation allocation of not less than $100,000 and will be granted at the outset a nonqualified option to purchase 20,000 shares of Halliburton Common Stock. Under the Peebler Employment Agreement, Mr. Peebler will be entitled to be paid a lump sum of $800,000 if his employment is terminated during the term of such agreement under certain circumstances. The Peebler Employment Agreement further provides that, at the time the agreement becomes effective, Mr. Peebler's rights under his Change in Control Agreement with Landmark will be terminated, except that all outstanding Landmark Options held by Mr. Peebler that were not fully vested prior to the Effective Time will become fully vested at the Effective Time pursuant to the terms of Mr. Peebler's Change in Control Agreement. By virtue of the Merger, all such outstanding Landmark Options will be converted into options to purchase Halliburton Common Stock. For further information regarding the Peebler Employment Agreement, see "The Merger--Interests of Certain Persons in the Merger--Employment Agreements."

  In addition, five other executive officers of Landmark have entered into Executive Employment Agreements (the "Employment Agreements") with both Landmark and Halliburton that will become effective only if the Merger is consummated and will have terms from the Effective Time until December 31, 1999. Each of the Employment Agreements provides for the payment of an annual base salary, the grant of a nonqualified stock option to purchase a specified number of shares of Halliburton Common Stock and the grant of a certain number of restricted shares of Halliburton Common Stock. The annual base salaries for such officers under the Employment Agreements will range from $110,000 to $300,000, the number of shares of Halliburton Common Stock subject to options thereunder will range from 12,000 to 17,000 and the number of restricted shares of Halliburton Common Stock to be granted thereunder will range from 1,000 to 5,000. Under each of the Employment Agreements, the executive officer party thereto will be entitled to a lump sum payment equal to two times such executive officer's annual base salary if his or her employment is terminated during the term of such agreement under certain circumstances. Each of the Employment Agreements further provides that, at the time the agreement becomes effective, the executive officer's rights under his or her Change in Control Agreement with Landmark will be terminated, except that all outstanding Landmark Options held by the executive officer that were not fully vested prior to the Effective Time will become fully vested at the Effective Time pursuant to the terms of the Change in Control Agreement. For further information regarding the Employment Agreements, see "The Merger--Interests of Certain Persons in the Merger--Employment Agreements."

  Landmark has also entered into employment agreements with William H. Seippel, Vice President, Finance and Chief Financial Officer, and James A. Downing II, Vice President, that will become effective only if the Merger is consummated, and will have terms from the Effective Time until termination of the Pooling Period (as defined under the caption "The Merger--Restrictions on Resales by Affiliates"), unless earlier terminated by the employee party thereto. During the terms of such agreements, Messrs. Seippel and Downing will be entitled to compensation of $3,958.33 and $4,166.67, respectively, on a semi-monthly basis, in arrears and to continue to receive certain employee benefits. After the Effective Time, Messrs. Seippel and Downing will cease to be officers of Landmark. Pursuant to such agreements, Mr. Seippel has agreed to a lump sum payment of $405,064 in settlement of all of his rights under his Change in Control Agreement and Mr. Downing has agreed to a lump sum payment of $373,751 in settlement of all of his rights to cash compensation under his Change in Control Agreement. Mr. Downing will continue to be entitled to certain employee benefits under his Change in Control Agreement after termination of his employment agreement. These payments will be made at the time that the employment of Messrs. Seippel and Downing terminates.

  For information regarding the assumption of Landmark Options held by directors and officers of Landmark and indemnification of such persons following the Merger, see "--Assumption of Landmark Options" and "-- Indemnification."

          COMPARATIVE RIGHTS OF LANDMARK AND HALLIBURTON STOCKHOLDERS

  Rights of stockholders of Landmark are currently governed by the DGCL and the Landmark Charter and Bylaws. Upon consummation of the Merger, Landmark stockholders will become stockholders of Halliburton, and their rights as stockholders of Halliburton will be governed by the DGCL, the Composite Certificate of Incorporation of Halliburton (the "Halliburton Charter") and the By-Laws, as amended, of Halliburton (the "Halliburton Bylaws"). There are various differences between the rights of Landmark stockholders and the rights of Halliburton stockholders. See "Comparative Rights of Halliburton and Landmark Stockholders" and "Description of Halliburton Capital Stock."

                         MARKET PRICE AND DIVIDEND DATA

  MARKET PRICES. Halliburton Common Stock is traded on the NYSE under the symbol "HAL" and Landmark Common Stock is included in the Nasdaq under the symbol "LMRK." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Halliburton Common Stock and Landmark Common Stock as reported on the NYSE Composite Tape and the Nasdaq, respectively, and pro forma equivalent sales prices for Landmark Common Stock.

                                                                     LANDMARK
                                        HALLIBURTON    LANDMARK    PRO FORMA(1)
                                       ------------- ------------- -------------
                                        HIGH   LOW    HIGH   LOW    HIGH   LOW
                                       ------ ------ ------ ------ ------ ------
1994(2):
 First Quarter........................ $34.25 $28.75 $30.00 $18.25 $19.66 $16.50
 Second Quarter.......................  35.25  27.88  35.25  23.75  20.23  16.00
 Third Quarter .......................  35.13  28.75  33.25  19.25  20.16  16.50
 Fourth Quarter.......................  37.25  31.13  23.75  16.00  21.38  17.87
1995(2):
 First Quarter........................  39.13  32.88  22.50  17.73  22.46  18.87
 Second Quarter.......................  39.63  35.25  27.00  18.25  22.74  20.23
 Third Quarter........................  42.25  34.75  28.50  25.25  25.97  19.95
 Fourth Quarter.......................  50.88  37.75  25.25  18.25  29.20  21.67
1996(2):
 First Quarter........................  59.25  44.75  26.00  16.13  34.01  25.69
 Second Quarter.......................  59.38  49.50  20.25  16.25  34.08  28.41
 Third Quarter (through August 27)....  57.63  51.50  32.50  28.33  33.08  29.56

- --------
(1) Determined by multiplying the applicable sales price for Halliburton Common Stock by the Exchange Ratio.
(2) Calendar quarters. Halliburton's fiscal year ends on December 31, and Landmark's fiscal year ends on June 30.

  On June 28, 1996, the last trading day prior to the date of the joint announcement by Halliburton and Landmark that they had entered into the Merger Agreement, the closing per share sales prices of Halliburton Common Stock and Landmark Common Stock, as reported on the NYSE Composite Tape and the Nasdaq, were $55.50 and $19.25, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of Halliburton Common Stock and Landmark Common Stock.

  Following the Merger, Halliburton Common Stock will continue to be traded on the NYSE, Landmark Common Stock will cease to be traded on the Nasdaq and there will be no further market for the Landmark Common Stock.

  DIVIDENDS. No cash dividends were declared or paid on Landmark Common Stock during any of the calendar quarters indicated in the table above.

  In each of the calendar quarters indicated in the table above, other than the third quarter of 1996, Halliburton declared and paid a cash dividend of $0.25 per share of Halliburton Common Stock for the immediately preceding calendar quarter. On July 18, 1996, the Board of Directors of Halliburton declared a cash dividend of $0.25 per share of Halliburton Common Stock payable September 25, 1996 to stockholders of record at the close of business on September 4, 1996.

  The Board of Directors of Halliburton intends to continue to consider the payment of quarterly dividends on the outstanding shares of Halliburton Common Stock. The declaration and payment of future dividends, however, will be at the discretion of the Board of Directors of Halliburton and will depend upon, among other things, future earnings of Halliburton, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

       HALLIBURTON SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical financial information for each of the years ended December 31, 1991 through 1995 have been derived from Halliburton's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of Halliburton, have been prepared on the same basis as the other financial statements of Halliburton and, in the opinion of Halliburton, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Halliburton for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Halliburton's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, incorporated by reference in this Proxy Statement/Prospectus.

                                                                               SIX MONTHS
                                    YEARS ENDED DECEMBER 31,                 ENDED JUNE 30,
                          ------------------------------------------------  ------------------
                            1991      1992      1993      1994      1995      1995      1996
                          --------  --------  --------  --------  --------  --------  --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
Revenues:
  Energy services.......  $2,939.0  $2,726.3  $2,953.4  $2,514.0  $2,623.4  $1,198.6  $1,384.8
  Engineering and
   construction
   services.............   3,728.0   3,563.7   3,140.7   2,996.2   3,075.3   1,472.9   2,053.4
                          --------  --------  --------  --------  --------  --------  --------
    Total revenues......  $6,667.0  $6,290.0  $6,094.1  $5,510.2  $5,698.7  $2,671.5  $3,438.2
Operating income (loss):
  Energy services.......  $   35.2  $  (64.1) $ (148.4) $  191.8  $  313.7  $  123.3  $  159.4
  Engineering and
   construction
   services.............      73.1     (12.5)     78.9      67.2     103.0      49.0      48.7
  General corporate.....     (21.8)    (21.0)    (22.0)    (22.9)    (33.5)    (13.6)    (17.2)
                          --------  --------  --------  --------  --------  --------  --------
    Total operating
     income (loss)......  $   86.5  $  (97.6) $  (91.5) $  236.1  $  383.2  $  158.7  $  190.9
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing operations..  $   10.5  $ (133.7) $ (140.5) $  172.3  $  233.8  $   93.1  $  118.6
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) per share
 from continuing
 operations.............  $    .10  $  (1.24) $  (1.25) $   1.51  $   2.04  $    .81  $   1.03
Cash dividends per
 share..................  $   1.00  $   1.00  $   1.00  $   1.00  $   1.00  $    .50  $    .50
Average common shares
 outstanding............     106.9     107.1     112.5     114.2     114.5     114.4     115.5
CONSOLIDATED BALANCE
 SHEET DATA:
Net working capital.....  $1,246.5  $1,109.0  $1,116.5  $1,267.7  $  893.8  $1,282.9  $  888.9
Total assets............   4,384.5   4,089.5   4,139.6   4,005.4   3,646.6   4,106.9   3,878.0
Property, plant and
 equipment, net.........   1,186.9   1,194.3   1,149.5   1,074.8   1,111.2   1,071.7   1,124.7
Long-term debt..........     653.2     656.7     623.9     643.1     205.2     644.1     200.1
Shareholders' equity....   2,164.6   1,907.3   1,887.7   1,942.2   1,749.8   2,003.2   1,830.9
Total capitalization....   2,828.6   2,564.7   2,603.6   2,616.0   1,959.8   2,674.1   2,080.4
Shareholders' equity per
 share..................     20.24     17.80     16.55     17.02     15.28     17.51     15.85

        LANDMARK SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical financial information for each of the years ended June 30, 1992 through 1996 have been derived from Landmark's Consolidated Financial Statements, which have been audited by Price Waterhouse LLP, independent public accountants, with respect to 1994 through 1996, and other accountants, with respect to 1992 and 1993. The information set forth below, with respect to the fiscal years ended June 30, 1994, 1995, and 1996, is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Landmark's Annual Report on Form 10-K for the year ended June 30, 1996, incorporated by reference into this Proxy Statement/Prospectus.

                                                 YEARS ENDED JUNE 30,
                                          ------------------------------------
                                           1992    1993   1994    1995   1996
                                          ------  ------ ------- ------ ------
                                                          (IN
                                           MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues................................. $ 96.8  $113.0 $ 143.3 $171.2 $187.3
Operating income (loss)..................   (7.6)    9.2     6.6   15.4    4.0
Income (loss) from continuing
 operations..............................   (5.7)    7.1     5.8   13.5    5.3
Income (loss) per share from continuing
 operations..............................   (.42)    .51     .36    .77    .30
Cash dividends per share.................    --      --      --     --     --
Average common shares outstanding........   13.6    13.9    16.4   17.5   17.8
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................... $ 47.2  $ 52.0 $ 106.6 $ 97.5 $ 79.3
Total assets.............................   99.1   106.0   189.2  211.2  231.1
Property, plant and equipment, net.......   20.5    21.1    40.9   47.5   47.5
Long-term debt...........................    1.5     1.1    13.2   12.0    3.0
Shareholders' equity.....................   73.5    80.8   142.6  158.9  165.4
Total capitalization.....................   75.0    81.9   155.8  170.9  168.4
Stockholders' equity per share...........   5.40    5.81    8.70   9.08   9.29

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus. The following unaudited selected pro forma combined financial information is based on adjustments to the historical consolidated balance sheets and related consolidated statements of income of Halliburton and Landmark to give effect to the Merger using the pooling of interests method of accounting for business combinations. The following selected unaudited pro forma combined financial information may not necessarily reflect the financial condition or results of operations of Halliburton that would have actually resulted had the Merger occurred as of the date and for the periods indicated or reflect the future earnings of Halliburton.

                                                            SIX MONTHS ENDED
                               YEARS ENDED DECEMBER 31,         JUNE 30,
                              ----------------------------  ------------------
                                1993      1994      1995      1995      1996
                              --------  --------  --------  --------  --------
                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
COMBINED INCOME STATEMENT
 DATA:
Revenues:
  Energy services...........  $3,084.0  $2,664.9  $2,807.6  $1,292.8  $1,482.1
  Engineering and
   construction services....   3,140.7   2,996.2   3,075.3   1,472.9   2,053.4
                              --------  --------  --------  --------  --------
    Total revenues..........  $6,224.7  $5,661.1  $5,882.9  $2,765.7  $3,535.5
Operating income (loss):
  Energy services...........  $ (134.3) $  195.5  $  331.4  $  133.5  $  155.8
  Engineering and
   construction services....      78.9      67.2     103.0      49.0      48.7
  General corporate.........     (22.0)    (22.9)    (33.5)    (13.6)    (17.2)
                              --------  --------  --------  --------  --------
    Total operating income
     (loss).................  $  (77.4) $  239.8  $  400.9  $  168.9  $  187.3
Income (loss) from
 continuing operations......  $ (127.9) $  175.4  $  249.2  $  101.8  $  117.3
Income (loss) per share from
 continuing operations......  $  (1.06) $   1.41  $   2.00  $    .82  $    .93
Cash dividends per share....  $   1.00  $   1.00  $   1.00  $    .50  $    .50
Average common shares out-
 standing...................     121.0     124.2     124.7     124.4     125.5
COMBINED BALANCE SHEET DATA:
Net working capital.........                                          $  968.2
Total assets................                                           4,109.1
Property, plant and equip-
 ment, net..................                                           1,172.2
Long-term debt..............                                             203.1
Shareholders' equity........                                           1,996.3
Total capitalization........                                           2,248.8
Shareholders' equity per
 share......................                                             15.91

                           COMPARATIVE PER SHARE DATA

  Set forth below are the income from continuing operations, cash dividends and book value per common share data for Halliburton and Landmark on a historical basis, a pro forma basis for Halliburton and an equivalent pro forma basis for Landmark. The Halliburton pro forma data was derived by combining historical consolidated financial information of Halliburton and Landmark using the pooling of interests method of accounting for business combinations, all on the basis described under "Unaudited Pro Forma Condensed Combined Financial Information." The equivalent pro forma data for Landmark was calculated by multiplying the Halliburton pro forma per common share data by the Exchange Ratio. While Halliburton paid dividends of $0.25 per share of Halliburton Common Stock during each calendar quarter of each period presented, Landmark paid no dividends during such periods.

  The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Halliburton and Landmark incorporated by reference into this Proxy Statement/Prospectus and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma data set forth below may not be indicative of the actual financial condition or results of operations that would have resulted had the Merger occurred as of the date assumed for purposes of determining such data or of the results for any future period.

                                          YEARS ENDED DECEMBER    SIX MONTHS
                                                  31,           ENDED JUNE 30,
                                          --------------------- --------------
                                           1993    1994   1995       1996
                                          ------  ------ ------ --------------
HALLIBURTON HISTORICAL PER COMMON SHARE
 DATA:
  Income (loss) from continuing opera-
   tions................................. $(1.25) $ 1.51 $ 2.04     $ 1.03
  Cash dividends.........................   1.00    1.00   1.00        .50
  Book value.............................  16.55   17.02  15.28      15.85
HALLIBURTON PRO FORMA PER COMMON SHARE
 DATA:
  Income (loss) from continuing opera-
   tions................................. $(1.06) $ 1.41 $ 2.00     $  .93
  Cash dividends.........................   1.00    1.00   1.00        .50
  Book value.............................                 15.40      15.91
LANDMARK PRO FORMA PER EQUIVALENT SHARE
 DATA:
  Income (loss) from continuing
   operations............................ $ (.61) $  .81 $ 1.15     $  .53
  Cash dividends.........................    .57     .57    .57        .29
  Book value.............................                  8.84       9.13

                                                              YEARS ENDED JUNE
                                                                     30,
                                                              -----------------
                                                              1994  1995  1996
                                                              ----- ----- -----
LANDMARK HISTORICAL PER COMMON SHARE DATA:
  Income from continuing operations.......................... $ .36 $ .77 $ .30
  Cash dividends.............................................   --    --    --
  Book value.................................................  8.70  9.08  9.29

                                 THE COMPANIES

HALLIBURTON

  Halliburton, which was established in 1919 and incorporated in Delaware in 1924, is, together with its subsidiaries, one of the world's largest diversified energy services and engineering and construction services companies.

  DESCRIPTION OF SERVICES AND PRODUCTS. The following summary briefly describes Halliburton's services and products for each business segment.

  HES offers a wide range of services and products to provide integrated solutions to customers in the exploration, development and production of oil and natural gas. HES operates worldwide serving major oil and gas companies, independent operators and national oil and gas companies. The services and products provided by HES include cementing, casing equipment and water control services; completion and production products; directional drilling systems, measurement while drilling, logging while drilling and mud logging services; open and cased hole logging and perforating services and logging and perforating products; well testing, reservoir description and evaluation services, tubing conveyed well completion systems and reservoir engineering services; stimulation services, sand control services and coiled tubing services; and wellhead pressure control equipment and well control, hydraulic workover and downhole video services.

  Engineering and Construction Services ("Brown & Root") provides services for both land and marine activities. Included are technical and economic feasibility studies, site evaluation, licensing, conceptual design, process design, detailed engineering, procurement, project and construction management services; construction of and start-up assistance for electric utility plants, chemical and petrochemical plants, refineries, pulp and paper mills, metal processing plants, highways and bridges; construction, fabrication and installation of subsea pipelines, offshore platforms, production platform facilities, marine engineering and other marine related projects; contract operations and maintenance services for both industry and government; engineering and environmental consulting and waste management services for industry, utilities and government; and remedial engineering and construction services for hazardous waste sites.

  MARKETS AND COMPETITION. Halliburton's services and products are sold in highly competitive markets throughout the world. Competition in both services and products is based upon a combination of price, service (including the ability to deliver services and products on an "as needed/where needed" basis), product quality, warranty and technical proficiency. Some of HES' and Brown & Root's customers have indicated a preference for integrated services and solutions. These integrated solutions, in the case of HES, relate to all phases of exploration, development and production of oil and gas, and, in the case of Brown & Root, relate to all phases of design, procurement, construction, project management and maintenance of a facility. Demand for these types of integrated solutions is based primarily upon quality of service, technical proficiency and overall price.

  Halliburton conducts business worldwide in over 100 countries. Since the market for Halliburton's services and products is so large and crosses many geographic lines, a meaningful estimate of the number of competitors cannot be made. The markets are, however, highly competitive with many substantial companies operating in each market. Generally, Halliburton's services and products are marketed through its own servicing and sales organizations.

  Operations in some countries may be affected by unsettled political conditions, expropriation or other governmental actions and exchange control and currency problems. Halliburton believes the geographic diversification of its business activities reduces the risk that loss of its operations in any one country would be material to the conduct of its operations taken as a whole. Information regarding Halliburton's exposures to foreign currency fluctuations, risk concentration and financial instruments used to minimize risk is included in Note 11 to the financial statements contained in Halliburton's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference into this Proxy Statement/Prospectus.

  PROPOSED HOLDING COMPANY REORGANIZATION. The management of Halliburton is currently considering the implementation of a reorganization plan (the "Reorganization Plan") that would result in Halliburton becoming an indirect wholly owned subsidiary of a newly created holding company incorporated in Delaware ("Holding Company"). The first stage of the Reorganization Plan would be effected by the merger of an indirect wholly owned subsidiary of Holding Company with and into Halliburton, with Halliburton being the surviving corporation of such merger (the "Halliburton Merger"). Pursuant to the Halliburton Merger, each share of outstanding Halliburton Common Stock would be converted into one share of common stock of Holding Company and Halliburton would become a wholly owned subsidiary of Holding Company. Following the Halliburton Merger, the name of Holding Company will be changed to Halliburton Company. The approval by the stockholders of Halliburton will not be required in connection with the Halliburton Merger. After the consummation of the Halliburton Merger, the final stage of the Reorganization Plan will be effected by Halliburton distributing all of the outstanding common stock of certain of its principal subsidiaries to its new parent corporation, which will be a direct wholly owned subsidiary of Holding Company.

  Management of Halliburton believes that implementation of the Reorganization Plan will provide a number of benefits to Halliburton, including a reduction in state franchise and income taxes, creation of an organizational structure that is better aligned with Halliburton's business segments, clarification of the role of the ultimate parent company as the provider of consolidated management, financing and other services, the ability to address corporate governance matters at more appropriate levels of the organizational structure, improvement in corporate planning and financing flexibility and a reduction in the exposure of certain subsidiaries to liabilities of businesses not owned and operated by such subsidiaries.

  The Halliburton Merger is intended to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code. Halliburton has requested a ruling from the Internal Revenue Service that effectuation of the Reorganization Plan will not have an adverse effect on the qualification of the Landmark Merger as a tax-free reorganization under Section 368(a) of the Code. Although Halliburton's present intention is to effect the Reorganization Plan prior to December 31, 1996, it will not proceed with the Plan unless it receives a ruling from the Internal Revenue Service that the Reorganization Plan will not have such an adverse effect. See "The Merger--Certain Federal Income Tax Consequences."

MERGER SUB

  Merger Sub is a wholly-owned subsidiary of Halliburton incorporated on June 28, 1996 in the State of Delaware solely for the purpose of effecting the Merger.

LANDMARK

  Landmark, together with its subsidiaries, designs, markets and supports sophisticated computer-aided exploration ("CAEX") and computer-aided reservoir management ("CARM") software and systems. In more than 70 countries, geologists, geophysicists, petrophysicists and engineers use Landmark products in exploration for and production of oil and gas. Landmark's applications software transforms vast quantities of seismic, well log and other data into detailed computer models of the subsurface. These models reveal critical information about subsurface formations.

  Landmark offers an extensive line of integrated software applications for seismic processing, 3D and 2D seismic interpretation, geologic and petrophysical interpretation, mapping and modeling, well log and production analysis, drilling and production engineering and data management. Through its service consulting business, Landmark provides software training, on-site support and assistance in designing computer networks and integrating applications and data. In addition to providing software products, Landmark is a value-added reseller of workstations and other hardware and provides a range of services, including software and systems support and training, systems configuration and network design and data loading and management.

  In 1984, Landmark introduced the first commercially available microprocessor-based interactive CAEX system for interpretation of 3D seismic data and has continued to be a leader in the industry with a series of innovations in 3D seismic technology. Landmark remains committed to providing CAEX tools which exploit the full value of 3D visualization, interpretation and analysis, enabling oil and gas companies to maximize the value of their investments in 3D seismic data.

  As a result of ongoing product development and a series of acquisitions, Landmark's core products now consist of its seismic interpretation applications, seismic processing applications, geologic interpretation and mapping applications, 3D reservoir modeling applications, production engineering applications and technical mapping and data analysis applications. In addition, Landmark also offers its "Openworks" software integration and data management platform, which offers an open systems computing environment for the concurrent visualization, interpretation, analysis and management of different types of data for exploration and production in a standardized environment.

  Landmark does not develop or manufacture computer hardware. It does, however, configure standard commercially available workstations and related hardware with Landmark's software applications in response to customer requirements.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The Special Meeting of stockholders of Landmark will be held on Friday, October 4, 1996, at the offices of Landmark located at 15150 Memorial Drive, Houston, Texas commencing at 10:00 a.m. local time.

PURPOSES OF THE SPECIAL MEETING

  The purposes of the Special Meeting are to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of Landmark Common Stock at the close of business on the Record Date (August 29, 1996) are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 290 holders of record of the 17,662,816 shares of Landmark Common Stock then issued and outstanding. Each share of Landmark Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners" for information regarding persons known to the management of Landmark to be the beneficial owners of more than 5% of the outstanding Landmark Common Stock.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of Landmark Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Landmark. A stockholder of Landmark who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Landmark, stating that the proxy is revoked or (iii) attending the Special Meeting and voting in person.

VOTE REQUIRED

  The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Landmark Common Stock entitled to vote thereat will constitute a quorum for the transaction of business, and approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding Landmark Common Stock entitled to vote thereon. In determining whether the Merger

Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

  S. Rutt Bridges, a director and executive officer of Landmark, and Barbara Ann Bridges, his wife, have agreed pursuant to the Voting Agreement to vote all shares of Landmark Common Stock owned by them in favor of the Merger Agreement. As of the Record Date, 1,971,263 shares of Landmark Common Stock (approximately 11.2% of the outstanding shares of Landmark Common Stock and 22.3% of the affirmative votes required to approve and adopt the Merger Agreement) were subject to the Voting Agreement. The signatories to the Voting Agreement have also agreed to vote such shares against any business combination proposal or other matter that may interfere or be inconsistent with the Merger or the Merger Agreement (including, without limitation, a Competing Transaction). The obligations of the signatories to the Voting Agreement are not subject to the continued support of the Board of Directors of Landmark in recommending approval and adoption of the Merger Agreement (although the Voting Agreement would terminate upon a termination of the Merger Agreement). See "Voting Agreement."

  In addition, directors and officers of Landmark other than Mr. Bridges own beneficially an aggregate of 65,910 shares of Landmark Common Stock that were issued and outstanding on the Record Date (representing approximately .3% of the outstanding Landmark Common Stock on the Record Date and .7% of the affirmative votes required to approve and adopt the Merger Agreement). Each of such directors and officers has advised Landmark that he or she intends to vote or direct the vote of all such shares of Landmark Common Stock in favor of the Merger Agreement at the Special Meeting.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers, employees and agents of Landmark may solicit proxies from the Landmark stockholders by personal interview, telephone, telegram or otherwise. Landmark will bear the costs of the solicitation of proxies from its stockholders, except that Halliburton and Landmark will each pay one-half of the cost of printing, filing and mailing this Proxy Statement/Prospectus, Commission and other regulatory filing fees incurred in connection with this Proxy Statement/Prospectus and the solicitation fee of Georgeson & Company described below. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Landmark for the forwarding of solicitation materials to the beneficial owners thereof. Landmark will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Landmark has engaged the services of Georgeson & Co. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Landmark stockholders for a fee of $10,000 plus payment of certain transaction costs and additional out-of-pocket expenses.

OTHER MATTERS

  At the date of this Proxy Statement/Prospectus, the Board of Directors of Landmark does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides that, at the Effective Time, Landmark will be merged with and into Merger Sub with Merger Sub becoming the Surviving Corporation and changing its corporate name to "Landmark Graphics Corporation." Also at the Effective Time, each outstanding share of Landmark Common Stock (other than shares of Landmark Common Stock held in the treasury of Landmark or owned by Halliburton or by any direct or indirect wholly owned subsidiary of Halliburton or of Landmark, all of which will be canceled) will be converted into 0.574 shares of Halliburton Common Stock. Any resulting fractional shares will be settled in cash in the manner described under "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares."

  Based on the number of shares of Halliburton Common Stock and Landmark Common Stock outstanding as of the Record Date, 10,138,456 shares of Halliburton Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise subsequent to the Record Date and prior to the Effective Time of the Landmark Options), representing approximately 8.1% of the total Halliburton Common Stock to be outstanding after such issuance.

BACKGROUND OF THE MERGER


  On April 30, 1996, Landmark received an unsolicited proposal from a company engaged in the oil field services industry ("Bidder No. 1") to acquire Landmark in a stock-for-stock merger. The closing sales price for the Landmark Common Stock on April 29, 1996 was $19.50. The conversion ratio set forth in the proposal from Bidder No. 1 indicated an implied value to Landmark's stockholders of $23.62 per share of Landmark Common Stock based on the closing sales price for the common stock of Bidder No. 1 on April 29, 1996. Representatives of Landmark advised Bidder No. 1 that its proposal would be presented to the Landmark Board of Directors for its consideration at a meeting scheduled to be held on May 18, 1996. Prior to that meeting, on May 13, 1996, Bidder No. 1 amended its proposal to indicate that it would consider increasing the conversion ratio in the proposed merger to provide an implied value to Landmark's stockholders of up to $26.34 per share of Landmark Common Stock (based on the closing sales price per share of common stock of Bidder No. 1 on May 10, 1996), subject to being given the opportunity to conduct an investigation of Landmark's business, operations and financial position.

  On May 15, 1996, Landmark engaged Morgan Stanley to assist Landmark in the evaluation of the proposal from Bidder No. 1 and the alternatives available to Landmark, including remaining independent and combining with other strategic partners.

  The Board of Directors of Landmark met on May 18, 1996 with its financial and legal advisors and received a report from management regarding the proposal from Bidder No. 1. During the course of the meeting, the Board of Directors instructed Morgan Stanley to undertake an analysis of the proposal from Bidder No. 1 and authorized management of Landmark to exchange information with Bidder No. 1 if Bidder No. 1 would execute and deliver a mutual confidentiality agreement satisfactory to Landmark management.

  Independently, Halliburton initiated discussions on May 22, 1996 with Electronic Data Systems, Inc. ("EDS") and on May 30, 1996 with Landmark regarding the formation of an alliance to develop a worldwide distributed data management capability that would integrate all information associated with the life of an oil or gas field. These discussions did not contemplate the acquisition of Landmark by Halliburton.

  Pursuant to the authority granted by the Board of Directors of Landmark, Landmark executed and delivered a mutual confidentiality agreement with Bidder No. 1 on May 24, 1996 and began to exchange information with Bidder No. 1 regarding the business, operations and financial position of the two companies.

  On June 2, 1996, representatives of Landmark and Bidder No. 1 met in Amsterdam to discuss the status of Bidder No. 1's proposal.

  On June 10, 1996, the Board of Directors of Landmark, together with its financial and legal advisors, met to discuss the proposal submitted by Bidder No. 1. At that meeting, the Board of Directors of Landmark authorized Morgan Stanley and management to make inquiries of selected companies considered to be the most likely to have an interest in acquiring Landmark and with whom a combination was not likely to pose any significant legal or regulatory obstacles. This authority was granted for the purpose of assisting the Board of

Directors of Landmark in determining the level of interest of selected strategic acquirors in an acquisition of Landmark and not as a result of a decision of the Board of Directors of Landmark to sell Landmark. During the next several days, Morgan Stanley and management of the Company contacted a total of six companies (including Halliburton) in this regard.

  On June 13, 1996, various officers of Landmark and representatives of Morgan Stanley met with officers and representatives of Bidder No. 1 to discuss matters relating to the mutual confidentiality agreement, the scheduling of a proposed presentation by the management of Landmark to Bidder No. 1 and other related matters. On that day also, Robert P. Peebler, the Chief Executive Officer of Landmark, informed an Executive Vice President of HES that another company had made a proposal to acquire Landmark. Mr. Peebler indicated to the latter that no decision had been made to sell Landmark but inquired as to whether Halliburton would be interested in acquiring Landmark if the opportunity were presented. The Executive Vice President of HES stated that he would pass on the inquiry to senior management of Halliburton.

  On the following day, two Executive Vice Presidents of Halliburton met with two officers of HES to explore the implications of Landmark's acquisition inquiry on the joint venture alliance discussions among Halliburton, Landmark and EDS. Following the meeting, the four Halliburton representatives met with two officers of EDS to discuss whether EDS would be interested in joining Halliburton in making a bid for Landmark. EDS declined but indicated a continuing interest in an arrangement with Halliburton to provide exploration and production data management services to the oil and gas industry.

  Additional discussions were held on June 14, 1996 between representatives of Halliburton, Landmark and Morgan Stanley in which Landmark and Morgan Stanley were advised that Halliburton was willing to explore the possibility of acquiring Landmark and an initial meeting of representatives of all three of these entities was scheduled for the next day. Halliburton apprised its financial advisor, Dillon, Read & Co. Inc. ("Dillon Read"), of developments regarding Landmark.

  On Saturday, June 15, 1996, representatives of Halliburton met with representatives of Landmark and Morgan Stanley at the Houston office of Morgan Stanley to discuss the business prospects of Landmark, the views of management of Landmark concerning the exploration and production software and data management business generally, the desire of the Board of Directors of Landmark to seek alternative proposals from other companies and the timing of a possible Halliburton acquisition of Landmark. Morgan Stanley advised the Halliburton representatives that the Board of Directors of Landmark had made no decision to sell Landmark but that Morgan Stanley had been authorized to conduct discussions with several companies concurrently in order to determine levels of interest.

  On Monday, June 17, 1996, Mr. Peebler and a representative of Morgan Stanley met with Richard B. Cheney, the Chairman of the Board, President, and Chief Executive Officer of Halliburton, and other members of senior management of Halliburton at the executive offices of Halliburton in Dallas. The discussions centered on the nature of Landmark's business and its potential integration with the oil field technology strategies of Halliburton.

  Further discussions were held the following day, June 18, 1996, in a Dallas hotel among representatives of Halliburton, Dillon Read, Landmark and Morgan Stanley. The discussion consisted almost entirely of a description by Landmark's representatives of Landmark's current business, its business strategy and their views of issues and trends affecting their industry, competitors and customers. At the conclusion of the meeting, Halliburton advised Landmark that Halliburton would proceed as quickly as reasonably possible to conduct a due diligence investigation of Landmark for purposes of formulating an acquisition proposal. After the meeting, Halliburton and Landmark executed and delivered a Mutual Confidentiality Agreement dated June 18, 1996.

  On June 19, 1996, Halliburton and Dillon Read representatives commenced a due diligence investigation of Landmark at the Houston office of Morgan Stanley.

  In the morning of Thursday, June 20, 1996, the Board of Directors of Landmark met to evaluate the discussions between Landmark, on one hand, and each of Bidder No. 1 and Halliburton, on the other. Later that same day, Landmark representatives met with representatives of a company engaged in oilfield services that had expressed an interest to Morgan Stanley in acquiring Landmark ("Bidder No. 2") and management of Landmark made a presentation to Bidder No. 1 regarding the business and prospects of Landmark.

  On Friday, June 21, 1996, Landmark and Bidder No. 2 executed and delivered a Mutual Confidentiality Agreement. Also on that day, Halliburton continued its due diligence investigation of Landmark at the offices of both Morgan Stanley and Landmark's outside counsel. This investigation continued throughout the following weekend and most of the following week.

  On Monday, June 24, 1996, Bidder No. 1 submitted a revised proposal to Landmark in which the conversion ratio was increased to provide an implied value to Landmark's stockholders of $29.50 per share of Landmark Common Stock based on the closing price per share of common stock of Bidder No. 1 on June 21, 1996. During that day, Halliburton management prepared, with the advice of Dillon Read, a proposal for submission to Landmark if authorized by the Board of Directors of Halliburton. Also on that day, representatives of Landmark made a presentation to Bidder No. 2 regarding Landmark's current business, its business strategy and their views of issues and trends affecting their industry competitors and customers.

  On Tuesday, June 25, 1996, Halliburton management, with representatives of Dillon Read in attendance, made a presentation to the Board of Directors of Halliburton, pursuant to a telephonic board meeting, regarding a proposal to acquire Landmark in a subsidiary merger through the issuance of Halliburton Common Stock in conversion of outstanding Landmark Common Stock. After consideration of management's presentation, the Board of Directors of Halliburton authorized the proposal subject to a maximum exchange ratio of a fraction of a share of Halliburton Common Stock having a market value of no more than $30 for each share of Landmark Common Stock. Following the meeting of the Board of Directors of Halliburton, Mr. Cheney called Mr. Peebler and told him that Halliburton was prepared to make a proposal to acquire Landmark and suggested that the parties meet to discuss it the next day. Mr. Peebler agreed.

  Halliburton and Landmark and their financial and legal advisors met the following day (Wednesday, June 26, 1996) at the Houston office of Morgan Stanley to discuss Halliburton's proposal. These discussions focused on the structure and price of the transaction. During the course of the day, the initial areas of disagreement were reduced to two: (i) Halliburton would not offer more than $30 in Halliburton Common Stock and (ii) negotiators for Landmark would not recommend the transaction in the form presented by Halliburton for less than $31 in such stock. In addition, Halliburton's request that Landmark enter into a stock option agreement was resisted by Landmark. In a late night telephone conference, negotiators for Halliburton agreed to discuss a price of $31 with Mr. Cheney and the Board of Directors of Halliburton and the parties agreed that their counsel would further discuss the stock option agreement. Halliburton provided drafts of the Merger Agreement, the Stock Option Agreement and the Voting Agreement to Landmark for their consideration. Landmark submitted the terms of the draft Voting Agreement to S. Rutt Bridges and Barbara Ann Bridges for their consideration.

  In telephone conferences during the course of Thursday, June 27, 1996, negotiators for Halliburton and Landmark agreed to present to their respective Boards of Directors a proposal providing for the acquisition of Landmark by Halliburton for an exchange ratio of 0.574 of one share of Halliburton Common Stock for each share of Landmark Common Stock (representing a price of $31 per share of Landmark Common Stock based on the closing price of Halliburton Common Stock on June 25, 1996 of $54.00). In light of the improved Exchange Ratio, such proposal also contemplated the grant of a stock option by Landmark to Halliburton. Thereafter, representatives of Halliburton and Landmark and their financial and legal advisors initiated discussions regarding the terms and provisions of a merger agreement and a stock option agreement, and representatives of Halliburton and the proposed parties to a voting agreement initiated discussions regarding the terms and provisions of such agreement. These discussions continued through Friday and Saturday and were completed on Sunday, June 30, 1996. Also, on June 27, 1996, the Board of Directors of Landmark met to discuss the status of discussions with each of Halliburton, Bidder No. 1 and Bidder No. 2.

  On Friday, June 28, 1996, Bidder No. 2 advised Mr. Peebler that such company would not present a proposal for consideration by Landmark regarding the acquisition of Landmark and representatives of Landmark conducted due diligence discussions with representatives of Halliburton. Thereafter, the Board of Directors of Landmark met to consider the status of discussions and negotiations between representatives of Landmark with those of Bidder No.1, Bidder No. 2 and Halliburton.

  Also on Friday, the Board of Directors of Halliburton again met by conference telephone, with a representative of Dillon Read in attendance, to consider a report by management of Halliburton regarding the status of negotiations with Landmark and a recommendation by management that the Board of Directors of Halliburton approve the acquisition of Landmark at an exchange ratio of 0.574 of one share of Halliburton Common Stock for each share of Landmark Common Stock and in accordance with the structure previously recommended. After consideration of management's report and recommendation, the Board of Directors of Halliburton approved the proposed transaction as being in the best interests of Halliburton and its stockholders subject to negotiation of a merger and related agreements on terms acceptable to management.

  On the afternoon of Saturday, June 29, 1996, representatives of Landmark and Bidder No. 1 commenced discussions regarding the terms and conditions of the proposal submitted by Bidder No. 1. Later that evening, Morgan Stanley advised Bidder No. 1 that Landmark was nearing a decision on its future and offered Bidder No. 1 an opportunity to present a final proposal. Late that night, Bidder No. 1 again revised its proposal to provide an implied value to Landmark's stockholders of $29.24 per share of Landmark Common Stock based on the closing price per share of common stock of Bidder No. 1 on June 28, 1996.

  On Sunday, June 30, 1996, at a meeting of the Board of Directors of Landmark, Landmark's financial and legal advisors presented to the Board of Directors of Landmark their analyses of the proposals presented by Bidder No. 1 and Halliburton. At the meeting, Morgan Stanley advised the Board of Directors of Landmark that, as of that date and based on certain matters discussed, the Exchange Ratio was fair from a financial point of view to the holders of shares of Landmark Common Stock. (For additional information regarding the opinion of Morgan Stanley, see "The Merger--Opinion of Financial Advisor.") Following such presentations, the Board of Directors of Landmark concluded that the proposal presented by Halliburton was in the best interests of the stockholders of Landmark and unanimously approved the Merger Agreement, the Stock Option Agreement and the Employment Agreement. For more detailed discussions of the Merger Agreement and the Stock Option Agreement, see "Certain Terms of the Merger Agreement" and "Stock Option Agreement." For a more detailed discussion of the Employment Agreement, see "The Merger-- Interests of Certain Persons in the Merger--Employment Agreement."

  The Merger Agreement and related documents were executed and delivered by the parties thereto during the evening of June 30, 1996.

CERTAIN INFORMATION PROVIDED

  In connection with the discussions between Halliburton and Landmark described above, Landmark provided to Halliburton certain confidential, internally generated financial projections with respect to Landmark's operating results and cash flows for the year ended June 30, 1996 and its five year plan for the period ending June 30, 2001. Such financial forecasts were developed for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions (many of which are beyond the control of Landmark) and are not necessarily indicative of future results. Such financial projections assumed a compound average annual growth in earnings before interest and taxes of 43%, gross margins varying between 59% and 62% and operating income as a percentage of revenue increasing during the period from 10% to 25%. Landmark does not intend, by disclosing information regarding these Landmark financial projections, that such disclosure shall constitute a current projection of revenues or operating income for such periods.

  In connection with the discussions between Halliburton and Landmark regarding the Merger Agreement, Halliburton provided to Landmark certain financial forecasts and comparisons for the year ending December 31,

1996 and its 1996 capital budget. These forecasts were prepared by Halliburton for internal use only, were last revised in January 1996, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions (many of which are beyond the control of Halliburton) and are not necessarily indicative of future results. These financial forecasts were prepared by management of Halliburton based on assumptions of an increase in total revenues for fiscal year 1996 of approximately 20% and an increase in operating income of approximately 18% as compared with fiscal year 1995. (Halliburton does not intend, by disclosing information regarding this Halliburton financial forecast, that such disclosure shall constitute a current projection of revenues and operating income for the year ending December 31, 1996.) In connection with Landmark's investigation of the business, operations and prospects of Halliburton prior to executing and delivering the Merger Agreement, representatives of Morgan Stanley interviewed several officers of Halliburton and its units regarding the general business prospects of Halliburton and, in that regard, obtained, for years subsequent to 1996, general estimates of consolidated revenues, operating income, capital expenditures and other financial matters. Halliburton does not prepare long range financial projections and, accordingly, such estimates were not the result of a structured and organized production of financial projections. Morgan Stanley used this information to prepare a projection of Halliburton's financial results through the year 2000 for purposes of their discounted cash flow analysis of both Halliburton and Landmark. See "--Opinion of Financial Advisor."

HALLIBURTON'S REASONS FOR THE MERGER

  Landmark is engaged in the business of designing, creating and marketing an extensive line of integrated software applications to the oil and gas exploration, development and production industry for seismic processing, 3D and 2D seismic interpretations, geologic and petrophysical interpretation, including reservoir analysis, mapping and modeling of geophysical information, well log and production analysis, drilling and production engineering and data management. Halliburton, on the other hand, provides through HES a wide range of services and products to provide integrated solutions to customers in the exploration, development and production of oil and natural gas. While HES offers to its customers services that include many interpretive and analytical functions similar to those embraced by the Landmark software applications, HES does not generally design or create such applications. As a consequence, the Board of Directors of Halliburton believes that the Merger would represent a significant step in achieving an important Halliburton objective: to offer to its customers a complete array of oil field services. The Board of Directors of Halliburton also believes that the Merger will make Halliburton a world leader in providing oil and natural gas exploration, development and production software applications and information systems.

  Management of Halliburton expects that the Merger will allow Halliburton to achieve significant synergies through the integration of the software applications and information systems of Landmark with the existing oil field services and products of Halliburton. These synergies are expected to occur principally as a result of the enhancement of Halliburton's ability to offer integrated solutions to the oil and natural gas exploration, development and production customers of HES. A number of the larger oil and natural gas projects instituted by its customers now require Halliburton to provide data management services to its customers in connection with the performance of its more traditional oil field services. The Merger will strongly enhance Halliburton's ability to provide such services. Management of Halliburton also believes that it will be able to integrate HES' existing oil field software applications with the larger array of software applications of Landmark. The Board of Directors of Halliburton believes that the ability to manage information concerning oil and natural gas reservoirs and all other aspects of exploration, development and production of oil and natural gas is essential to Halliburton's long term competitive position.

  The Board of Directors of Halliburton has determined that the Merger is in the best interests of Halliburton and its stockholders. In reaching its determination, the Board of Directors of Halliburton considered a number of factors, including without limitation the matters discussed above and the following:

       (i)
           the judgment, advice and analyses of management of Halliburton, including its favorable recommendation of the Merger;

      (ii) the financial condition and results of operations of Halliburton and Landmark on an historical basis and on a pro forma combined enterprise basis for both historical and certain future periods;

     (iii) the synergies and operating efficiencies that are expected to be achieved as a result of the Merger;

      (iv) the strategic benefits of the Merger to Halliburton, including the advancement of its objective to provide a complete array of oil field services to its customers;

       (v) the terms of the Merger Agreement and related agreements, including price and structure, which were considered by both management and the Board of Directors of Halliburton to provide an equitable basis for the Merger;

      (vi) the adverse competitive effect on Halliburton if a competitor should acquire Landmark;

     (vii) the historical market prices and trading information with respect to the Halliburton Common Stock and the Landmark Common Stock;

    (viii) the ability to effect the Merger on both a tax-free basis and as a pooling of interests for financial accounting purposes; and

      (ix) the significantly enhanced position of the combined enterprise both in the market for oil and natural gas exploration, development and production software applications and in the oil field service industry.

  In evaluating the Merger, the Board of Directors of Halliburton considered that the Merger would have certain dilutive effects on the pro forma income per share of the combined companies as reflected in the pro forma income
(loss) per share from continuing operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996. The Board of Directors of Halliburton also considered that Landmark has grown rapidly through a number of relatively recent acquisitions and that these acquired businesses may not have been fully integrated into Landmark's existing management, operational and other systems. The Board of Directors of Halliburton also evaluated the risks, inherent in any transaction such as the Merger, that currently unanticipated difficulties could arise in integrating the operations of two large corporations and that the synergies expected from combining the operations of Landmark with those of Halliburton may not be realized or, if realized, may not be realized within the period expected.

  In analyzing the proposed Merger, the Board of Directors of Halliburton evaluated the factors and considerations described above and consulted with its financial and legal advisors and with Halliburton management. The Board of Directors of Halliburton did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the Board of Directors of Halliburton made its determination based on the total mix of information available to it.

LANDMARK'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF LANDMARK

  The Board of Directors of Landmark has determined that the Merger is fair to and in the best interests of the stockholders of Landmark. In making such determination, the Board of Directors of Landmark considered, among other things, the following factors:

       (i) the relationship between the consideration to be received by the holders of Landmark Common Stock pursuant to the Merger and the trading history of shares of Landmark Common Stock, including the fact that the implied value, as of June 30, 1996, of the consideration to be received by holders of shares of Landmark Common Stock (i.e., $31.86 per share of Landmark Common Stock, based on the Exchange Ratio and the closing price of $55.50 per share of Halliburton Common Stock on June 28, 1996, the last trading day preceding Landmark's announcement of the Merger) represented a 65.5% premium over the closing price of $19.25 per share of Landmark Common Stock on June 28, 1996;

      (ii) the terms and conditions of the Merger Agreement;

     (iii) the familiarity with the business, assets, earnings, properties, results of operations, financial condition and prospects of Landmark and Halliburton and the nature of the industry in which Landmark and Halliburton operate;

      (iv) the perception of the Board of Directors of Landmark that Halliburton is a well managed, financially strong company with extensive experience in the oil field services industry;

       (v) the perception of the Board of Directors of Landmark that a combination of Landmark with Halliburton would create a financially strong company, capable of providing customers worldwide with integrated solutions that include Halliburton's acknowledged expertise in a broad array of oil field services and Landmark's core competencies in seismic interpretations and modeling, well log and production analysis, drilling and production engineering and data management;

      (vi) the perception of the Board of Directors of Landmark, based on discussions with Halliburton's management, that Halliburton has the ability to assist Landmark in achieving its strategic objectives, including positioning Landmark for growth in an increasingly competitive environment;

     (vii) the belief of the Board of Directors of Landmark that the Merger Agreement, including the Stock Option Agreement, and the transactions contemplated thereby represents the best determinable value for the Landmark stockholders;

    (viii) the presentation and favorable recommendation of the management of Landmark regarding the Merger; and

      (ix) the opinion of Morgan Stanley dated June 30, 1996, to the effect that as of such date, and based on certain matters stated therein, the Exchange Ratio was fair from a financial point of view to holders of shares of Landmark Common Stock.

  The Board of Directors of Landmark also considered the following negative factors: (i) the risks that the benefits, including the synergies, sought to be achieved in the Merger would not be realized, thereby adversely affecting the results of operations of the combined companies; and (ii) the possibility that the Merger might not be consummated and the potential adverse effects of such a result on (a) the market price for Landmark Common Stock and (b) Landmark's relationship with key management personnel, its workforce generally, its customers and others. In the view of the Board of Directors of Landmark, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination in the manner in which it was proposed.

  With respect to the possibility that the Merger might foreclose other options that could be viewed as preferable, the Board of Directors of Landmark took into consideration that the terms of the Merger Agreement are such that unsolicited bona fide proposals could be considered by the Board of Directors of Landmark at any time, subject to certain limitations that were acceptable to the Board of Directors of Landmark. See "Certain Terms of the Merger Agreement--No Solicitation."

  In evaluating the fairness of the Merger to the stockholders of Landmark, the Board of Directors of Landmark considered the interests of the stockholders of Landmark as a whole and gave no special consideration to any individual or group of stockholders. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the Board of Directors of Landmark did not find it practicable to assign relative weights to the specific factors considered in reaching its determination.

  THE BOARD OF DIRECTORS OF LANDMARK HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF LANDMARK AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

  Morgan Stanley was retained by Landmark to act as its financial advisor in connection with the Merger and related matters based upon Morgan Stanley's experience and expertise. At the June 30, 1996 meeting of the Board of Directors of Landmark, Morgan Stanley rendered to the Board of Directors of Landmark an oral opinion, subsequently rendered in writing as of June 30, 1996 and as of September 4, 1996, to the effect that, as of such dates and based on certain matters stated therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Landmark Common Stock.

  THE FULL TEXT OF MORGAN STANLEY'S OPINION DATED AS OF SEPTEMBER 4, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF LANDMARK COMMON STOCK SHOULD READ THE MORGAN STANLEY OPINION DATED SEPTEMBER 4, 1996 CAREFULLY IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF LANDMARK AND THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF LANDMARK COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF LANDMARK COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION DATED SEPTEMBER 4, 1996 SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information of Landmark; (ii) analyzed certain publicly available financial statements and other information of Halliburton; (iii) analyzed certain internal financial statements and other financial and operating data concerning Landmark prepared by the management of Landmark; (iv) analyzed certain internal financial statements and other financial and operating data concerning Halliburton prepared by the management of Halliburton; (v) analyzed certain financial projections prepared by the management of Landmark; (vi) analyzed certain financial projections prepared by the management of Halliburton; (vii) discussed the past and current operations and financial condition and the prospects of Landmark with senior executives of Landmark; (viii) discussed the past and current operations and financial condition and the prospects of Halliburton with senior executives of Halliburton and analyzed the pro forma impact of the Merger on Halliburton's earnings per share, consolidated capitalization and financial ratios; (ix) reviewed the reported prices and trading activity for Landmark Common Stock;
(x) reviewed the reported prices and trading activity for the Halliburton Common Stock; (xi) compared the financial performance of Landmark and the prices, trading activity and trading multiples of Landmark Common Stock with that of certain other comparable publicly traded companies and their securities; (xii) compared the financial performance of Halliburton and the prices, trading activity and trading multiples of the Halliburton Common Stock with that of certain other comparable publicly traded companies and their securities; (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xiv) participated in discussions and negotiations among representatives of Landmark, Halliburton and certain other parties and their financial and legal advisors; (xv) reviewed the Merger Agreement and certain related documents; and (xvi) performed such other analyses as it deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Landmark and Halliburton, respectively. Morgan Stanley did not make an independent valuation or appraisal of the assets or liabilities of Landmark or Halliburton, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley assumed that the Merger will be accounted for as a "pooling of interests" business combination in accordance with United States generally accepted accounting principles and will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code. Morgan Stanley also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Each Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

  The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Board of Directors of Landmark in connection with the preparation of the Morgan Stanley opinion dated June 30, 1996 and with its oral presentation to the Board of Directors of Landmark on June 30, 1996.

  LANDMARK COMMON STOCK PERFORMANCE. Morgan Stanley's analysis of the performance of Landmark Common Stock consisted of an historical analysis of closing prices and trading volumes from September 28, 1988, the time of Landmark's initial public offering, to June 28, 1996. During this period, based on closing prices on the Nasdaq, Landmark Common Stock achieved a high of $35.25 and a low of $7.38. Landmark Common Stock closed at a price of $19.25 on June 28, 1996 (the "Market Price"), the last trading day preceding Landmark's announcement of the Merger. Morgan Stanley observed that an implied proposal price of $31.86 ("Implied Price") based upon the Exchange Ratio and Halliburton's closing price of $55.50 on June 28, 1996 represented a 65.5% premium to the Market Price.

  COMPARABLE COMPANY ANALYSIS. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of Landmark and two groups of companies in the seismic and software sectors (the "Landmark Comparable Companies"). Companies in the seismic group include: Western Atlas, Inc., Schlumberger, Ltd., Digicon, Inc., Petroleum Geo-Services A/S and Seitel, Inc. ("Landmark Seismic Comparable Companies"). Companies in the software group include: Cambridge Technology Partners, Inc., Aspen Technology, Inc., Cadence Design Systems, Inc., Policy Management Systems Corp., Autodesk, Inc., Viewlogic Systems, Inc., Mentor Graphics Corp. and Broadway & Seymour, Inc. ("Landmark Software Comparable Companies"). Morgan Stanley also analyzed the trading performance of Halliburton and a group of companies in the oil services sector (the "Halliburton Comparable Companies"). Companies in the Halliburton Comparable Companies group are: Baker Hughes, Inc., Dresser Industries, Inc., Schlumberger Ltd. and Western Atlas, Inc. The Landmark Comparable Companies and the Halliburton Comparable Companies (collectively, the "Comparable Companies") were selected based on general business, operating and financial characteristics representative of companies in industries in which Landmark and Halliburton operate, respectively. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company. Market information used in calculating the ratios below was as of June 28, 1996. Earnings per share ("EPS") estimates for Landmark, Halliburton and the Comparable Companies were estimates provided by Institutional Brokers Estimate System ("IBES").

  Morgan Stanley analyzed the relative performance and value for Landmark and Halliburton by comparing certain market trading statistics for Landmark and Halliburton with the Landmark Comparable Companies and the Halliburton Comparable Companies, respectively. Among the market trading information considered in the valuation analysis were the ratios of market price to EPS estimates for calendar years 1996 and 1997. The ratio of market price to EPS estimate for Landmark for calendar year 1996 was 19.5x and for Halliburton was 22.6x. The median ratios of market price to EPS estimates for calendar year 1996 for the Landmark Seismic Comparable Companies, Landmark Software Comparable Companies and the Halliburton Comparable Companies were 25.4x, 17.9x and 25.8x, respectively. The ratio of market price to EPS estimate for Landmark for calendar year 1997 was 15.9x and for Halliburton was 19.8x. The median ratios of market price to EPS estimates for calendar year 1997 for the Landmark Seismic Comparable Companies, Landmark Software Comparable Companies and the Halliburton Comparable Companies were 17.0x, 14.8x and 21.7x, respectively. Morgan Stanley observed that the Implied Price implied a ratio to EPS estimated for calendar year 1996 of 32.3x, and for calendar year 1997 of 26.3x, in each case for Landmark.

  No company utilized in the comparable companies analysis as a comparison is identical to Landmark or Halliburton. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Landmark or Halliburton, such as the impact of competition on the business of Landmark or Halliburton and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Landmark or Halliburton or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  COMPARABLE TRANSACTION ANALYSIS. Morgan Stanley performed an analysis of precedent transactions ("Comparable Transactions") involving certain software ("Software Comparable Transactions") and seismic ("Seismic Comparable Transactions") companies which, in Morgan Stanley's judgment, were deemed to be comparable to the Merger for purposes of this analysis. Multiples of the equity value of such transactions to the acquiree's twelve months forward fiscal year EPS, and premium to market price one month prior to announcement of a transaction were analyzed for each comparable merger and acquisition transaction. EPS estimates for Landmark and the Comparable Transactions were estimates provided by IBES. The Software Comparable Transactions comparison included the following transactions (acquiree/acquiror), which were announced during the period from 1990 through 1996; Continuum, Inc./Computer Sciences Corp.; Integrated Silicon Systems/AcrSys, Inc.; Trinzic Corp./Platinum Technology, Inc.; Alias Research, Inc./Silicon Graphics, Inc.; Wavefront Technologies, Inc./Silicon Graphics, Inc.; Knowledgeware, Inc./Sterling Software, Inc.; SoftImage, Inc./Microsoft Corp.; and Index Technology Corp./Sage Software, Inc. The Seismic Comparable Transactions comparison included the following transactions (acquiree/acquiror) which were announced in 1996 and 1994 respectively; Veritas Energy Services, Inc./Digicon, Inc.; and Advance Geophysical Corp./Landmark Graphics Corporation. For the Software Comparable Transactions and the Seismic Comparable Transactions the analysis showed that the equity values of such transactions represented a median multiple of 25.1x and 8.8x twelve months forward fiscal year EPS, respectively; and 53.8% and 13.3% premium to the price of the acquiree's stock one month prior to announcement of a transaction, respectively. Morgan Stanley observed that the Implied Price implied a multiple of 29.0x Landmark's twelve months forward fiscal EPS, and a 69.9% premium to the price of Landmark's Common Stock one month prior to announcement of the Merger.

  No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Landmark, such as the impact of competition on the business of Landmark and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Landmark or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

  DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered free cash flows that Landmark and Halliburton are expected to generate if Landmark and Halliburton perform in accordance with the scenarios based upon certain financial forecasts. Morgan Stanley analyzed two sets of financial forecasts for each company, a management case ("Management Case") and an analyst case ("Analyst Case"). The Management Case for each company was based upon certain discussions with management of each of Landmark and Halliburton as well as upon certain financial forecasts prepared by the respective managements of each of Landmark and Halliburton. In the case of Halliburton, the financial forecasts provided by Halliburton were limited as described under "--Certain Information Provided." The Analyst Case was prepared using an interpolation of IBES earnings estimates. Unlevered free cash flows of each company were calculated as net income plus depreciation and amortization plus deferred taxes plus minority interest plus other noncash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values for Halliburton by applying a range of perpetual growth rates ("Perpetual Growth Rate Methodology") to the unlevered free cash flows in fiscal 2000 from 5.0% to 6.0% for the Analyst Case and 6.0% to 7.0% for the Management Case, representing estimated ranges of long-term growth rates of unlevered free cash flows. Morgan Stanley calculated terminal values for Landmark by applying a range of multiples of unlevered net income ("Terminal Net Income Multiple Methodology") to the unlevered net income in fiscal 2000 from 16.0x to 20.0x for the Analyst Case and from 18.0x to 22.0x for the Management Case, representing estimated trading ranges of long-term unlevered net income multiples. Unlevered net income was calculated as net income plus after-tax net interest expense. The unlevered free cash flows streams and terminal values were then discounted to their present values using a range of discounts rates from 14.0% to 16.0% for Landmark and 12.0% to 13.0% for Halliburton. The discount rate ranges were selected based upon a weighted average cost of capital analysis for each of Landmark and Halliburton. Based on this analysis, Morgan Stanley calculated per share equity values of Landmark ranging from $47 to $59 for the Management Case and $20 to $25 for the Analyst Case on a fully diluted share basis. The per share equity values calculated for Halliburton ranged from $47 to $66 based on the Management Case and $48 to $63 based on the Analyst Case on a fully diluted share basis.

  HISTORICAL MARKET PRICE RATIO ANALYSIS. Morgan Stanley analyzed the historical ratios between the market prices for Landmark Common Stock and Halliburton Common Stock over several time periods. For each time period selected, the average ratio was calculated. The time periods selected for analysis included the following: last three years, last twelve months, last sixty days, last thirty days, and closing price on June 28, 1996. The average ratio for each aforementioned period was 0.6185, 0.4884, 0.3391, 0.3544 and 0.3469, respectively. Morgan Stanley observed that the Exchange Ratio of
0.5740 is higher than the average historical ratios between Landmark Common Stock and Halliburton Common Stock for the time periods selected during the last twelve months ended June 28, 1996.

  PRO FORMA ANALYSIS OF THE MERGER. Morgan Stanley analyzed the pro forma impact of the Merger on Halliburton's earnings per share for the fiscal years ended 1996 through 2000. Such analysis was based on earnings estimates provided by IBES for Landmark and Halliburton for the fiscal years ended 1996 and 1997, which were assumed to grow at the expected five year EPS growth rate provided by IBES for the remaining years through 2000. Morgan Stanley observed that, if the Merger were treated as a pooling of interests for accounting purposes and if no synergies were assumed, the issuance of Halliburton Common Stock in the Merger would have a dilutive effect on pro forma earnings per share to Halliburton of approximately 3.0% in fiscal year 1996 and 2.7% in fiscal year 1997.

  In connection with the Morgan Stanley opinion dated as of September 4, 1996, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its June 30, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Landmark or Halliburton.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Landmark or Halliburton. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Exchange Ratio from a financial point of view to the holders of shares of Landmark Common Stock and were provided to the Board of Directors of Landmark in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which Landmark or Halliburton might actually be sold. Because such estimates are inherently subject to uncertainty, neither Landmark, Halliburton or Morgan Stanley nor any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley opinion, including Morgan Stanley's presentation to the Board of Directors of Landmark, was one of many factors taken into consideration by the Board of Directors of Landmark in making its determination to approve the Merger.

  The Board of Directors of Landmark retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of Landmark or Halliburton. As of August 26, 1996, Morgan Stanley and its affiliates owned approximately 10,000 shares of Landmark Common Stock. In the past, Morgan Stanley and its affiliates have provided financial advisory services to Landmark and Halliburton and have received customary fees for the rendering of these services.

  FINANCIAL ADVISOR FEES. Pursuant to a letter agreement dated as of June 12, 1996, Landmark has agreed to pay Morgan Stanley (i) an advisory fee estimated to be between $150,000 and $400,000 in the event the Merger is not consummated, (ii) a fee of $500,000 which is currently payable and, (iii) if the Merger is consummated, a total fee equal to approximately $5.2 million (against which any previously paid fees would be credited). In addition to the foregoing compensation, Landmark has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of Landmark with respect to the Merger, Landmark's stockholders should be aware that certain members of the Board of Directors and officers of Landmark have certain interests respecting the Merger separate from their interests as holders of Landmark Common Stock, including those referred to below. In addition, Morgan Stanley, Landmark's financial advisor, will receive additional compensation if the Merger is effected. See "--Opinion of Financial Advisor--Financial Advisor Fees."

  EMPLOYMENT AGREEMENTS. In October 1995, Landmark and eight individuals who are now executive officers of Landmark entered into Change in Control Agreements. The Change in Control Agreements with Mr. Peebler and the five executive officers who are parties to the Employment Agreements will terminate at the Effective Time. In addition, pursuant to the employment agreements described below, Messrs. Seippel and Downing have agreed to a lump sum payment in settlement of certain of their rights under their Change in Control Agreements. Following a change in control of Landmark (which as defined in the Change in Control Agreements will occur as a consequence of the Merger) the officers party thereto would be entitled, among other things, to (i) continued employment for a minimum of two years with cash compensation at the highest rate paid during the three years preceding the Effective Time and (ii) a lump sum severance payment equal to the discounted present value of the cash compensation from Landmark (at the highest rate paid during the term of the agreements) for the remaining term of the Change in Control Agreements (a maximum of two years) upon a termination of employment without cause or resignation following a material limitation of the individual's duties and power or in certain other circumstances. In addition to such severance compensation, pursuant to the Change in Control Agreements, the unvested Landmark Options held by the officers party thereto (which by virtue of the Merger will be converted into options to purchase Halliburton Common Stock) will become fully vested at the Effective Time. See "--Stock Options" for information about holdings of unvested Landmark Options.

  Robert P. Peebler, the President and Chief Executive Officer of Landmark, has entered into the Peebler Employment Agreement with both Landmark and Halliburton. The Peebler Employment Agreement will become effective only upon consummation of the Merger. From and after the Effective Time until December 31, 1999 (the "Term"), the Peebler Employment Agreement provides that Mr. Peebler will be employed as the Chief Executive Officer and President of the Surviving Corporation. For his services in such capacity, Mr. Peebler will be paid a base salary of not less than $400,000 per annum, will receive an annual deferred compensation allocation of not less than $100,000 and will be granted at the outset a nonqualified option to purchase 20,000 shares of Halliburton Common Stock. Mr. Peebler will also be entitled to participate during the Term in the Halliburton Energy Services CVA Performance Pay Plan. Under the Peebler Employment Agreement, Mr. Peebler will be entitled to be paid a lump sum of $800,000 if his employment is terminated during the Term for any reason other than by his death or permanent disability, by the employer for "cause" (as defined therein) or by him in a "Voluntary Termination" (as defined therein). The latter term excludes any termination by Mr. Peebler (i) because of a material breach of the Peebler Employment Agreement by the employer or (ii) within six months following a reduction in rank, a material reduction in responsibility or a required relocation outside of Houston, Texas. The Peebler Employment Agreement contains a noncompetition covenant by Mr. Peebler commencing on termination of such agreement and continuing for two years thereafter.

  In addition, five other executive officers of Landmark have entered into Employment Agreements with both Landmark and Halliburton that will become effective only if the Merger is consummated, and will have terms from the Effective Time until December 31, 1999. Each of the Employment Agreements provides for the payment of an annual base salary of not less than a certain amount, the grant of a nonqualified stock option to purchase a certain number of shares of Halliburton Common Stock and the grant of a certain number of restricted shares of Halliburton Common Stock. Under each of the Employment Agreements, the executive officer party thereto will be entitled to a lump sum payment equal to two times such officer's minimum base salary if his or her employment is terminated during the Term for any reason other than by death or permanent disability, by the employer for "cause" or by the officer in a "Voluntary Termination." Each of the Employment Agreements also provides that the officer's employment will not be terminated by the employer prior to six months after the Effective Time, except for "cause." In addition, each of the Employment Agreements contains a noncompetition covenant by the executive officer party thereto commencing on termination of such agreement and continuing for one year thereafter. The following table sets forth the name and title of each of the Landmark executive officers who is a party to an Employment Agreement and certain information with respect to such Employment Agreement.

                                       NUMBER OF SHARES OF   NUMBER OF RESTRICTED
                           MINIMUM     HALLIBURTON COMMON    SHARES OF HALLIBURTON
     NAME AND TITLE      BASE SALARY STOCK UNDERLYING OPTION     COMMON STOCK
     --------------      ----------- ----------------------- ---------------------
Daniel L. Casaccia......  $160,000           12,000                  2,500
 Vice President-Human
 Resources
John W. Gibson..........   210,000           17,000                  4,000
 Executive Vice
 President-Integrated
 Products Group
Henry P. Holland........   300,000           17,000                  5,000
 Vice President-
 Integrated Solutions
 Group
Patti L. Massaro........   110,000           12,000                  1,000
 General Counsel and
 Secretary
Denese D. VanDyne.......   150,000           12,000                  2,000
 Vice President-
 Corporate Marketing and
 Communications

  Mr. Peebler and each of the other Landmark executive officers who is a party to an Employment Agreement will continue to be entitled to all of his or her rights under outstanding Landmark Options held by such officer prior to the Effective Time, which by virtue of the Merger will be converted into options to purchase Halliburton Common Stock. The Peebler Employment Agreement and each of the Employment Agreements provides that, at the Effective Time, the Change in Control Agreement to which Landmark and such officer are parties will be terminated, except that all outstanding Landmark Options held by such officer that were not fully vested prior to the Effective Time will become fully vested at the Effective Time pursuant to such officer's Change in Control Agreement.

  Landmark has also entered into employment agreements with William H. Seippel, Vice President, Finance and Chief Financial Officer, and James A. Downing II, Vice President, that will become effective only if the Merger is consummated, and will have terms from the Effective Time until termination of the Pooling Period (as defined under "The Merger--Restrictions on Resales by Affiliates"), unless earlier terminated by the employee party thereto. During the terms of such agreements, Messrs. Seippel and Downing will be entitled to compensation of $3,958.33 and $4,166.67, respectively, on a semi-monthly basis, in arrears and to continue to receive certain employee benefits. After the Effective Time, Messrs. Seippel and Downing will cease to be officers of Landmark. Pursuant to such agreements, Mr. Seippel has agreed to a lump sum payment of $405,064 in settlement of all of his rights under his Change in Control Agreement and Mr. Downing has agreed to a lump sum payment of $373,751 in settlement of all of his rights to cash compensation under his Change in Control Agreement. Mr. Downing will continue to be entitled to certain employee benefits under his Change in Control Agreement after termination of his employment agreement. These payments will be made at the time that the employment of Messrs. Seipel and Downing terminates.

  STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each Landmark Option will be assumed by the Surviving Corporation and will become an option to purchase Halliburton Common Stock. The number of shares of Halliburton Common Stock subject thereto will be obtained by multiplying the number of shares of Landmark Common Stock previously subject thereto by the Exchange Ratio, and the exercise price per share of Halliburton Common Stock will be obtained by dividing the exercise price per share of Landmark Common Stock stated therein by the Exchange Ratio. Otherwise, the terms and conditions of such Landmark Options will remain the same.

  The following table sets forth the names of those directors and executive officers of Landmark who hold Landmark Options, the number of shares of Landmark Common Stock subject to such Landmark Options, the weighted average exercise price thereunder, the number of shares of Landmark Common Stock subject thereto that are currently unvested, the number of such shares that will vest upon the occurrence of the Merger by virtue of the terms of the Landmark Option, the plan pursuant to which it was issued or contractual arrangements between Landmark and the holder of Landmark Options, the number of shares of Halliburton Common Stock to which the Landmark Options will apply at the Effective Time and the weighted average exercise price per share of Halliburton Common Stock.

                                        NUMBER OF NUMBER OF
                                        SHARES OF SHARES OF  NUMBER OF
                               WEIGHTED UNVESTED  LANDMARK   SHARES OF  WEIGHTED
 NAME OF DIRECTOR*   LANDMARK  AVERAGE  LANDMARK   COMMON   HALLIBURTON AVERAGE
         OR           COMMON   EXERCISE  COMMON   STOCK TO    COMMON    EXERCISE
 EXECUTIVE OFFICER     STOCK   PRICE(1)   STOCK    VEST(2)     STOCK     PRICE
 -----------------   --------  -------- --------- --------- ----------- --------
 Charles L.
  Blackburn*.......     25,000 $17.175     3,750       --      12,198   $29.143
 Daniel L.
  Casaccia.........     94,750  17.125    23,000    23,000     54,387    29.834
 James A. Downing
  II*..............     98,000  15.913    18,500    18,500     56,252    27.723
 John W. Gibson....    125,000  20.680    97,500    97,500     71,750    36.028
 Henry P. Holland..    125,000  20.700    93,750    93,750     71,750    36.063
 Lucio L. Lanza*...     35,000  16.482     3,750       --      17,938    28.040
 Theodore Levitt*..     20,000  19.750     6,250       --       7,893    34.408
 Patti L. Massaro..     10,000  19.719     7,500     7,500      5,740    34.354
 Robert P.
  Peebler*.........    430,000  18.820   165,000   165,000    246,820    32.787
 William H.
  Seippel..........    128,200  17.345    48,750    48,750     73,587    30.218
 Sam K. Smith*.....     45,000  17.931     3,750       --      23,678    30.956
 Denese D.
  VanDyne..........     46,000  22.125    34,500    34,500     26,404    38.545
 All Directors and
  Executive
  Officers as a
  Group (12
  persons).........  1,181,950  18.650   506,000   488,500    668,397    32.340

- --------
(1) The ranges of exercise prices applicable to Landmark Options held by James
    A. Downing II, Daniel L. Casaccia, Patti L. Massaro, William H. Seippel, Charles L. Blackburn, Lucio L. Lanza, Robert P. Peebler, Sam K. Smith, John W. Gibson, Henry P. Holland, Theodore Levitt and Denise D. Van Dyne are $26.500 to $5.370, $26.500 to $10.250, $26.500 to $19.250, $22.125 to
    $15.250, $26.500 to $10.125, $19.750 to $15.500, $25.750 to $12.000,
    $26.500 to $10.250, $25.750 to $12.000, $22.000 to $10.250, $25.750 to
    $12.000, $26.500 to $17.500, $26.500 to $19.250, $19.750 to $19.750 and
    $26.500 to $20.750, respectively.

(2) Pursuant to the Landmark Graphics Corporation 1994 Flexible Incentive Plan, all unvested Landmark Options granted thereunder will vest in full at the Effective Time of the Merger. In addition, under the terms of certain Change in Control Agreements, all Landmark Options held by individuals who are parties to those Change in Control Agreements that are not vested at the Effective Time will become fully vested.

  INDEMNIFICATION. The Merger Agreement provides that, for a period of six years after the Effective Time, the indemnification provisions of the charter and bylaws of the Surviving Corporation (which provisions will be substantially equivalent to the current provisions in the Landmark Charter and Bylaws) will not be amended in a manner that would reduce or limit the rights of indemnity thereunder of present or former directors and officers of Landmark, reduce or limit the ability of the Surviving Corporation to indemnify such persons or hinder or delay the exercise of such rights by such persons. In addition, the Merger Agreement requires Halliburton, subject to certain limitations, to cause to be maintained in effect for a period of six years after the Effective Time the current Landmark directors' and officers' liability insurance or policies that are substantially equivalent thereto. See "Certain Terms of the Merger Agreement--Indemnification."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the material federal income tax consequences of the Merger to the holders of Landmark Common Stock and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of Landmark Common Stock are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

  Halliburton has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Halliburton, Merger Sub and Landmark each will be a party to the reorganization within the meaning of Section 368(b) of the Code and that Halliburton, Merger Sub and Landmark will not recognize any gain or loss as a result of the Merger. Landmark has received from its counsel, Winstead Sechrest & Minick P.C., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Halliburton, Merger Sub and Landmark each will be a party to the reorganization within the meaning of Section 368(b) of the Code, and that stockholders of Landmark will not recognize any gain or loss upon the receipt of Halliburton Common Stock for their Landmark Common Stock, other than with respect to cash received in lieu of fractional shares of Halliburton Common Stock. Such opinions are subject to certain assumptions and based on certain representations of Halliburton, Merger Sub and Landmark. Stockholders of Landmark should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

  Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following federal income tax consequences will occur:

    (a) no gain or loss will be recognized by Halliburton, Merger Sub or Landmark in connection with the Merger;

    (b) no gain or loss will be recognized by a holder of Landmark Common Stock upon the exchange of all of such holder's shares of Landmark Common Stock solely for shares of Halliburton Common Stock in the Merger;

    (c) the aggregate basis of the shares of Halliburton Common Stock received by a Landmark stockholder in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Landmark Common Stock surrendered in exchange therefor;

    (d) the holding period of the shares of Halliburton Common Stock received by a Landmark stockholder in the Merger (including any fractional share deemed received) will include the holding period of the shares of Landmark Common Stock surrendered in exchange therefor, provided that such shares of Landmark Common Stock are held as capital assets at the Effective Time; and

    (e) a stockholder of Landmark who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Landmark Common Stock is held by such stockholder as a capital asset at the Effective Time, and the holding period for the fractional share (as described in paragraph (d) above) is more than one year.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for using the "pooling of interests" method of accounting for business combinations pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. See the "Unaudited Pro Forma Condensed Combined Financial Information."

  Halliburton has been preliminarily advised by its independent public accountants, Arthur Andersen LLP, that the Merger should be treated as a pooling of interests in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon the written confirmation of such advice. Also, such advice contemplates that each person who may be deemed an affiliate of Landmark or Halliburton will enter into an agreement with Halliburton not to sell or otherwise transfer any shares of Landmark Common Stock or Halliburton Common Stock, as the case may be, within 30 days prior to the Effective Time or any Halliburton Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Halliburton and Landmark. Forms of such agreements ("Affiliate's Agreements") are attached as Annexes B and C to the Merger Agreement, a copy of which is itself attached to this Proxy Statement/Prospectus as Appendix A. In accordance with the provisions of the Merger Agreement, Halliburton and Landmark have heretofore obtained executed Affiliate's Agreements from all persons known to the managements of Halliburton or Landmark to be affiliates of such corporations, respectively.

GOVERNMENTAL AND REGULATORY APPROVALS

  Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Halliburton and Landmark filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on July 26, 1996. On August 14, 1996, Halliburton and Landmark were notified that their request for early termination of the waiting period had been granted.

  At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Halliburton to divest itself, in whole or in part, of Landmark or of other businesses conducted by Halliburton. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Halliburton and Landmark will prevail.

  Halliburton and Landmark are aware of no other governmental or regulatory approvals required for consummation of the Merger, except compliance with applicable federal and state securities laws.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Halliburton Common Stock to be received by Landmark stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Halliburton Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Landmark prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of Halliburton, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Halliburton Common Stock or Landmark Common Stock by an affiliate of either Halliburton or Landmark, as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Halliburton Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Halliburton and Landmark (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Accordingly, the Merger Agreement provides that each of Landmark and Halliburton will use all reasonable efforts to cause each of its affiliates to execute an Affiliate's Agreement to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Landmark Common Stock or Halliburton Common Stock, as the case may be, during the Pooling Period (subject to certain exceptions for transactions that would not have an adverse impact on the availability of pooling of interest accounting treatment) and, with respect to affiliates of Landmark, that such persons will not sell, transfer or otherwise dispose of Halliburton Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. As indicated under "--Accounting Treatment," Halliburton and Landmark have heretofore obtained executed Affiliate's Agreements from all persons known to the managements of Halliburton or Landmark to be affiliates of such corporations, respectively.

RIGHTS OF DISSENTING STOCKHOLDERS

  Under Delaware law, holders of Landmark Common Stock will not be entitled to any appraisal or dissenter's rights in connection with the Merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

  The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides that, as soon as practicable following the satisfaction or waiver of the conditions to effecting the Merger or at such other time as the parties to the Merger Agreement may agree, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Special Meeting and all other conditions to the Merger have then been satisfied or waived, the Effective Time will occur on the date of the Special Meeting or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, each outstanding share of Landmark Common Stock, other than shares of Landmark Common Stock held in the treasury of Landmark or owned by Halliburton or any direct or indirect wholly-owned subsidiary of either Halliburton or Landmark, which shares will be canceled at the Effective Time, will be converted into 0.574 of a share of Halliburton Common Stock. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Halliburton Common Stock or Landmark Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, any subdivision, combination or exchange of shares or any reclassification or recapitalization, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, combination or exchange of shares or any reclassification or recapitalization.

  As soon as practicable following the Effective Time, Halliburton will cause ChaseMellon Shareholder Services, L.L.C., which has been selected by Halliburton to act as exchange agent pursuant to the Merger Agreement (the "Exchange Agent"), to mail to each record holder of Landmark Common Stock immediately prior to the Effective Time, information advising such holder of the consummation of the Merger and a letter of transmittal for use in exchanging Landmark Common Stock certificates for Halliburton Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal also will be available following the Effective Time at the offices of the Exchange Agent at 2323 Bryan Street, Suite 2300, Dallas, Texas 75201, and holders of certificates that previously evidenced Landmark Common Stock may, at their option after the Effective Time, surrender such certificates for certificates evidencing Halliburton Common Stock at the offices of the Exchange Agent in person. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Landmark of shares of Landmark Common Stock that were outstanding immediately prior to the Effective Time. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF LANDMARK PRIOR TO THE EFFECTIVE TIME.

  No fractional shares of Halliburton Common Stock will be issued in the Merger. Each stockholder of Landmark otherwise entitled to a fractional share will receive, in lieu of such fractional share, an amount in cash, without interest thereon, determined as follows: Pursuant to instructions from Halliburton, the Exchange Agent will determine the number of fractional shares allocable to all holders of Landmark Common Stock pursuant to the Merger Agreement, will aggregate all such fractional shares into whole shares, will sell such whole shares of Halliburton Common Stock in the open market at then prevailing prices on behalf of the holders who would otherwise be entitled thereto and will distribute to each holder, at the time of surrender of such holder's Landmark Common Stock certificates, such holder's ratable share of such proceeds, after withholding federal income taxes and any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sale will be paid by Halliburton.

  Subsequent to the Effective Time and until so surrendered and exchanged, each certificate previously evidencing Landmark Common Stock will be deemed, for all purposes other then the payment of dividends and other distributions, to evidence whole shares of Halliburton Common Stock and the right to receive cash in lieu of fractional shares of Halliburton Common Stock. Unless and until any such certificates that previously evidenced Landmark Common Stock are so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Halliburton Common Stock as of any time on or after the Effective Time will be paid to the holders of such certificates previously evidencing Landmark Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there will be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Halliburton Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Halliburton Common Stock.

LANDMARK OPTIONS

  The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each Landmark Option will be assumed by the Surviving Corporation and will become an option to purchase Halliburton Common Stock. The number of shares of Halliburton Common Stock subject thereto will be obtained by multiplying the number of shares of Landmark Common Stock previously subject thereto (without regard to any vesting schedule) by the Exchange Ratio, and the exercise price per share of Halliburton Common Stock will be obtained by dividing the exercise price per share of Landmark Common Stock stated therein by the Exchange Ratio. Otherwise, the terms and conditions of such Landmark Options will remain the same.

  Based on the Landmark Options outstanding at the Record Date and assuming none of such Landmark Options is exercised prior to the Effective Time, Halliburton will be required at the Effective Time to reserve an aggregate of 1,779,817 shares of Halliburton Common Stock for issuance upon exercise of Landmark Options assumed by the Surviving Corporation pursuant to the Merger.

  The assumption by the Surviving Corporation of the Landmark Options pursuant to the Merger Agreement will not affect the vesting schedule of any such Options. One of the six executory Landmark stock option plans being so assumed by its terms, however, provides that upon effectuation of the Merger all unvested options will immediately vest in full. That plan, the Landmark Graphics Corporation 1994 Flexible Incentive Plan, provides that, in the event of a "Change in Control" as defined therein, the options granted with respect thereto will become fully vested and immediately exercisable. As a result, Landmark Options relating to an aggregate of 436,650 shares of Landmark Common Stock (equivalent to 250,637 shares of Halliburton Common Stock) that were unvested will, at the Effective Time, become fully vested and immediately exercisable. Of such shares, 338,000 shares of Landmark Common Stock (equivalent to 194,012 shares of Halliburton Common Stock) are subject to stock options held by Landmark directors and officers. For information as to the individual holdings of Landmark Stock Options by directors and executive officers of Landmark, see "The Merger--Interests of Certain Persons in the Merger--Stock Options." In addition, the Change in Control Agreements also provide for the acceleration of Landmark Options granted to parties to such Change in Control Agreements.

  For information regarding the effect of the Change in Control Agreements on options held by those executive officers of Landmark who are parties to the Change in Control Agreements, see "The Merger--Interests of Certain Persons in the Merger--Stock Options."

CONDITIONS TO THE MERGER

  The respective obligations of Halliburton and Landmark to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Landmark and Halliburton, in whole or in part, to the extent permitted by applicable law; (i) the Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission; (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Landmark; (iii) no Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and (iv) Halliburton and Landmark shall have been advised in writing by Arthur Andersen LLP on the date on which the Effective Time occurs that such firm knows of no reason why the Merger should not be treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the Commission.

  The obligation of Halliburton to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Halliburton, in whole or in part, to the extent permitted by applicable law: (i) each of the representations and warranties of Landmark contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made again as of the Effective Time; and (ii) Landmark shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

  The obligation of Landmark to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Landmark, in whole or in part, to the extent permitted by applicable law: (i) each of the representations and warranties of Halliburton and

Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made again as of the Effective Time;(ii) Halliburton and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and (iii) the shares of Halliburton Common Stock to be issued pursuant to the Merger shall have been approved for listing, subject to official notice of issuance, on the NYSE.

  There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of each of Landmark and Halliburton relating to, among other things, (i) its organization and similar corporate matters, (ii) its capitalization, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Stock Option Agreement and the absence of conflicts, violations and defaults under its charter and bylaws and certain other agreements and documents, (iv) the documents and reports filed by it with Commission and the accuracy of the information contained therein, (v) the absence of certain changes and events, (vi) the title to its assets and properties, (vii) its material contracts and agreements, (viii) the material permits and orders from Governmental Authorities required to conduct its business, (ix) its litigation and compliance with laws, (x) its employee benefit plans, (xi) its taxes, (xii) certain environmental matters, (xiii) certain matters relating to pooling of interests accounting and taxes, (xiv) its brokers or investment bankers involved in the transaction and (xv) certain business practices. In addition, the Merger Agreement contains representations and warranties by Landmark relating to (i) reports filed by it with Governmental Authorities in addition to the Commission, (ii) its intellectual property, (iii) its insurance policies and (iv) the receipt of an opinion from its investment banker with respect to the Exchange Ratio. The representations and warranties of Landmark and Halliburton also extend in many respects to their respective subsidiaries and, in the case of Halliburton, Merger Sub joins in the representations and warranties. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

  BUSINESS MAINTENANCE. Each of Landmark and Halliburton has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other, it will and will cause its subsidiaries (i) to operate its business in the usual and ordinary course consistent with past practices; (ii) to use all reasonable efforts to preserve substantially intact its business organization, to maintain its material rights and franchises, to retain the services of its respective key employees and to maintain its relationships with its respective customers and suppliers; (iii) to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and to maintain supplies and inventories in quantities consistent with its customary business practice; and (iv) to use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that as of June 30, 1996.

  NEGATIVE COVENANTS. Landmark has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by Halliburton, it will not do, and will not permit any of its subsidiaries to do, any of the following;
(i)(a) increase the compensation payable to or to become payable to any director or executive officer; (b) grant any severance or termination pay to, or enter into or amend in any material respect any employment or severance agreement with, any director, officer or employee; (c) establish, adopt or enter into any employee benefit plan; or (d) amend, or take any other actions with respect to, any employee benefit plans of such party; (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (iii)(a) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, Landmark or any of its subsidiaries; (b) effect any reorganization or recapitalization; or (c) split, combine or reclassify any of the capital stock, or other equity interest of, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, or such equity interests, of Landmark or any of its subsidiaries; (iv)(a) except as contemplated by the Stock Option Agreement, offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, Landmark or any of its subsidiaries; (b) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (c) take any action to accelerate the vesting of Landmark Options; or (d) to grant any lien with respect to any shares of capital stock of, or other equity interest in, any subsidiary of Landmark; (v) acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person; (vi) sell or otherwise dispose of, or grant any lien with respect to, any of its material assets or any material assets of any of its subsidiaries; (vii) adopt certain amendments to its charter or bylaws; (viii) change any of its significant accounting policies or take certain actions with respect to taxes; (ix) incur any obligation for borrowed money or purchase money indebtedness; (x) release any third party from its obligations under any existing standstill provision relating to a Competing Transaction or otherwise under a confidentiality or similar agreement; (xi) enter into certain material contracts; or (xii) agree in writing or otherwise to do any of the foregoing.

  Halliburton has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by Landmark, it will not do, and will not permit any of its subsidiaries to do, any of the following: (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, other than, in the case of the parent company, regular quarterly dividends payable to holders of Halliburton Common Stock in the amounts per share and at the approximate times paid during calender year 1995; (ii)(a) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, Halliburton or any of its subsidiaries; or (b) effect any reorganization or recapitalization; (iii) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interest in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, Halliburton or any of its subsidiaries; (iv) acquire or agree to acquire any business or other entity or otherwise acquire or agree to acquire any assets of any other person; (v) sell or otherwise dispose of, or grant any lien with respect to, any of its material assets or any material assets of any of its subsidiaries; (vi) adopt certain amendments to its charter or bylaws; (vii) incur material obligations for borrowed money or purchase money indebtedness; or (viii) agree in writing or otherwise to do any of the foregoing.

  ACCESS TO BUSINESS OF OTHER PARTY. During the pendency of the Merger Agreement, Halliburton and Landmark each has agreed to afford, and to cause its subsidiaries to afford, to the other party and its representatives reasonable access at reasonable times to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to such party's and such party's subsidiaries' books and records. Each of them also has agreed to furnish, and to cause its subsidiaries to furnish, to the other party and its representatives such information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as may be reasonably requested. If the Merger Agreement is terminated in accordance with its terms, a party that has received information pursuant to the Merger Agreement is obligated to return or destroy such information within ten days after a request therefor by the other party. All information furnished by either party pursuant to the Merger Agreement is subject to a confidentiality agreement executed and delivered by Halliburton and Landmark prior to negotiation of the Merger Agreement.

  STRATWORKS COVENANT. Landmark has agreed, pursuant to the Merger Agreement, that, prior to the Closing Date, it will divest itself of ownership of the software application "Stratworks" through the sale thereof to a person unaffiliated with either Landmark or Halliburton on terms reasonably satisfactory to Halliburton. Without conceding the applicability or validity of a noncompetition covenant included in an agreement under which Halliburton sold certain software to a third party, Halliburton requested inclusion of the Stratworks covenant in the Merger Agreement to ensure that, by consummating the Merger, Halliburton would not violate the terms of the noncompetition covenant. Landmark is currently negotiating with a third party for the sale of Stratworks to such party and expects that it will take place simultaneously with the Effective Time.

  COVENANT REGARDING CHANGE IN CONTROL AGREEMENTS. Landmark has agreed that, prior to the Effective Time, Landmark will agree, and will use all reasonable efforts to cause each person who is a party to one of the Change in Control Agreements to agree, in writing that (i) Merger Sub will be substituted for Landmark as the successor to Landmark, except that, for purposes of each such Change in Control Agreement, a "Change in Control" (as defined therein) will be deemed to have occurred as a result of the Merger, (ii) no payments will be required pursuant to such Change in Control Agreements solely as a result of the Merger and (iii) the section of the Change in Control Agreements requiring payment to be made thereunder will be amended as provided in the Merger Agreement. For information regarding the Change in Control Agreements, see "The Merger--Interests of Certain Persons in the Merger."

NO SOLICITATION

  As an inducement to Halliburton to enter into the Merger Agreement, Landmark has agreed not to initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Landmark or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Landmark or any of Landmark's subsidiaries to take any such action, and, to the extent permitted by contracts existing at the date of the Merger Agreement, Landmark will promptly notify Halliburton of any such inquiries and proposals received by Landmark or any of its subsidiaries or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters; provided, however, that the Board of Directors of Landmark may (i) furnish information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Landmark or any of its Significant Subsidiaries (as defined in the Merger Agreement), if, and only to the extent that, (a) the Board of Directors of Landmark, after considering the advice of outside legal counsel, determines in good faith that such action is required for such Board of Directors of Landmark to comply with its fiduciary duties to stockholders imposed by law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Landmark provides written notice to Halliburton to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity or (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

CERTAIN POST-MERGER MATTERS

  Once the Merger is consummated, Landmark will cease to exist as a corporation, and Merger Sub, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of Landmark.

  Pursuant to the Merger Agreement, the charter and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the charter and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the DGCL, except that from and after the Effective Time, Article I of the charter of Merger Sub will be amended to provide that its corporate name will be "Landmark Graphics Corporation."

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Landmark: (i) by mutual consent of Halliburton and Landmark;
(ii) by Halliburton, upon a breach of any covenant or agreement on the part of Landmark set forth in the Merger Agreement or if any representation or warranty of Landmark shall have become untrue, in either case such that Halliburton's conditions to effecting the Merger would not be satisfied, subject to a cure period under certain circumstances (a "Terminating Landmark Breach"); (iii) by Landmark, upon a breach of any material covenant or agreement on the part of Halliburton or Merger Sub set forth in the Merger Agreement or if any representation or warranty of Halliburton or Merger Sub shall have become untrue, in either case such that Landmark's conditions to effecting the Merger would not be satisfied, subject to a cure period under certain circumstances; (iv) by either Halliburton or Landmark, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, subject to a limited exception; (v) by either Halliburton or Landmark, if the Merger shall not have been consummated before December 31, 1996; provided, however, that the Merger Agreement may be extended by written notice given by either Halliburton or Landmark to a date not later than February 28, 1997 if the Merger shall not have been consummated as a direct result of Landmark, Halliburton or Merger Sub having failed by December 31, 1996 to receive all required regulatory approvals or consents with respect to the Merger or as the result of the entering of an Order; (vi) by either Halliburton or Landmark, if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of Landmark at the Special Meeting; (vii) by Halliburton, if (a) the Board of Directors of Landmark withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner materially adverse to Halliburton or Merger Sub or shall have resolved to do any of the foregoing; (b) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Landmark is commenced, and the Board of Directors of Landmark, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by the Landmark stockholders or takes no position with respect to the acceptance of such tender or exchange offer by the Landmark stockholders; or (c) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of capital stock of Landmark; or (viii) by Landmark, if Landmark accepts a Superior Proposal (as defined in the Merger Agreement) and makes the payment required pursuant to, and pays the expenses for which Landmark is responsible under, the Merger Agreement. As defined in the Merger Agreement, the term "Superior Proposal" means a bona fide proposal made by a third person or entity to acquire Landmark pursuant to a tender or exchange offer for all of the outstanding capital stock of Landmark, a merger, a sale of all or substantially all of Landmark's assets or otherwise on terms that the Board of Directors of Landmark determines in its good faith judgment to be more favorable to the stockholders of Landmark than the Merger (based on the written opinion, with only customary qualifications, of Landmark's independent financial advisor that the value of the consideration to Landmark's stockholders provided for in such proposal exceeds the value of the consideration to Landmark's stockholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Landmark (based on the written advice of Landmark's independent financial advisor) is reasonably capable of being obtained by such third person or entity.

  Subject to limited exceptions, including the survival of Landmark's agreement to pay a termination fee to Halliburton under certain circumstances, as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of Halliburton, Merger Sub or Landmark (or any of their respective officers and directors) to the other, and all rights and obligations of the parties thereto shall cease, except that no party will be relieved from its obligations with respect to any breach of the Merger Agreement.

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Landmark, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Landmark Common Stock will be converted pursuant to the Merger Agreement upon consummation of the Merger. Any such amendment to the Merger Agreement must be set forth in a writing signed by Halliburton, Merger Sub, and Landmark. At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party thereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (iii), to the extent permitted by law, waive compliance by the other party with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid only if set forth in a writing signed by the party or parties to be bound thereby.

EXPENSES AND TERMINATION FEE

  All expenses incurred by Halliburton, Merger Sub and Landmark will be borne by the party incurring such expenses; provided, however, that the allocable share of Halliburton and Merger Sub, as a group, and Landmark for all expenses related to printing, filing and mailing this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement or this Proxy Statement/Prospectus shall be one-half each; and provided, further, that Halliburton may, at its option, pay any expenses of Landmark that are solely and directly related to the Merger.

  The Merger Agreement provides that Landmark will pay to Halliburton a termination fee equal to $18 million if: (i) the Merger Agreement is terminated by either Halliburton or Landmark because the Merger Agreement fails to receive the requisite vote for approval and adoption by the stockholders of Landmark at the Special Meeting, and, prior to the time of such meeting, Landmark shall have furnished information to, or entered into discussions or negotiations with, any person or entity with respect to a Competing Transaction involving Landmark or any of its subsidiaries and the Board of Directors of Landmark shall not have reaffirmed its favorable recommendation to the stockholders of Landmark with respect to the transactions contemplated by the Merger Agreement by the time of the Special Meeting; (ii) the Merger Agreement is terminated by Halliburton because the Board of Directors of Landmark withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner materially adverse to Halliburton or Merger Sub (or resolves to do so); (iii) the Merger Agreement is terminated by Halliburton because a tender or exchange offer for 50% or more of the capital stock of Landmark is commenced, and the Board of Directors of Landmark, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by the Landmark stockholders or takes no position with respect to the acceptance of such tender or exchange offer by the Landmark stockholders; (iv) the Merger Agreement is terminated by Landmark because Landmark has accepted a Superior Proposal; (v) within 12 months after the date of termination of the Merger Agreement, any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than Halliburton, its subsidiaries or affiliates, shall have acquired beneficial ownership, by tender offer, exchange offer or otherwise, of 50% or more of the outstanding shares of Landmark Common Stock and (a) the value of the consideration per share received by the Landmark stockholders in such transaction shall have been higher on a per share basis than the consideration payable to the Landmark stockholders under the Merger Agreement on a per share basis, or (b) such transaction shall be on more favorable terms to the Landmark stockholders than the Merger; or (vi) if (a) the Merger Agreement is terminated by Halliburton because of a Terminating Landmark Breach and such termination is the result of an intentional or willful breach by Landmark of any agreement, covenant, representation or warranty contained in the Merger Agreement, and (b) either
(1) within 12 months after such termination of the Merger Agreement Landmark shall have entered into a definitive agreement providing for a Business Combination with any person or "group" (as defined above), other than Halliburton, its subsidiaries or affiliates, to which Landmark shall have furnished information or with which Landmark shall have had any contacts or entered into any discussions or negotiations relating to a Business Combination at any time during the period commencing 18 months prior to the date of the Merger Agreement through the date of termination of the Merger Agreement and contemplating the payment to Landmark or the Landmark stockholders, as the case may be, of consideration having a higher value in the aggregate than the consideration payable to the Landmark stockholders under the Merger Agreement or such transaction shall be on more favorable terms to the Landmark stockholders than the Merger and such Business Combination is thereafter consummated, or (2) within 12 months after such termination of the Merger Agreement, any such person or "group" (as defined above) shall have acquired beneficial ownership by tender offer or exchange offer or otherwise, of 50% or more of the outstanding shares of Landmark Common Stock and as a result the Landmark stockholders shall have received consideration having a higher value per share than the consideration per share payable to the Landmark stockholders under the Merger Agreement or such transaction shall be on more favorable terms to the Landmark stockholders than the Merger.

INDEMNIFICATION

  The Merger Agreement provides that, for a period of six years after the Effective Time, (i) the certificate of incorporation and bylaws of the Surviving Corporation (which will contain indemnification provisions substantially equivalent to the current provisions in the Landmark Charter and Bylaws) as in effect immediately following the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of Landmark thereunder or as to the ability of the Surviving Corporation to indemnify such persons or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify with respect to any claims made against such persons arising from their service in such capacities; and (ii) Halliburton shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Landmark (or substitute policies under certain circumstances) with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that in no event shall Halliburton or the Surviving Corporation be required to expend more than 200% of the current annual premiums paid by Landmark for such insurance.

                            STOCK OPTION AGREEMENT

  The following description does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

  Pursuant to the Stock Option Agreement, Landmark has granted to Halliburton an option ("the Option") to acquire up to 2,624,759 shares, subject to certain adjustments (the "Option Shares"), of Landmark Common Stock for $31.857 per share in cash, subject to certain adjustments (the "Exercise Price"). The number of Option Shares represents 15% of the shares of Landmark Common Stock outstanding on June 30, 1996, the date of the Stock Option Agreement. The Option was granted by Landmark as a condition of and as an inducement for Halliburton's entering into the Merger Agreement.

  The Option will remain in full force and effect from the date of the Stock Option Agreement until the earliest to occur of (i) the Effective Time; (ii) the first anniversary of the receipt by Halliburton of written notice from Landmark of the occurrence of an Exercise Event, as defined below; or (iii) termination of the Merger Agreement prior to the occurrence of such an Exercise Event (such period being herein referred to as the "Option Term").

  Halliburton may exercise the Option, in whole or in part, at any time during the Option Term following the occurrence of any of the following events ("Exercise Events"):

  (i) any person or entity (other than Halliburton or any subsidiary thereof) shall have commenced (as such term is defined in Rule 14d-2 of the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of Landmark Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding Landmark Common Stock;

  (ii) Landmark or any subsidiary of Landmark shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person or entity (other than Halliburton or any subsidiary thereof) to (a) effect a merger, consolidation, share exchange or similar transaction involving Landmark or any of its Significant Subsidiaries (as defined therein), (b) sell, lease or otherwise dispose of assets of Landmark and its subsidiaries representing 15% or more of the consolidated assets of Landmark and its subsidiaries, or (c) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Landmark or any of its Significant Subsidiaries;

  (iii) any person or entity (other than Halliburton or any subsidiary thereof or Landmark or, in a fiduciary capacity, any subsidiary thereof) shall have, subsequent to June 30, 1996, acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
         Act) or the right to acquire beneficial ownership, or any "group" (as defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding Landmark Common Stock; or

  (iv) the Landmark stockholders shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement or such meeting shall not have been called as required by the terms of the Merger Agreement or shall have been canceled, in each case after any person or entity (other than Halliburton or any subsidiary thereof) shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in any transaction described in clause (i), (ii) or (iii) above, or the Board of Directors of Landmark shall have withdrawn or modified in a manner materially adverse to Halliburton the recommendation of the Board of Directors of Landmark that the holders of the Landmark Common Stock approve the Merger Agreement and the Merger.

  The Stock Option Agreement contains provisions governing the procedure for exercise of the Option and payment for the Option Shares purchased upon such exercise and other provisions that adjust the number of Option Shares and the Exercise Price therefor upon the occurrence of certain events, such as stock dividends, divisions, combinations and recapitalizations, as well as certain mergers, consolidations, share exchanges and sales of assets involving Landmark.

  The Stock Option Agreement further provides that, in the event of an Exercise Event described in clause (ii), (iii) or (iv) above and for a period of one year thereafter, Landmark will, upon the request of Halliburton, repurchase (a) that portion of the Option that then remains unexercised and
(b) all the shares of Landmark Common Stock theretofore acquired upon exercise of the Option and then held by Halliburton. The price for such repurchase shall be paid in cash and shall be equal to the sum of:

  (i) the aggregate exercise price paid for any shares of Landmark Common Stock upon exercise of the Option and then held by Halliburton;

  (ii) the excess, if any, of the Applicable Price (as defined below) over the Exercise Price paid for each share of Landmark Common Stock acquired by Halliburton upon exercise of the Option and then held by Halliburton times the number of shares; and

  (iii) the excess, if any, of the Applicable Price over the Exercise Price per share of Landmark Common Stock times the number of Option Shares as to which the Option has not yet been exercised.

For this purpose, "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Landmark Common Stock subsequent to the date of the Stock Option Agreement;
(ii) the price per share to be paid by any third person or entity for shares of Landmark Common Stock pursuant to any agreement for a business combination involving Landmark entered into prior to the exercise by Halliburton of its rights to cause Landmark to repurchase the Option and Landmark Common Stock; and (iii) the highest bid price for the Landmark Common Stock reported by Nasdaq during the 60 business days preceding such exercise.

  Notwithstanding these repurchase rights, Halliburton may not exercise such rights to cause Landmark to repurchase the Option and Landmark Common Stock in a manner that would result in the payment to Halliburton of an aggregate amount of more than $24 million, including the amount of the Termination Fee, if any.

  The Stock Option Agreement also contains provisions granting Landmark, under certain circumstances, a right of first refusal to purchase shares of Landmark Common Stock acquired by Halliburton upon exercise of the Option and a right at Landmark's election, for a period of six months following the date of expiration of Halliburton's rights to cause Landmark to repurchase the Option and Landmark Common Stock acquired pursuant thereto, to purchase all the shares of Landmark Common Stock acquired by Halliburton upon exercise of the Option.

  Finally, the Stock Option Agreement contains provisions obligating Landmark to register, under the circumstances therein specified, the offering, sale and delivery by Halliburton of shares of Landmark Common Stock acquired by it pursuant to the exercise of the Option under the Securities Act.

                               VOTING AGREEMENT

  The following description does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference.

  In order to induce Halliburton to enter into the Merger Agreement, S. Rutt Bridges, a director and executive officer of Landmark, and Barbara Ann Bridges, his wife (collectively, the "Stockholders"), have entered into a voting agreement with Halliburton, dated as of June 30, 1996 (the "Voting Agreement"). An aggregate of 1,971,263 shares of Landmark Common Stock, owned beneficially by S. Rutt Bridges or Barbara Ann Bridges, are subject to the Voting Agreement. Such shares, as of the date of the Record Date, represented approximately 11.2% of the then outstanding Landmark Common Stock.

  Pursuant to the Voting Agreement, the Stockholders have, among other things, agreed to vote, and will cause each member of the Stockholder Group (as defined below) to vote, all shares of Landmark Common Stock beneficially owned by them in favor of the Merger and against any business combination proposal or other matter that may interfere or be inconsistent with the Merger (including a Competing Transaction). The Stockholders have also agreed, if reasonably requested by Halliburton in order to facilitate the Merger, that they will not, and they will cause each member of the Stockholder Group not to, attend or vote any Landmark Common Stock beneficially owned by them at, any annual or special meeting of stockholders or to execute any written consent of stockholders.

  The Stockholders have also agreed that no Stockholder or any corporation or other person or entity controlled by any Stockholder or any affiliate or associate thereof, other than Landmark and its subsidiaries (collectively, the "Stockholder Group"), will, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any shares of Landmark Common Stock beneficially owned by any member of the Stockholder Group to any person or entity (other than to any member of the Stockholder Group or its designee), or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing.

  The Voting Agreement will terminate on the earlier of February 28, 1997 or the termination of the Merger Agreement.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial information reflects adjustments to the historical consolidated balance sheets and statements of income of Halliburton and Landmark to give effect to the Merger, using the pooling of interests method of accounting for a business combination.

  Landmark's consolidated financial statements have been conformed with Halliburton's fiscal year end of December 31. See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" in this section for an explanation of the pro forma adjustments.

  The unaudited pro forma condensed combined statements of income for the six months ended June 30, 1995 and 1996 and for the years ended December 31, 1993, 1994 and 1995 assume the Merger was effected as of January 1, 1993.

  The following unaudited pro forma condensed combined information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Halliburton and Landmark, incorporated by reference into this Proxy Statement/Prospectus. The following unaudited pro forma condensed combined statements of income are not necessarily indicative of the results of operations that would have occurred had the Merger occurred on January 1, 1993, nor are they necessarily indicative of future operating results of the combined companies.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                   -------------------------------------------
                                                         PRO FORMA   PRO FORMA
                                   HALLIBURTON LANDMARK ADJUSTMENTS  COMBINED
                                   ----------- -------- -----------  ---------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues
  Energy services.................  $1,384.8    $97.3                $1,482.1
  Engineering and construction
   services.......................   2,053.4                          2,053.4
                                    --------    -----                --------
    Total revenues................  $3,438.2    $97.3                $3,535.5
Operating income (loss)
  Energy services.................  $  159.4    $(3.6)               $  155.8
  Engineering and construction
   services.......................      48.7                             48.7
  General corporate...............     (17.2)                           (17.2)
                                    --------    -----                --------
    Total operating income
     (loss).......................     190.9     (3.6)                  187.3
Nonoperating income (expense),
 net..............................      (7.2)     1.5                    (5.7)
                                    --------    -----                --------
Income (loss) from continuing
 operations before income taxes...     183.7     (2.1)                  181.6
Benefit (provision) for income
 taxes............................     (65.1)      .8                   (64.3)
                                    --------    -----                --------
Income (loss) from continuing
 operations.......................  $  118.6    $(1.3)               $  117.3
                                    --------    -----                --------
Income (loss) per share from
 continuing operations............  $   1.03    $(.07)     $(.03)(A) $    .93
Cash dividends per share..........  $    .50      --                 $    .50
Average common shares
 outstanding......................     115.5     17.5       (7.5)(A)    125.5

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                   -------------------------------------------
                                                         PRO FORMA   PRO FORMA
                                   HALLIBURTON LANDMARK ADJUSTMENTS  COMBINED
                                   ----------- -------- -----------  ---------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues
  Energy services.................  $1,198.6    $94.2                $1,292.8
  Engineering and construction
   services.......................   1,472.9                          1,472.9
                                    --------    -----                --------
    Total revenues................  $2,671.5    $94.2                $2,765.7
Operating income
  Energy services.................  $  123.3    $10.2                $  133.5
  Engineering and construction
   services.......................      49.0                             49.0
  General corporate...............     (13.6)                           (13.6)
                                    --------    -----                --------
    Total operating income........     158.7     10.2                   168.9
Nonoperating income (expense),
 net..............................      (8.4)     1.6                    (6.8)
                                    --------    -----                --------
Income from continuing operations
 before income taxes..............     150.3     11.8                   162.1
Provision for income taxes........     (57.2)    (3.1)                  (60.3)
                                    --------    -----                --------
Income from continuing
 operations.......................  $   93.1    $ 8.7                $  101.8
                                    --------    -----                --------
Income per share from continuing
 operations.......................  $    .81    $ .50      $(.49)(A) $    .82
Cash dividends per share..........  $    .50      --                 $    .50
Average common shares
 outstanding......................     114.4     17.5       (7.5)(A)    124.4

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                      FOR THE YEAR ENDED DECEMBER 31,1995
                                   -------------------------------------------
                                                         PRO FORMA   PRO FORMA
                                   HALLIBURTON LANDMARK ADJUSTMENTS  COMBINED
                                   ----------- -------- -----------  ---------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues
  Energy services.................  $2.623.4    $184.2               $2,807.6
  Engineering and construction
   services.......................   3,075.3                          3,075.3
                                    --------    ------               --------
    Total revenues................  $5,698.7    $184.2               $5,882.9
Operating income
  Energy services.................  $  313.7    $ 17.7               $  331.4
  Engineering and construction
   services.......................     103.0                            103.0
  General corporate...............     (33.5)                           (33.5)
                                    --------    ------               --------
    Total operating income........     383.2      17.7                  400.9
Nonoperating income (expense),
 net..............................     (17.5)      3.5                  (14.0)
                                    --------    ------               --------
Income from continuing operations
 before income taxes..............     365.7      21.2                  386.9
Provision for income taxes........    (131.9)     (5.8)                (137.7)
                                    --------    ------               --------
Income from continuing
 operations.......................  $  233.8    $ 15.4               $  249.2
                                    --------    ------               --------
Income per share from continuing
 operations.......................  $   2.04    $  .87     $(.91)(A) $   2.00
Cash dividends per share..........  $   1.00       --                $   1.00
Average common shares
 outstanding......................     114.5      17.7      (7.5)(A)    124.7

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                   -------------------------------------------
                                                         PRO FORMA   PRO FORMA
                                   HALLIBURTON LANDMARK ADJUSTMENTS  COMBINED
                                   ----------- -------- -----------  ---------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues
  Energy services.................  $2,514.0    $150.9               $2,664.9
  Engineering construction
   services.......................   2,996.2                          2,996.2
                                    --------    ------               --------
    Total revenues................  $5,510.2    $150.9               $5,661.1
Operating income
  Energy services.................  $  191.8    $  3.7               $  195.5
  Engineering and construction
   services.......................      67.2                             67.2
  General corporate...............     (22.9)                           (22.9)
                                    --------    ------               --------
    Total operating income........     236.1       3.7                  239.8
Nonoperating income (expense),
 net..............................      55.2       2.6                   57.8
                                    --------    ------               --------
Income from continuing operations
 before income taxes..............     291.3       6.3                  297.6
Provision for income taxes........    (119.0)     (3.2)                (122.2)
                                    --------    ------               --------
Income from continuing
 operations.......................  $  172.3    $  3.1               $  175.4
                                    --------    ------               --------
Income per share from continuing
 operations.......................  $   1.51    $  .18     $(.28)(A) $   1.41
Cash dividends per share..........  $   1.00       --                $   1.00
Average common shares
 outstanding......................     114.2      17.5      (7.5)(A)    124.2

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                        FOR THE YEAR ENDED DECEMBER 31, 1993
                                     ------------------------------------------
                                                           PRO FORMA  PRO FORMA
                                     HALLIBURTON LANDMARK ADJUSTMENTS COMBINED
                                     ----------- -------- ----------- ---------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues
  Energy services..................   $2,953.4    $130.6              $3,084.0
  Engineering and construction
   services........................    3,140.7                         3,140.7
                                      --------    ------              --------
    Total revenues.................   $6,094.1    $130.6              $6,224.7
Operating income (loss)
  Energy Services..................   $ (148.4)   $ 14.1              $ (134.3)
  Engineering and construction
   services........................       78.9                            78.9
  General corporate................      (22.0)                          (22.0)
                                      --------    ------              --------
    Total operating income (loss)..      (91.5)     14.1                 (77.4)
Nonoperating income (expense),
 net...............................      (54.7)      1.2                 (53.5)
                                      --------    ------              --------
Income (loss) from continuing
 operations before income taxes....     (146.2)     15.3                (130.9)
Benefit (provision) for income
 taxes.............................        5.7      (2.7)                  3.0
                                      --------    ------              --------
Income (loss) from continuing
 operations........................   $ (140.5)   $ 12.6              $ (127.9)
                                      --------    ------              --------
Income (loss) per share from
 continuing operations.............   $  (1.25)   $  .85   $(.66)(A)  $  (1.06)
Cash dividends per share...........   $   1.00       --               $   1.00
Average common shares outstanding..      112.5      14.8    (6.3)(A)     121.0

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                   JUNE 30, 1996
                                     -------------------------------------------
                                                           PRO FORMA   PRO FORMA
                                     HALLIBURTON LANDMARK ADJUSTMENTS  COMBINED
                                     ----------- -------- -----------  ---------
                                                   (IN MILLIONS)
Current assets:
  Cash and equivalents.............   $   14.2   $  58.3               $   72.5
  Receivables......................    1,647.8      69.8                1,717.6
  Inventories......................      306.3       3.3                  309.6
  Other current assets.............      228.1       9.9                  238.0
                                      --------   -------               --------
    Total current assets...........    2,196.4     141.3                2,337.7
Property, plant, and equipment, net
 ..................................    1,124.7      47.5                1,172.2
Other assets.......................      556.9      42.3                  599.2
                                      --------   -------               --------
    Total assets...................   $3,878.0   $ 231.1               $4,109.1
                                      --------   -------               --------
Current liabilities:
  Short-term notes payable and
   current maturities of long-term
   debt............................   $   49.5   $   3.0               $   52.5
  Accounts payable.................      403.7      14.3                  418.0
  Advance billings on uncompleted
   contracts.......................      397.5      25.8                  423.3
  Other current liabilities........      456.8      18.9                  475.7
                                      --------   -------               --------
    Total current liabilities......    1,307.5      62.0                1,369.5
Long-term debt.....................      200.0                            200.0
Other liabilities..................      539.6       3.7                  543.3
                                      --------   -------               --------
  Total liabilities................    2,047.1      65.7                2,112.8
Shareholders' equity:
  Common stock.....................      297.6        .9      23.9 (B)    322.4
  Paid-in capital in excess of par
   value...........................      207.4     127.7     (27.8)(B)    307.3
  Cumulative translation
   adjustment......................      (29.1)                           (29.1)
  Retained earnings................    1,492.6      40.7                1,533.3
                                      --------   -------     -----     --------
                                       1,968.5     169.3      (3.9)     2,133.9
  Less treasury stock, at cost.....      137.6       3.9      (3.9)(B)    137.6
                                      --------   -------     -----     --------
    Total shareholders' equity.....    1,830.9     165.4       --       1,996.3
                                      --------   -------     -----     --------
  Total liabilities and
   shareholders' equity............   $3,878.0   $ 231.1       --      $4,109.1
                                      --------   -------     -----     --------

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined statements of income for the six months ended June 30, 1995 and 1996 and the years ended December 31, 1993, 1994 and 1995 are based on the consolidated financial statements of Halliburton and Landmark. The unaudited pro forma condensed combined statements of income for Landmark for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996 were derived by restating Landmark information to a calendar year basis. Intercompany sales between Halliburton and Landmark are insignificant.

  The unaudited pro forma condensed combined balance sheet is based on the balance sheets of Halliburton and Landmark at June 30, 1996 and upon the adjustments and assumptions described below.

  The unaudited pro forma condensed combined financial statements do not reflect expenses expected to be incurred by Halliburton and Landmark in connection with the Merger or the effect of cost savings, if any, which may be realized after consummation of the Merger.

  Halliburton and Landmark employ accounting policies that are in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires Halliburton and Landmark management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates. In the opinion of Halliburton and Landmark, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the pro forma combined financial position of Halliburton and Landmark and the pro forma combined results of operations of Halliburton and Landmark.

NOTE 2. PRO FORMA ADJUSTMENTS

  Halliburton and Landmark expect to incur charges to operations of approximately $7.5 million for transaction fees and costs incident to the Merger. These expenses are not reflected in the unaudited pro forma condensed combined financial statements. Moreover, no adjustments have been reflected in the unaudited pro forma condensed combined financial statements for the synergies that Halliburton management anticipates to result from the Merger as described under "The Merger--Halliburton's Reasons for the Merger."

  The unaudited pro forma condensed combined financial statements reflect the following pro forma adjustments:

  (A) The pro forma condensed combined financial statements reflect the issuance of 0.574 of a share of Halliburton Common Stock for each share of Landmark Common Stock in the Merger.


  (B) The unaudited pro forma condensed combined balance sheet reflects the issuance of 0.574 of a share of Halliburton Common Stock for each share of Landmark Common Stock outstanding at June 30, 1996. Therefore, the historical combined common stock and paid-in capital balances have been adjusted to reflect the number of shares assumed to be issued and the differences in par value per common share of Halliburton and Landmark.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

HALLIBURTON

  The following table sets forth information with respect to stockholders of Halliburton who were believed by management of Halliburton to own more than five percent of the Halliburton Common Stock outstanding as of the Record Date. The information set forth below is based solely upon information furnished by such stockholders or contained in filings made by such persons with the Commission, and is as of the dates specified below.

                          AMOUNT AND
                          NATURE OF     PERCENT
   NAME AND ADDRESS OF    BENEFICIAL      OF
   BENEFICIAL OWNER       OWNERSHIP      CLASS
   -------------------    ----------    -------
   FMR Corp.              6,807,031(1)   5.95%
    82 Devonshire Street
    Boston,
    Massachusetts

- --------
(1) Based on information contained in a Schedule 13G filed with the Commission with respect to beneficial ownership at December 31, 1995. The number of shares reported includes 5,539,802 shares beneficially owned by Fidelity Management & Research Company, 1,257,429 shares owned by Fidelity Management Trust Company and 9,800 shares held by Fidelity International Limited. FMR Corp., through control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over the shares with the exception of those held beneficially by Fidelity International Limited. FMR Corp. has sole power to vote or to direct the vote of 880,529 shares of Halliburton Common Stock.

LANDMARK

  SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS. The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Landmark Common Stock as of the Record Date (except as noted in the footnotes to such table) by each "person" or "group" within the meaning of Section 13(d)(3) of the Exchange Act who is known to the management of the Company to be the beneficial owner of more than five percent of the Landmark Common Stock outstanding as of the Record Date:

                              AMOUNT AND
                              NATURE OF        PERCENT
   NAME AND ADDRESS OF        BENEFICIAL         OF
   BENEFICIAL OWNER          OWNERSHIP(1)       CLASS
   -------------------       ------------      -------
   S. Rutt Bridges            1,971,263(2)(3)  11.16%
    7409 South Alton Court,
    Suite 100
    Englewood, Colorado
    80112
   Halliburton Company        1,971,263(3)     11.16%
    3600 Lincoln Plaza
    500 North Akard Street
    Dallas, Texas 75201-
    3391
   Merrill Lynch & Co.,       2,010,700        11.38%
    Inc.(4)
    P.O. Box 9011
    Princeton, New Jersey
    08543-9011

- --------
(1) Except as otherwise indicated, (i) the persons named in this table have sole voting and investment power with respect to all shares of Landmark Common Stock shown as beneficially owned by them, and (ii) none of the shares shown in this table or referred to in the footnotes hereto are shares of which the persons named in this table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

(2) Includes 217,634 shares of Landmark Common Stock held directly by Mr. Bridges' wife, Barbara Ann Bridges, with respect to which Mr. Bridges disclaims dispositive or voting power.

(3) Pursuant to the Voting Agreement, the voting power, but not the dispositive power, associated with the 1,971,263 shares of Landmark Common Stock held beneficially by S. Rutt Bridges and Barbara Ann Bridges is shared with Halliburton. As a result of obtaining such shared voting power, Halliburton filed a Schedule 13D with the Commission on July 25, 1996 with respect to such 1,971,263 shares of Landmark Common Stock.

(4) Includes 1,300,000 shares of Landmark Common Stock held by ML Global Allocation Fund, Inc. ("Allocation"); 40,000 shares of Landmark Common Stock held by ML Global Smallcap Fund, Inc. ("Smallcap"); and 587,700 shares of Landmark Common Stock held by ML Special Value Fund, Inc. ("Special Value"). Merrill Lynch Asset Management L.P. ("MLAM"), a registered investment adviser under the Investment Advisers Act of 1940, is the investment adviser to Allocation and Smallcap and may be deemed to be a beneficial owner of such shares. Fund Asset Management L.P. ("FAM"), a registered investment adviser under the Investment Advisers Act of 1940, is the investment adviser to Special Value and may be deemed to be a beneficial owner of such shares. In addition, MLAM has voting and dispositive power over an additional 83,000 shares of Landmark Common Stock.

  SECURITY OWNERSHIP OF MANAGEMENT. The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Landmark Common Stock, as of the Record Date by each director and each executive officer of Landmark and by all such executive officers and directors as a group:

                                         OPTIONS
                                       EXERCISABLE
                                       ON OR BEFORE COMMON STOCK      PERCENT OF
                     COMMON STOCK      NOVEMBER 15, BENEFICIALLY        COMMON
 NAME OF INDIVIDUAL    OWNED(1)          1996(2)       OWNED          STOCK OWNED
 ------------------  ------------      ------------ ------------      -----------
 Charles L.
  Blackburn               2,000           21,250        23,250              *
 S. Rutt Bridges      1,971,263(3)           --      1,971,263(3)        11.2%
 Daniel L.
  Casaccia                  --            71,750        71,750              *
 James A. Downing
  II                     38,240           79,500       117,740              *
 John W. Gibson             --            27,500        27,500              *
 Henry P. Holland         2,470           31,250        33,720              *
 Lucio L. Lanza              --           31,250        31,250              *
 Theodore Levitt          1,000           13,750        14,750              *
 Patti L. Massaro           --             2,500         2,500              *
 Robert P. Peebler        7,000          265,000       272,000              *
 William H.
  Seippel                10,800(4)        79,450        90,250              *
 Sam K. Smith             4,400           41,250        45,650              *
 Denese D. VanDyne          --            11,500        11,500              *
 All executive
  officers and
  directors as a
  group (13)
  persons)            2,037,173(3)(4)    675,950     2,713,123(3)(4)     15.4%

- --------
*Represents less than one percent of the Landmark Common Stock outstanding.

(1) Except as otherwise indicated, (i) the persons named in this table have sole voting and investment power with respect to all shares of Landmark Common Stock shown as beneficially owned by them, and (ii) none of the shares shown in this table or referred to in the footnotes hereto are shares of which the persons named in this table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

(2) Does not include options which will become exercisable solely as a result of the Merger. See "The Merger--Interests of Certain Persons in the Merger--Stock Options."

(3) Includes 217,634 shares held directly by Mr. Bridges' wife with respect to which Mr. Bridges disclaims dispositive or voting power.

(4) Includes 100 shares indirectly and beneficially owned by Mr. Seippel through his son, as to which Mr. Seippel disclaims beneficial ownership.

                   DESCRIPTION OF HALLIBURTON CAPITAL STOCK

GENERAL

  The following descriptions of certain of the provisions of the Halliburton Charter and Bylaws are necessarily general and do not purport to be complete and are qualified in their entirety by reference to such documents, which are included as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

HALLIBURTON COMMON STOCK

  Halliburton is authorized to issue 200,000,000 shares of Halliburton Common Stock, par value $2.50. As of August 27, 1996, there were 114,922,192 shares of Halliburton Common Stock issued and outstanding and 15,258 holders of record of Halliburton Common Stock. The holders of Halliburton Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Halliburton Common Stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of Halliburton Preferred Stock (as defined below), the holders of Halliburton Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Halliburton out of legally available funds. In the event of liquidation, dissolution or winding up of Halliburton, the holders of Halliburton Common Stock are entitled to share ratably in all assets of Halliburton remaining after the full amounts, if any, to which the holders of outstanding Halliburton Preferred Stock are entitled. The holders of Halliburton Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Halliburton Common Stock are subject to those of holders of Halliburton Preferred Stock.

RIGHTS TO PURCHASE PREFERRED STOCK

  On May 20, 1986, the Board of Directors of Halliburton declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Halliburton Common Stock held of record on June 2, 1986 and approved the further issuance of Rights with respect to all shares of Halliburton Common Stock that are subsequently issued. The Rights were issued subject to a Rights Agreement that, in its amended and restated form, is the Second Amended and Restated Rights Agreement dated as of December 15, 1995 between Halliburton and Chemical Mellon Shareholder Services L.L.C. (now ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Restated Rights Agreement"). Each Right now entitles the registered holder to purchase from Halliburton one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value ("Halliburton Series A Preferred Stock"), of Halliburton, at a price of $150.00 per one-hundredth of a share (the "Purchase Price"), subject to adjustment. See "Halliburton Preferred Stock--Halliburton Series A Preferred Stock." Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for Halliburton Common Stock and will not be transferable apart from the Halliburton Common Stock.

  DETACHMENT OF RIGHTS; EXERCISE. The Rights are currently attached to all certificates representing outstanding shares of Halliburton Common Stock and no separate Right Certificates (defined below) have been distributed. The Rights will separate from the Halliburton Common Stock and a distribution date ("Distribution Date") will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Restated Rights Agreement) of Halliburton, or (ii) ten business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

  The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of

Halliburton Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

  If a person or group were to acquire 15% or more of the Voting Shares of Halliburton, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of Halliburton Common Stock (or, under certain circumstances, the equivalent number of one-hundredths of a share of Halliburton Series A Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

  If Halliburton were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision would be made so that each holder of a Right would thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

  ANTIDILUTION AND OTHER ADJUSTMENTS. The number of shares (or fractions thereof) of Halliburton Series A Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Halliburton Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Halliburton Common Stock or a stock dividend on the Halliburton Common Stock payable in Halliburton Common Stock or any subdivision, consolidation or combination of the Halliburton Common Stock occurring, in any such case, prior to the Distribution Date.

  EXCHANGE OPTION. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of Halliburton and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of Halliburton, the Halliburton Board of Directors may, at its option, issue Halliburton Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of Halliburton Common Stock (or one-thousandth of a share of Halliburton Series A Preferred Stock) for each two shares of Halliburton Common Stock for which each right is then exercisable, subject to adjustment.

  REDEMPTION OF RIGHTS. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Board of Directors of Halliburton may redeem all but not less than all the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of Halliburton in its sole discretion may establish. Immediately upon the action of the Board of Directors of Halliburton ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  EXPIRATION; AMENDMENT OF RIGHTS. The Rights will expire on December 15, 2005, unless earlier extended, redeemed or exchanged. The terms of the Rights may be amended by the Board of Directors of Halliburton without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of holders of the Rights.

  The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Halliburton without the approval of the Board of Directors of Halliburton. The Rights should not, however, interfere with any merger or other business combination that is approved by the Board of Directors of Halliburton.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement and is available free of charge from Halliburton.

HALLIBURTON PREFERRED STOCK

  GENERAL. Halliburton is authorized to issue 5,000,000 shares of Preferred Stock, without par value (the "Halliburton Preferred Stock"), of which 2,000,000 shares have been designated as the Halliburton Series A Preferred Stock. No shares of Halliburton Preferred Stock are outstanding. The Board of Directors of Halliburton has authority, without stockholder approval, to issue shares of Halliburton Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of such series. The issuance of Halliburton Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Halliburton Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Halliburton. Halliburton has no present plans to issue any Halliburton Preferred Stock.

  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. The terms of the Halliburton Series A Preferred Stock are designed so that the value of each one-hundredth of a share purchasable upon exercise of a Right will approximate the value of one share of Halliburton Common Stock. The Halliburton Series A Preferred Stock is nonredeemable and will rank junior to all other series of Halliburton Preferred Stock. Each whole share of Halliburton Series A Preferred Stock is entitled to receive a cumulative quarterly preferential dividend in an amount per share equal to the greater of (i) $1.00 in cash or (ii), in the aggregate, 100 times the dividend declared on the Halliburton Common Stock. In the event of liquidation, the holders of the Halliburton Series A Preferred Stock are entitled to receive a preferential liquidation payment equal to the greater of
(i) $100.00 per share or (ii), in the aggregate, 100 times the payment made on the Halliburton Common Stock, plus, in either case, the accrued and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which the Halliburton Common Stock is exchanged for or changed into other stock or securities, cash or property, each whole share of Halliburton Series A Preferred Stock is entitled to receive 100 times the amount received per share of Halliburton Common Stock. Each whole share of Halliburton Series A Preferred Stock is entitled to 100 votes on all matters submitted to a vote of the stockholders of Halliburton, and holders of Halliburton Series A Preferred Stock will generally vote together as one class with the holders of Halliburton Common Stock and any other capital stock on all matters submitted to a vote of stockholders of Halliburton.

CERTAIN PROVISIONS OF HALLIBURTON CHARTER AND BYLAWS

  The Halliburton Charter contains provisions authorizing the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Halliburton or is or was serving at the request of Halliburton as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses and damages incurred thereby under the circumstances set forth therein. The Halliburton Charter also contains provisions that, in accordance with the DGCL, limit the liability of directors of Halliburton for breach of fiduciary duty by directors acting in such capacity. Pursuant to these provisions, directors of Halliburton may be liable for breach of fiduciary duty only (i) under Section 174 of the DGCL (relating to the payment of unlawful dividends and unlawful purchases of stock of the corporation) or (ii) if, in addition to any and all other requirements for such liability, any such director (a) shall have breached the duty of loyalty to Halliburton, (b) in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (c) shall have derived an improper personal benefit.

  The provisions of the Halliburton Charter may be amended or repealed by the vote of holders of a majority of the outstanding capital stock of Halliburton entitled to vote thereon.

  Except in the case of nominations by or at the direction of the Board of Directors of Halliburton, written notice must be given of any nomination of a director (i), with respect to an election to be held at an annual meeting of stockholders, not later than ninety days prior to the first anniversary of the immediately preceding annual meeting and (ii), with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the tenth day following the day of notice of such meeting.

  Except in the case of a national emergency, all actions taken by the Board of Directors of Halliburton, including the appointment and removal of officers of Halliburton and the establishment and dissolution of divisions of Halliburton, require the affirmative vote of a majority of the directors. The Halliburton Bylaws provide that the number of directors on the Board of Directors of Halliburton may be increased or decreased with the approval of a majority of the then-authorized number of directors. Also, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office.

  The Halliburton Bylaws may be adopted, amended or rescinded by the vote of a majority of the Board of Directors of Halliburton or by the majority of the outstanding shares of capital stock entitled to vote.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Halliburton Common Stock is ChaseMellon Shareholders Services, L.L.C.

          COMPARATIVE RIGHTS OF HALLIBURTON AND LANDMARK STOCKHOLDERS

  If the Merger is consummated, the stockholders of Landmark will become stockholders of Halliburton. The rights of the stockholders of both Halliburton and Landmark are governed by and subject to the provisions of the DGCL. The rights of current Landmark stockholders following the Merger will be governed by the Halliburton Charter and Bylaws rather than the provisions of the Landmark Charter and Bylaws. The following is a brief summary of certain differences between the rights of Halliburton stockholders and the rights of Landmark stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Halliburton Charter and Bylaws and the Landmark Charter and Bylaws.

NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

  The Halliburton Bylaws authorize no fewer than eight and no more than twenty persons to serve on its Board of Directors. This number, which is presently set at eleven, may be increased or decreased with the approval of a majority of the then-authorized number of directors. Newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office. This provision of the Halliburton Bylaws may be altered, amended, or repealed by the affirmative vote of the majority of either the Board of Directors of Halliburton or the outstanding shares of capital stock of Halliburton entitled to vote.

  The Landmark Bylaws authorize no fewer than three and no more than seven persons to serve on its Board of Directors. Landmark presently has seven directors. The number of directors may be increased or decreased by resolution approved by the unanimous vote of the then-authorized directors. Vacancies and newly created directorships resulting from any such increase may be filled by a majority of the directors then in office. This provision of the Landmark Bylaws may be altered, amended, or repealed by the affirmative vote of the majority of either the Board of Directors of Landmark or the outstanding shares of capital stock of Landmark entitled to vote.

  The Landmark Bylaws allow directors to be removed with or without cause by majority of the stock entitled to vote for the election of directors. The Halliburton Charter and Bylaws are silent on the issue of director removal. The DGCL, however, would allow a Halliburton director to be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

VOTING RIGHTS

  Neither the Halliburton Charter nor the Landmark Charter provides for cumulative voting rights for the election of directors or otherwise.

POWER TO CALL SPECIAL MEETINGS

  The Halliburton Bylaws provide that a special meeting of stockholders may be called by the Board of Directors of Halliburton, the Chairman of the Board, the President, or by the holders of a majority of the issued and outstanding shares of the capital stock of Halliburton entitled to vote. Written notice of a special meeting must be mailed not fewer than ten nor more than fifty days before the meeting to each stockholder of record entitled to vote.

  The Landmark Bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the President, or by the Board of Directors of Landmark pursuant to a resolution approved by a majority of the entire Board. Written notice of a special meeting must be delivered not less than ten nor more than sixty days before the date of such meeting to each stockholder of record entitled to vote.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

  Neither the Halliburton Charter or Bylaws nor the Landmark Charter or Bylaws contains any provisions that would require, for the approval of any merger, consolidation, sale of a substantial amount of assets or other similar transactions involving Halliburton or Landmark, respectively, the affirmative vote of stockholders owning more than a majority of the issued and outstanding capital stock entitled to vote thereon. The DGCL generally would require that such a transaction be submitted to the affected stockholders at an annual or special meeting and that a majority of the outstanding stock of the affected entity vote in favor of such a transaction. See "Description of Halliburton Capital Stock."

ACTION BY WRITTEN CONSENT

  The Landmark Bylaws permit action to be taken by the Landmark stockholders without a meeting. Although neither the Halliburton Charter nor the Halliburton Bylaws contains a similar provision, the DGCL would permit the taking of an action by the Halliburton stockholders by written consent.

AMENDMENTS OF BYLAWS

  The Halliburton Bylaws and the Landmark Bylaws may be amended either by their respective Boards of Directors or by the holders of a majority of the outstanding shares of their respective capital stock present and entitled to vote at a meeting.

  See "Description of Halliburton Capital Stock."

                            INDEPENDENT ACCOUNTANTS

  It is expected that the representatives of Price Waterhouse LLP will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

  The validity of the Halliburton Common Stock to be issued in the Merger has been passed upon for Halliburton by Vinson & Elkins LLP, Houston, Texas. Certain tax consequences of the Merger have been passed upon for Halliburton by Vinson & Elkins LLP, Houston Texas, and for Landmark by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules included in Halliburton's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The financial statements of Landmark incorporated by reference to Landmark's Annual Report on Form 10-K for the year ended June 30, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

  Any proposals of holders of Halliburton Common Stock intended to be presented at the annual meeting of stockholders of Halliburton to be held in 1997 must be received by Halliburton, addressed to the Secretary of Halliburton at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas, 75201-3391, no later than February 19, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

  Any proposals of stockholders of Landmark intended to be presented at the annual meeting of stockholders of Landmark to be held in 1996 must have been received by Landmark, addressed to the Secretary of Landmark at 15150 Memorial Drive, Houston, Texas, 77079-4304, no later than August 16, 1996 to comply with the Landmark Bylaws, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              HALLIBURTON COMPANY,

                            HALLIBURTON ACQ. COMPANY

                                      AND

                         LANDMARK GRAPHICS CORPORATION

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I
                                  DEFINITIONS
 SECTION 1.01  Definitions.............................................     A-1
 SECTION 1.02  Rules of Construction...................................     A-1
                                   ARTICLE II
                                TERMS OF MERGER
 SECTION 2.01  Statutory Merger........................................     A-1
 SECTION 2.02  Effective Time..........................................     A-2
 SECTION 2.03  Effect of the Merger....................................     A-2
 SECTION 2.04  Certificate of Incorporation; Bylaws....................     A-2
 SECTION 2.05  Directors and Officers..................................     A-2
                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
               Merger Consideration; Conversion and Cancellation of Se-
 SECTION 3.01  curities................................................     A-2
 SECTION 3.02  Exchange of Certificates................................     A-3
 SECTION 3.03  Closing.................................................     A-5
 SECTION 3.04  Stock Transfer Books....................................     A-5
                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 SECTION 4.01  Organization and Qualification; Subsidiaries............     A-5
 SECTION 4.02  Certificate of Incorporation and Bylaws.................     A-5
 SECTION 4.03  Capitalization..........................................     A-5
 SECTION 4.04  Authorization of Agreement..............................     A-6
 SECTION 4.05  Approvals...............................................     A-7
 SECTION 4.06  No Violation............................................     A-7
 SECTION 4.07  Reports.................................................     A-7
 SECTION 4.08  No Material Adverse Effect; Conduct.....................     A-8
 SECTION 4.09  Title to Properties.....................................     A-8
 SECTION 4.10  Certain Obligations.....................................     A-8
 SECTION 4.11  Permits; Compliance.....................................     A-9
 SECTION 4.12  Litigation; Compliance with Laws........................     A-9
 SECTION 4.13  Employee Benefit Plans..................................     A-9
 SECTION 4.14  Taxes...................................................    A-11
 SECTION 4.15  Environmental Matters...................................    A-11
 SECTION 4.16  Intellectual Property...................................    A-12
 SECTION 4.17  Insurance...............................................    A-12
 SECTION 4.18  Pooling; Tax Matters....................................    A-12
 SECTION 4.19  Affiliates..............................................    A-13
 SECTION 4.20  Certain Business Practices..............................    A-13
 SECTION 4.21  Opinion of Financial Advisor............................    A-13
 SECTION 4.22  Brokers.................................................    A-13
 SECTION 4.23  Acquiring Person........................................    A-13
                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR
 SECTION 5.01  Organization and Qualification; Subsidiaries............    A-14
 SECTION 5.02  Certificate of Incorporation and Bylaws.................    A-14

                                                                         PAGE
                                                                         ----
 SECTION 5.03  Capitalization..........................................  A-14
 SECTION 5.04  Authorization of Agreement..............................  A-15
 SECTION 5.05  Approvals...............................................  A-15
 SECTION 5.06  No Violation............................................  A-15
 SECTION 5.07  Reports.................................................  A-16
 SECTION 5.08  No Material Adverse Effect; Conduct.....................  A-16
 SECTION 5.09  Title to Properties.....................................  A-16
 SECTION 5.10  Certain Obligations.....................................  A-17
 SECTION 5.11  Permits; Compliance.....................................  A-17
 SECTION 5.12  Litigation; Compliance with Laws........................  A-17
 SECTION 5.13  Employee Benefit Plans..................................  A-17
 SECTION 5.14  Taxes...................................................  A-18
 SECTION 5.15  Environmental Matters...................................  A-18
 SECTION 5.16  Pooling; Tax Matters....................................  A-19
 SECTION 5.17  Affiliates..............................................  A-19
 SECTION 5.18  Brokers.................................................  A-19
 SECTION 5.19  Acquiring Person........................................  A-19
 SECTION 5.20  Proposal to Acquire the Acquiror........................  A-19
 SECTION 5.21  Certain Business Practices..............................  A-19
                                   ARTICLE VI
                                   COVENANTS
 SECTION 6.01  Affirmative Covenants...................................  A-20
 SECTION 6.02  Negative Covenants......................................  A-20
 SECTION 6.03  No Solicitation.........................................  A-23
 SECTION 6.04  Access and Information..................................  A-24
 SECTION 6.05  Confidentiality Agreement...............................  A-24
                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS
 SECTION 7.01  Meeting of Stockholders.................................  A-24
 SECTION 7.02  Registration Statement; Proxy Statements................  A-24
 SECTION 7.03  Appropriate Action; Consents; Filings...................  A-26
 SECTION 7.04  Affiliates; Pooling; Tax Treatment......................  A-27
 SECTION 7.05  Public Announcements....................................  A-27
 SECTION 7.06  NYSE Listing............................................  A-27
 SECTION 7.07  Rights Agreement; State Takeover Statutes...............  A-27
 SECTION 7.08  Comfort Letters.........................................  A-28
 SECTION 7.09  Assumption of Obligations to Issue Stock................  A-28
 SECTION 7.10  Employee Benefit Plans..................................  A-28
 SECTION 7.11  Indemnification of Directors and Officers...............  A-29
 SECTION 7.12  Newco...................................................  A-30
 SECTION 7.13  Event Notices...........................................  A-30
 SECTION 7.14  Stratworks Divestiture..................................  A-30
 SECTION 7.15  Change in Control Agreements............................  A-30
                                  ARTICLE VIII
                               CLOSING CONDITIONS
               Conditions to Obligations of Each Party Under This
 SECTION 8.01  Agreement...............................................  A-31
               Additional Conditions to Obligations of the Acquiror
 SECTION 8.02  Companies...............................................  A-31
 SECTION 8.03  Additional Conditions to Obligations of the Company.....  A-32

                                                                           PAGE
                                                                           ----
                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER
 SECTION 9.01   Termination............................................    A-32
 SECTION 9.02   Effect of Termination..................................    A-33
 SECTION 9.03   Amendment..............................................    A-33
 SECTION 9.04   Waiver.................................................    A-34
 SECTION 9.05   Fees, Expenses and Other Payments......................    A-34
                                   ARTICLE X
                               GENERAL PROVISIONS
                Effectiveness of Representations, Warranties and Agree-
 SECTION 10.01  ments..................................................    A-35
 SECTION 10.02  Notices................................................    A-35
 SECTION 10.03 Headings................................................    A-36
 SECTION 10.04 Severability............................................    A-36
 SECTION 10.05 Entire Agreement........................................    A-36
 SECTION 10.06 Assignment..............................................    A-36
 SECTION 10.07 Parties in Interest.....................................    A-36
 SECTION 10.08 Failure or Indulgence Not Waiver; Remedies Cumulative...    A-36
 SECTION 10.09 Governing Law...........................................    A-36
 SECTION 10.10 Counterparts............................................    A-36

                                    ANNEXES

Schedule of Defined Terms............................................... Annex A
Affiliate's Agreement (Landmark Graphics Corporation Affiliates)........ Annex B
Affiliate's Agreement (Halliburton Company Affiliates).................. Annex C

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of June 30, 1996 (this "Agreement"), is by and among Halliburton Company, a Delaware corporation ("Acquiror"), Halliburton Acq. Company, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Newco"), and Landmark Graphics Corporation, a Delaware corporation (the "Company"). The Acquiror and Newco are sometimes referred to herein as the "Acquiror Companies."

                                   Recitals:

  The Board of Directors of the Company has determined that the business combination to be effected by means of the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and recommended approval and adoption of this Agreement by the stockholders of the Company.

  The Board of Directors of the Acquiror has determined that the business combination to be effected by means of the Merger is consistent with and in furtherance of the long-term business strategy of the Acquiror and is fair to, and in the best interests of, the Acquiror and its stockholders and has approved and adopted this Agreement.

  Upon the terms and subject to the conditions of this Agreement and in accordance with the GCL, the Company will merge with and into Newco and Newco will be the Surviving Corporation.

  For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code.

  The Merger is intended to be treated as a "pooling of interests" for accounting purposes.

  The parties hereto acknowledge the execution and delivery of the Stock Option Agreement and the Voting Agreement concurrently with the execution and delivery of this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

  SECTION 1.01 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

  SECTION 1.02 Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with generally accepted accounting principles as in effect from time to time: (c) "or" is not exclusive; (d) "including" means "including, without limitation;" and (e) words in the singular include the plural and words in the plural include the singular.

                                  ARTICLE II

                                Terms of Merger

  SECTION 2.01 Statutory Merger. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, the Company shall merge with and into

Newco at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect shall be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of each of the Constituent Corporations shall cease and Newco shall continue as the Surviving Corporation.

  SECTION 2.02 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL.

  SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Newco and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 2.04 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation and the bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation, except that from and after the Effective Time Article I of the certificate of incorporation shall be and read in its entirety as follows:

                                   ARTICLE I

  The name of the corporation shall be "Landmark Graphics Corporation."

  Prior to the Effective Time, the certificate of incorporation and bylaws of Newco shall be amended so as to contain provisions substantially similar in form and substance to the provisions contained in Article IX of the certificate of incorporation and Section 6.10 of the bylaws of the Company, respectively.

  SECTION 2.05 Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

              Conversion of Securities; Exchange of Certificates

  SECTION 3.01 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror Companies, the Company or the holders of any of the following securities:

    (a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 3.01(c)) shall be converted into 0.574 shares of Acquiror Common Stock. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Acquiror Common Stock or the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) All shares of Company Common Stock shall, upon conversion thereof into shares of Acquiror Common Stock at the Effective Time, cease to be outstanding and shall automatically be cancelled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 3.01(c)) shall thereafter be deemed, for all purposes other than the payment of dividends or distributions, to represent that number of shares of Acquiror Common Stock determined pursuant to the Common Stock Exchange Ratio and, if applicable, the right to receive cash pursuant to Section 3.02(e). The holders of certificates previously evidencing Company Common Stock shall cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by law.

    (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by the Acquiror or any direct or indirect wholly-owned Subsidiary of the Acquiror or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without conversion thereof.

    (d) Each share of common stock, par value $1.00 per share, of Newco issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as one share of common stock, par value $1.00 per share, of the Surviving Corporation.

SECTION 3.02 Exchange of Certificates.

  (a) Exchange Fund. On the day of the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates evidencing a number of shares of Acquiror Common Stock equal to the product of the Common Stock Exchange Ratio multiplied by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any such shares to be cancelled pursuant to Section 3.01(c)). The Exchange Agent shall, pursuant to irrevocable instructions from the Acquiror, deliver Acquiror Common Stock, together with any cash to be paid in lieu of fractional interests in shares of Acquiror Common Stock pursuant to Section 3.02(e) and any dividends or distributions related thereto, in exchange for certificates theretofore evidencing Company Common Stock surrendered to the Exchange Agent pursuant to Section 3.02(c). Except as contemplated by Section 3.02(e), the Exchange Fund shall not be used for any other purpose.

  (b) Letter of Transmittal. Promptly after the Effective Time, the Acquiror will cause the Exchange Agent to send to each record holder of Company Common Stock immediately prior to the Effective Time a letter of transmittal and other appropriate materials for use in surrendering to the Exchange Agent certificates that prior to the Effective Time evidenced shares of Company Common Stock.

  (c) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall distribute to each former holder of Company Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates that theretofore evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of Acquiror Common Stock into which such shares of Company Common Stock were converted pursuant to the Merger, together with any cash to be paid in lieu of fractional interests in shares of Acquiror Common Stock pursuant to Section 3.02(e) and any dividends or distributions related thereto. If shares of Acquiror Common Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it shall be a condition of issuance of the Acquiror Common Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Acquiror Common Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of the Acquiror that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any Acquiror Common Stock, cash in lieu of fractional share interests or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat law.

  (d) Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat laws, following surrender of any such certificate, there shall be paid (i) to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock and (ii) to the holder of any certificate that theretofore evidenced shares of Company Common Stock, without interest, promptly the amount of any cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 3.02(e).

  (e) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional shares of Acquiror Common Stock shall be issued in connection with the Merger, and any such fractional share interests to which a holder of record of Company Common Stock at the Effective Time would otherwise be entitled will not entitle such holder to vote or to any rights of a stockholder of the Acquiror. In lieu of any such fractional shares, each holder of record of Company Common Stock at the Effective Time who but for the provisions of this Section 3.02(e) would be entitled to receive a fractional interest of a share of Acquiror Common Stock pursuant to the Merger shall be paid cash, without any interest thereon, as hereinafter provided. The Acquiror shall instruct the Exchange Agent to determine the number of whole shares and fractional shares of Acquiror Common Stock allocable to each holder of record of Company Common Stock at the Effective Time, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale, after making appropriate deductions of the amount, if any, required for Federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sales shall be paid by the Acquiror.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former holders of Company Common Stock for twelve months after the Effective Time shall be delivered to the Acquiror, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Acquiror for the Acquiror Common Stock and any cash to which they are entitled.

  (g) Withholding of Tax. The Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as the Acquiror (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding was made by the Acquiror.

  (h) Lost Certificates. If any certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Acquiror, the posting by such Person of a bond, in such reasonable amount as the Acquiror may direct, as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Acquiror Common Stock to which the holder may be entitled pursuant to this Article III, any cash in lieu of fractional shares of Acquiror Common Stock to which the holder thereof may be entitled pursuant to
Section 3.02(e) and any dividends or other distributions to which the holder thereof may be entitled pursuant to Section 3.02(d).

  SECTION 3.03 Closing. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, 3600 First City Tower, Houston, Texas 77002-6760, at 10:00 a.m. on the second Business Day following the date on which the conditions to the Closing have been satisfied or waived or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

  SECTION 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

                                  ARTICLE IV

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to the Acquiror Companies that:

  SECTION 4.01 Organization and Qualification; Subsidiaries. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so duly qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on the Company.
Section 4.01 of the Company's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with (A) the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company, and (B) an indication of whether each such Subsidiary is a "Significant Subsidiary." Neither the Company nor any of its Subsidiaries owns an equity interest in any partnership or joint venture arrangement or other business entity that is Material to the Company.

  SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore marked for identification and furnished to the Acquiror complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

  SECTION 4.03 Capitalization.

  (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock of which, as of March 29, 1996, 17,498,396 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or is bound and (ii) 3,600,000 shares of Preferred Stock, par value $1.00 per share, of which none is issued but of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock. As of June 30, 1996, 3,100,727 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options granted pursuant to the Company Option Plans. Except as set forth in Section 4.03(a) of the Company's Disclosure Letter, between March 29, 1996 and the date of this Agreement, no shares of Company Common Stock have been issued by the Company. Except as set forth in Section 4.03(a) of the Company's Disclosure Letter, since March 29, 1996, the Company has not granted any options for, or other rights to purchase, shares of Company Common Stock.

  (b) Except as set forth in Section 4.03(a), no shares of Common Stock are reserved for issuance, and, except for the Company's Rights Plan and Company Stock Options listed in Section 4.03(b) of the Company's Disclosure Letter, there are no contracts, agreements, commitments or arrangements obligating the Company (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (iii) to grant any Lien on any shares of capital stock of the Company.

  (c) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Company's Subsidiaries and the names and addresses of the holders of record of the capital stock or other equity interests of each such Subsidiary are set forth in Section 4.03(c) of the Company's Disclosure Letter. Except as set forth in the Company's Disclosure Letter, (i) the issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary; (ii) all such issued and outstanding shares, or other equity interests, that are indicated as owned by the Company or one of its Subsidiaries in Section 4.03(c) of the Company's Disclosure Letter are owned (A) beneficially as set forth therein and (B) free and clear of all Liens; (iii) no shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Company; except for any matter under clause (i), (ii) or (iii) of this Section 4.03(c) that could not reasonably be expected to have a Material Adverse Effect on the Company.

  (d) Except as set forth in Section 4.03(d) of the Company's Disclosure Letter and for the Company's Rights Agreement, the Company Stock Options listed in Section 4.03(b) of the Company's Disclosure Letter and the Stock Option Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act, except in the case of any Subsidiaries of the Company that are not Significant Subsidiaries for any matters that could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.04 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the GCL and the Company's certificate of incorporation). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

  SECTION 4.05 Approvals. Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky laws, (d) the HSR Act, (e) the competition Laws, Regulations and Orders of foreign Governmental Authorities as set forth in the Company's Disclosure Letter, (f) the NASD, (g) the filing and recordation of appropriate merger documents as required by the GCL and (h) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to have a Material Adverse Effect on the Company, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

  SECTION 4.06 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 4.05 and receipt of the approval of the Merger by the stockholders of the Company as required by the GCL and except as set forth in Section 4.06 of the Company's Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Company of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Company, (ii) the certificate of incorporation or bylaws of the Company or (iii) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement or a Material Adverse Effect on the Company. Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause this Agreement and the transactions contemplated hereby to be exempt from the provisions of Section 203 of the GCL and to ensure that the execution, delivery and performance of this Agreement by the parties hereto will not cause any rights to be distributed or to become exercisable under the Company's Rights Plan.

  SECTION 4.07 Reports.

  (a) Since June 30, 1993, the Company and its Subsidiaries have filed (i) all SEC Reports of the Company required to be filed with the Commission and (ii) all other Reports of the Company required to be filed with any other Governmental Authorities, including state securities administrators, except where the failure to file any such Reports of the Company could not reasonably be expected to have a Material Adverse Effect on the Company. The Reports of the Company, including all those filed after the date of this Agreement and prior to the Effective Time, (i) were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the SEC Reports of the Company, the Securities Act and the Exchange Act, as the case may be, and the applicable Regulations of the Commission thereunder) and (ii), in the case of the SEC Reports of the Company, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The Company Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports of the Company filed with the Commission after the date of this Agreement (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except
(A) to the extent required by changes in GAAP and (B), with respect to SEC Reports of the Company filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

  (c) Except as set forth in Section 4.07(c) of the Company's Disclosure Letter, there exist no liabilities or obligations of the Company and its Subsidiaries that are Material to the Company, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Company (including the notes thereto) as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Company since March 31, 1996, and (iii) liabilities or obligations the incurrence of which is not prohibited by Section 6.02(a).

  SECTION 4.08 No Material Adverse Effect; Conduct.

  (a) Since March 31, 1996, no event (other than any event that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Company's industry and other than any event that is expressly subject to any other representation or warranty contained in Article IV) has, to the Knowledge of the Company, occurred that, individually or together with other similar events, could reasonably be expected to constitute or cause a Material Adverse Effect on the Company.

  (b) Except as disclosed in Section 4.08(b) of the Company's Disclosure Letter, during the period from March 31, 1996 to the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by subsections (i) through (xi) of Section 6.02(a) or agreed in writing or otherwise during such period prior to the date of this Agreement to engage in any such conduct.

  SECTION 4.09 Title to Properties. The Company or its Subsidiaries, individually or together, have indefeasible title to all of the properties reflected in the Company's Consolidated Balance Sheet, other than any properties reflected in the Company's Consolidated Balance Sheet that (i) have been sold or otherwise disposed of since the date of the Company's Consolidated Balance Sheet in the ordinary course of business consistent with past practice or (ii) are not, individually or in the aggregate, Material to the Company, free and clear of Liens, other than (x) Liens the existence of which is reflected in the Company's Consolidated Financial Statements, (y) Permitted Encumbrances and (z) Liens that, individually or in the aggregate, are not Material to the Company. The Company or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Company's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Company's Audited Consolidated Financial Statements, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto since the date of the Company's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not Material to the Company. Neither the Company nor any of its Subsidiaries has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.10 Certain Obligations. Section 4.10 of the Company's Disclosure Letter contains a true and complete list of the Material Contracts of the Company and its Subsidiaries. Except as set forth in Section 4.10 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. All Material Contracts to which the Company or any of its Subsidiaries is a party are in full force and effect, the Company or the Subsidiary of the Company that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.11 Permits; Compliance. To the Knowledge of the Company, the Company and its Subsidiaries have obtained all Permits that are necessary to carry on their businesses as currently conducted, except for any such Permits as to which, individually or in the aggregate, the failure to possess could not reasonably be expected to have a Material Adverse Effect on the Company. Such Permits are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Company and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Permits, except where the suspension, revocation or cancellation of such Permits could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.12 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that (a) are set forth in Section 4.12 or any other Section of the Company's Disclosure Letter or (b), individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. There are no claims pending or, to the Knowledge of the Company, threatened by any Persons against the Company or any of its Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any action, suit, investigation or proceeding pending in any Court or before or by any Governmental Authority. Except as set forth in Section 4.12 of the Company's Disclosure Letter, the Company and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.13 Employee Benefit Plans.

  (a) Each Benefit Plan of the Company and its Subsidiaries is listed in
Section 4.13(a) of the Company's Disclosure Letter, including, with respect to Terminated Benefit Plans, the date of termination. True and correct copies of each of the following have been made available to the Acquiror: (i) the most recent annual report (Form 5500) relating to each such Current Benefit Plan filed with the IRS, (ii) each such Current Benefit Plan, (iii) the trust agreement, if any, relating to each such Current Benefit Plan, (iv) the most recent summary plan description for each such Current Benefit Plan for which a summary plan description is required by ERISA, (v) the most recent actuarial report or valuation relating to each such Current Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any such Current Benefit Plan qualified under Section 401 of the Code.

  (b) No event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Benefit Plans, or with respect to any such Benefit Plans, under ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Company.

  (c) As to any such Current Benefit Plan intended to be qualified under
Section 401 of the Code, such Benefit Plan has been determined by the IRS to satisfy in form the requirements of such Section and there has been no termination or partial termination of such Benefit Plan within the meaning of
Section 411(d)(3) of the Code.

  (d) As to any such Terminated Benefit Plan intended to have been qualified under Section 401 of the Code, such Terminated Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

  (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of such Benefit Plans or their assets that could reasonably be expected to have a Material Adverse Effect on the Company.

  (f) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of such Benefit Plans before the IRS, the Department of Labor or the PBGC.

  (g) All contributions required to be made by the Company or the Company's Subsidiaries to such Benefit Plans pursuant to their terms and provisions have been made timely.

  (h) As to any such Current Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition which presents a material risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred within six years prior to date of this Agreement, (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 2615.3 promulgated by the PBGC have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under
Section 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

  (i) Except as set forth in Section 4.13(i) of the Company's Disclosure Letter, in connection with the consummation of the transactions contemplated by this Agreement, no payments have been or will be made under any such Current Benefit Plans or any of the programs, agreements, policies or other arrangements described in Section 4.13(k) of the Company's Disclosure Letter which, in the aggregate, would be nondeductible under Section 280G of the Code.

  (j) Except as set forth in Section 4.13(j) of the Company's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits under, any Current Benefit Plan or any of the programs, agreements, policies or other arrangements described in Section 4.13(k) of the Company's Disclosure Letter than it otherwise would or (ii) create or give rise to any additional vested rights or service credits under any Current Benefit Plan or any of such programs, agreements, policies or other arrangements.

  (k) Except as set forth in Section 4.13(k) of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or is bound by any severance agreement (involving $50,000 or more), program or policy. True and correct copies of all employment agreements with officers of the Company and its Subsidiaries, and all vacation, overtime and other compensation policies of the Company and its Subsidiaries relating to their employees have been made available to the Acquiror.

  (l) Except as set forth in Section 4.13(l) of the Company's Disclosure Letter, no Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code. Each Benefit Plan or other arrangement described in Section 4.13(l) of the Company's Disclosure Letter may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

  (m) Neither the Company nor any of its Subsidiaries contributes or has an obligation to contribute, and has not within six years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan within the meaning of Section 3(37) of ERISA.

  (n) Except as set forth in Section 4.13(n) of the Company's Disclosure Letter, the vacation policies of the Company and its Subsidiaries do not provide for carryover vacation from one calendar year to the next.

  (o) No collective bargaining agreement to which the Company or any of its Subsidiaries is a party is currently in effect or is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company or any of its Subsidiaries nor any representative or employee of the Company or any of its Subsidiaries has in the United States committed any unfair labor practices in connection with the operation of the business of the Company and its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable agency of any state of the United States.

  SECTION 4.14 Taxes.

  (a) Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Company, (i) all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, (ii) all Taxes that are due on or before the Effective Time have been or will be timely paid in full, (iii) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been or will be satisfied in full in all respects and (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

  (b) Except as set forth in Section 4.14(b) of the Company's Disclosure Letter, all Tax Returns have been audited by the applicable Governmental Authority or the applicable statute of limitations has expired for the period covered by such Tax Returns.

  (c) Except as set forth in Section 4.14(c) of the Company's Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any material Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any material Tax due with respect to the period covered by any Tax Return.

  (d) There is no claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on the Company.

  (e) Except as set forth in Section 4.14(e) of the Company's Disclosure Letter, none of the Company and its Subsidiaries, during the last ten years, has been a member of an affiliated group filing a consolidated federal income Tax Return other than the affiliated group of which the Company is the common parent corporation.

  SECTION 4.15 Environmental Matters. Except for matters disclosed in Section
4.15 of the Company's Disclosure Letter and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations; (e) to the Company's knowledge, there has been no exposure (attributable to the action of the Company or its Subsidiaries) of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company and its Subsidiaries; and (f) the Company and its Subsidiaries have made available to the Acquiror all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to the Company or any of its Subsidiaries) in the possession of the Company or its Subsidiaries.

  SECTION 4.16 Intellectual Property.

  (a) The Company or one or more of its Subsidiaries own, or hold licenses under or otherwise have the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets, know-how and other proprietary information (including the Software) as are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted except for any such intellectual property as to which the failure to own or hold licenses could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets and copyrights owned or held by other Persons, except, in each case, for matters that could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any material license held by the Company or any of its Subsidiaries under, any patent, trademark, service mark, trade name, trade secret or copyright.

  (b) The list of components contained in the definition of Software is, in all material respects, a true, accurate, and complete list of the software applications with respect to which the Company has an ownership interest. The Software, and its use, licensing, copying and/or distribution, do not infringe or violate any copyrights, trade secrets, patents, or other proprietary rights of any third party. Except as set forth in Section 4.12 of the Company's Disclosure Letter, no claim of infringement of any patent, copyright, trade secret, or other proprietary right is pending against the Company. All security devices, techniques, and applications used by the Company and its Subsidiaries and contained within the Software can be identified and disabled by the Company. Section 4.16(b) of the Company's Disclosure Letter sets forth material third party software marketed by the Company and/or embedded into the Software.

  SECTION 4.17 Insurance. The Company and its Subsidiaries own and are beneficiaries under all such insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which the Company and its Subsidiaries operate. To the Knowledge of the Company, all such policies are in full force and effect and all premiums due thereon have been paid. Section
4.17 of the Company's Disclosure Letter sets forth a list, including the name of the underwriter, the risks insured, coverage and related limits and deductibles, expiration dates and significant riders, of the principal insurance policies currently maintained by the Company and its Subsidiaries.

  SECTION 4.18 Pooling; Tax Matters. To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and the Regulations and interpretations of the Commission or (b) the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Specifically:

    (i) To the Knowledge of the Company, there is no plan or intention by any stockholder of the Company who owns five percent or more of the Company Common Stock and there is no plan or intention on the part of any of the remaining stockholders of the Company, to sell, exchange or otherwise dispose of a number of shares of Acquiror Common Stock to be received in the Merger that would reduce the ownership of Acquiror Common Stock by the stockholders of the Company to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all Company Common Stock (including shares of Company Common Stock sold for cash in lieu of fractional shares of Acquiror Common Stock) outstanding immediately prior to the Effective Time.

    (ii) The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger.

    (iii) There is no intercorporate indebtedness existing between the Company and the Acquiror or between the Company and Newco that was issued, acquired, or will be settled at a discount.

    (iv) The Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

    (v) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

    (vi) The liabilities of the Company that will be assumed by the Surviving Corporation in the Merger and any liability to which the assets to be transferred to the Surviving Corporation are subject were incurred by the Company in the ordinary course of its business. The total amount of such liabilities does not equal or exceed the aggregate basis of the Company in the assets to be transferred to the Surviving Corporation in the Merger.

  SECTION 4.19 Affiliates. Section 4.19 of the Company's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all its Subsidiaries but including all directors and executive officers of the Company.

  SECTION 4.20 Certain Business Practices. As of the date of this Agreement, neither the Company or any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment, except for any such matters that could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.21 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated on the date of this Agreement to the effect that the Common Stock Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

  SECTION 4.22 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Acquiror a complete and correct copy of all agreements between the Company and Morgan Stanley & Co. Incorporated pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

  SECTION 4.23 Acquiring Person. None of the Acquiror Companies is (a) an "Acquiring Person" as defined in the Company Rights Plan or (b) will become an "Acquiring Person" as a result of any of the transactions contemplated by this Agreement.

                                   ARTICLE V

                  Representations and Warranties of Acquiror

  The Acquiror Companies hereby represent and warrant to the Company that:

  SECTION 5.01 Organization and Qualification; Subsidiaries. The Acquiror, Newco and each other Subsidiary of the Acquiror are legal entities duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so duly qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on the Acquiror. Section 5.01 of the Acquiror's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all Significant Subsidiaries of the Acquiror, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's outstanding capital stock or other equity interests owned by the Acquiror or another Subsidiary of the Acquiror.

  SECTION 5.02 Certificate of Incorporation and Bylaws. The Acquiror has heretofore marked for identification and furnished to the Company complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Acquiror and each of its Significant Subsidiaries. None of the Acquiror, Newco or any of the Acquiror's Significant Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

  SECTION 5.03 Capitalization.

  (a) The authorized capital stock of the Acquiror consists of (i) 200,000,000 shares of Acquiror Common Stock of which as of March 31, 1996: 114,787,914 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Acquiror's certificate of incorporation or bylaws or any agreement to which the Acquiror is a party or is bound, and (ii) 5,000,000 shares of Preferred Stock, par value $1.00 per share, of which none is issued but of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock. Between March 31, 1996 and the date of this Agreement, no shares of Acquiror Common Stock have been issued by the Acquiror except pursuant to the exercise of outstanding Acquiror Stock Options and otherwise to the extent set forth in Section 5.03(a) of the Acquiror's Disclosure Letter. Except as set forth in Section 5.03(a) of the Acquiror's Disclosure Letter, from March 31, 1996 to the date of this Agreement, the Acquiror has not granted any options for, or other rights to purchase, shares of Acquiror Common Stock.

  (b) Except as set forth in Section 5.03(b) of the Acquiror's Disclosure Letter, no shares of Acquiror Common Stock are reserved for issuance, and, except for the Acquiror's Rights Plan, the Acquiror Stock Options listed in
Section 5.03(b) of the Acquiror's Disclosure Letter and the other agreements listed in Section 5.03(b) of the Acquiror's Disclosure Letter, there are no contracts, agreements, commitments or arrangements obligating the Acquiror (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Acquiror, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Acquiror or (iii) to grant any Lien on any shares of capital stock of the Acquiror.

  (c) Except as set forth in the Acquiror's Disclosure Letter, (i) all the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Acquiror are owned by the Acquiror or one of its Subsidiaries, have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any Person; (ii) all such issued and outstanding shares, or other equity interests, that are owned by the Acquiror or one of its Subsidiaries are owned free and clear of all Liens; (iii) no shares of capital stock of, or other equity interests in, any Subsidiary of the Acquiror are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Acquiror or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Acquiror or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Acquiror or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Acquiror; except for any matter under clause (i), (ii) or (iii) of this Section 5.03(c) that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  (d) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Acquiror or any of its Significant Subsidiaries is a party or by which the Acquiror or any of its Significant Subsidiaries is bound with respect to the voting of any shares of capital stock of the Acquiror or any of its Significant Subsidiaries.

  SECTION 5.04 Authorization of Agreement. Each of the Acquiror and Newco has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Acquiror and Newco of this Agreement and each instrument required hereby to be executed and delivered by the Acquiror or Newco at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action (including stockholder action) on the part of the Acquiror and Newco, respectively. This Agreement has been duly executed and delivered by the Acquiror and Newco and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of the Acquiror and Newco, enforceable against the Acquiror and Newco in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

  SECTION 5.05 Approvals. Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky laws, (d) the HSR Act, (e) the competition Laws, Regulations and Orders of foreign Governmental Authorities as set forth in the Acquiror's Disclosure Letter, (f) the NYSE, (g) the filing and recordation of appropriate merger documents as required by the GCL and (h) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Acquiror or Newco to perform its obligations under this Agreement or to have a Material Adverse Effect on the Acquiror, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Acquiror or Newco to permit the Acquiror or Newco to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

  SECTION 5.06 No Violation. Except as set forth in Section 5.06 of the Acquiror's Disclosure Letter, assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 5.05, neither the execution and delivery by the Acquiror or Newco of this Agreement or any instrument required hereby to be executed and delivered by the Acquiror or Newco at the Closing nor the performance by the Acquiror or Newco of their respective obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Acquiror or Newco, (ii) the certificate of incorporation or bylaws of the Acquiror or Newco or (iii) any contract or agreement to which the

Acquiror or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a material adverse effect upon the ability of the Acquiror or Newco to perform its obligations under this Agreement or a Material Adverse Effect on the Acquiror.

  SECTION 5.07 Reports.

  (a) Since December 31, 1993, the Acquiror has filed all SEC Reports of the Acquiror required to be filed with the Commission. The SEC Reports of the Acquiror, including those filed after the date of this Agreement and prior to the Effective Time, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable Regulations of the Commission thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The Acquiror's Consolidated Financial Statements and any consolidated financial statements of the Acquiror (including any related notes thereto) contained in any SEC Reports of the Acquiror filed with the Commission after the date of this Agreement (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except (A) to the extent required by changes in GAAP and (B), with respect to SEC Reports of the Acquiror filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Acquiror and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

  (c) Except as set forth in the Acquiror's Disclosure Letter, there exist no liabilities or obligations of the Acquiror and its Subsidiaries that are Material to the Acquiror, whether accrued, absolute, contingent or threatened, that would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Acquiror as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Acquiror's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Acquiror and its Subsidiaries since March 31, 1996, (iii) liabilities or obligations the incurrence of which is not prohibited by Section 6.02(b) and
(iv) liabilities or obligations that are not Material to the Acquiror.

  SECTION 5.08 No Material Adverse Effect; Conduct.

  (a) Since March 31, 1996, no event (other than any event that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Acquiror's industry and other than any event that is expressly subject to any other representation or warranty contained in Article V) has, to the Knowledge of the Acquiror, occurred that, individually or together with other similar events, could reasonably be expected to constitute or cause a Material Adverse Effect on the Acquiror.

  (b) Except as disclosed in the Acquiror's Disclosure Letter, during the period from March 31, 1996 to the date of this Agreement, neither the Acquiror nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by subsections (i) through (vii) of Section 6.02(b) or agreed in writing or otherwise during such period prior to the date of this Agreement to engage in any such conduct.

  SECTION 5.09 Title to Properties. The Acquiror or its Subsidiaries, individually or together, have indefeasible title to all of the properties reflected in the Acquiror's Consolidated Balance Sheet, other than any properties reflected in the Acquiror's Consolidated Balance Sheet that (i) have been sold or otherwise disposed of since the date of the Acquiror's Consolidated Balance Sheet or (ii) are not, individually or in the aggregate,

Material to the Acquiror, free and clear of Liens, other than (x) Liens the existence of which is reflected in the Acquiror's Consolidated Financial Statements, (y) Permitted Encumbrances and (z) Liens that, individually or in the aggregate, are not Material to the Acquiror. The Acquiror or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Acquiror's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Acquiror's Audited Consolidated Financial Statements, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have terminated in the ordinary course of business since the date of the Acquiror's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not Material to the Acquiror.

  SECTION 5.10 Certain Obligations. Except as set forth in Section 5.10 of the Acquiror's Disclosure Letter, all Material Contracts to which the Acquiror or any of its Subsidiaries is a party are in full force and effect, the Acquiror or the Subsidiary of the Acquiror that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Acquiror, each other party thereto has performed its obligations thereunder to date, other than any failure of any such Material Contract to be in full force and effect or any nonperformance thereof that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  SECTION 5.11 Permits; Compliance. To the Knowledge of the Acquiror, the Acquiror and its Subsidiaries have obtained all Permits that are necessary to carry on their businesses as currently conducted, except for any such Permits that the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror. Such Permits are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Acquiror and, to the Knowledge of the Acquiror, no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Permits, except where the suspension, revocation or cancellation of such Permits could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  SECTION 5.12 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that (a) are set forth in Section 5.12 or any other Section of the Acquiror's Disclosure Letter or (b), individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror. The Acquiror and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Acquiror or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  SECTION 5.13 Employee Benefit Plans.

  (a) No event has occurred and, to the Knowledge of the Acquiror, there exists no condition or set of circumstances in connection with which the Acquiror or any of its Subsidiaries could be subject to any liability under the terms of any Benefit Plans of the Acquiror or any of its Subsidiaries or, with respect to any such Benefit Plan, under ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  (b) As to any Current Benefit Plan included in such Benefit Plans that is intended to be qualified under Section 401 of the Code, such Current Benefit Plan satisfies in form the requirements of such Section and there has been no termination or partial termination of such Current Benefit Plan within the meaning of Section 411(d)(3) of the Code.

  (c) As to any Terminated Benefit Plan included in such Benefit Plans that is intended to have been qualified under Section 401 of the Code, such Terminated Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

  (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Acquiror, threatened against, or with respect to, any of such Benefit Plans or their assets that could reasonably be expected to have a Material Adverse Effect on the Acquiror.

  (e) As to any such Current Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition which presents the material risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iii), except as set forth in Section 5.13(e) of the Acquiror's Disclosure Letter, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 2615.3 promulgated by the PBGC have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

  (f) Neither the Acquiror nor any of its Subsidiaries contributes or has an obligation to contribute, and has not within six years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan within the meaning of Section 3(37) of ERISA.

  SECTION 5.14 Taxes.

  (a) Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Acquiror, (i) all Tax Returns that are required to be filed by or with respect to the Acquiror or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, (ii) all Taxes that are due on or before the Effective Time have been or will be timely paid in full, (iii) all withholding Tax requirements imposed on or with respect to the Acquiror or any of its Subsidiaries have been or will be satisfied in full in all respects and (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

  (b) There is no claim against the Acquiror or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on the Acquiror.

  SECTION 5.15 Environmental Matters. Except for matters disclosed in Section
5.15 of the Acquiror's Disclosure Letter and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror, (a) the properties, operations and activities of the Acquiror and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Acquiror and its Subsidiaries and the properties and operations of the Acquiror and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Acquiror, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by the Acquiror or any of its Subsidiaries under any Environmental Law in connection with the business of the Acquiror and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Acquiror or its Subsidiaries or in connection with their properties or operations; and (e) there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Acquiror and its Subsidiaries.

  SECTION 5.16 Pooling; Tax Matters. To the Knowledge of the Acquiror, neither the Acquiror nor any of its Affiliates has taken or agreed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and the Regulations and interpretations of the Commission or (b) the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Specifically:

    (i) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets and at least 70 percent of the fair market value of the Company's gross assets and at least 90 percent of Newco's net assets and at least 70 percent of Newco's gross assets, held immediately prior to the Merger, taking into account amounts used to pay Merger expenses and any distributions other than regular dividends.

    (ii) The Acquiror has no plan or intention to (A) liquidate the Surviving Corporation, (B) merge the Surviving Corporation with or into another corporation, (C) sell or otherwise dispose of the stock of the Surviving Corporation, (D) cause or permit the Surviving Corporation to issue additional shares of its capital stock that would result in the Acquiror's losing control (within the meaning of section 368(c) of the Code) of the Surviving Corporation, (E) cause or permit the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Newco except for dispositions made in the ordinary course of business and dispositions to a corporation controlled (within the meaning of Section 368(c) of the Code) by the Surviving Corporation, or (F) reacquire any of the Acquiror Common Stock issued to the holders of Company Common Stock in the Merger.

    (iii) Following the Merger, the Surviving Corporation will continue the historic business of the Company or use a significant portion of its assets in a business.

    (iv) There is no intercorporate indebtedness existing between the Company and the Acquiror or between the Company and Newco that was issued, acquired, or will be settled at a discount.

    (v) The Acquiror does not own, nor has it owned during the past five years, any shares of capital stock of the Company.

  SECTION 5.17 Affiliates. Section 5.17 of the Acquiror's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of the Acquiror, may be deemed to be Affiliates of the Acquiror, excluding all its Subsidiaries but including all directors and executive officers of the Acquiror.

  SECTION 5.18 Brokers. Except as set forth in Section 5.18 of the Acquiror's Disclosure Letter, no broker, finder or investment banker (other than Dillon, Read & Co., Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.

  SECTION 5.19 Acquiring Person. Based on the information set forth in the Company's SEC Reports, no holder of 5 percent or more of the outstanding Company Common Stock whose existence is disclosed therein will at the Effective Time become an "Acquiring Person", as such term is defined in the Acquiror's Rights Plan, as a result of any of the transactions contemplated by this Agreement.

  SECTION 5.20 Proposal to Acquire the Acquiror. There is not pending any bona fide proposal received by the Acquiror regarding any merger, consolidation or reorganization of the Acquiror with any other Person as a result of which less than a majority of the combined voting power of the securities of the Person surviving such transaction would be held immediately after such transaction by all the holders of Acquiror Common Stock immediately prior to such transaction and for which transaction financing, to the extent required, is then committed.

  SECTION 5.21 Certain Business Practices. As of the date of this Agreement, neither the Acquiror or any of its Subsidiaries nor any director, officer, employee or agent of the Acquiror or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment, except for any such matters that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

                                  ARTICLE VI

                                   COVENANTS

  SECTION 6.01 Affirmative Covenants. Each of the Company and the Acquiror hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will and will cause its Subsidiaries to:

    (a) operate its business in the usual and ordinary course consistent with past practices;

    (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers;

    (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

    (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such party.

  SECTION 6.02 Negative Covenants.

  (a) Except as set forth in Schedule 6.02(a) of the Company's Disclosure Letter, the Company covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by the Acquiror, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

    (i) (A) to increase the compensation payable to or to become payable to any director or executive officer, except for increases in salary or wages payable or to become payable upon promotion to an office having greater operational responsibilities or otherwise in the ordinary course of business and consistent with past practice; (B) to grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its Subsidiaries as in effect on the date of this Agreement) to, or enter into or amend in any material respect any employment or severance agreement, including any amendment whatsoever to the Employment Agreement, with, any director, officer or employee, either individually or as part of a class of similarly situated persons; (C) to establish, adopt or enter into any Benefit Plan or (D), except as may be required by applicable law and actions that are not inconsistent with the provisions of Section 7.09 of this Agreement, to amend, or to take any other actions (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of such party or a filing under Section 13(d) or 14(d) of the Exchange Act with respect to such party) with respect to any of the Benefit Plans of such party;

    (ii) to declare or to pay any dividend on, or to make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

    (iii) (A) to redeem, purchase or acquire, or to offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than (1) any such acquisition by the Company or any of its wholly-owned Subsidiaries directly from any wholly-owned Subsidiary of the Company in exchange for capital contributions or loans to such Subsidiary, (2) any repurchase, forfeiture or retirement of shares of Company Common Stock or Company Stock Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Company or any of its Subsidiaries, (3) the repurchase of rights pursuant to the terms (as in effect on the date of this Agreement) of the Company Rights Agreement to the extent required by a court of competent jurisdiction or (4) any periodic purchase of Company Common Stock for allocation to employee's accounts occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing employee stock purchase plan); (B) to effect any reorganization or recapitalization; or
  (C) to split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or to issue or to authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests, other than intercompany transfers among the Company and its wholly-owned Subsidiaries or among such wholly-owned Subsidiaries;

    (iv) (A) to offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries, other than issuances of Company Common Stock (1) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement), (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or stock bonus pursuant to the terms (as in effect on the date of this Agreement) of any Benefit Plans of the Company or any of its Subsidiaries or (3) any periodic issuance of shares of Company Common Stock occurring pursuant to the terms (as in effect on the date of this Agreement) of any Benefit Plans of the Company or any of its Subsidiaries, (B), except as set forth in Section 4.08(b) of the Company's Disclosure Letter, to amend or otherwise modify the terms (as in effect on the date of this Agreement) of any outstanding options, warrants or rights the effect of which shall be to make such terms more favorable to the holders thereof (except as may be required by ERISA or other applicable law); (C) to take any action to accelerate the vesting of any outstanding Company Stock Options or (D) to grant any Lien with respect to any shares of capital stock of, or other equity interests in, any Subsidiary of the Company;

    (v) except as set forth in Section 4.08(b) of the Company's Disclosure Letter, to acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and acquisitions of equity interests, assets and businesses in an amount not to exceed $250,000 in the aggregate);

    (vi) except as set forth in Section 4.08(b) of the Company's Disclosure Letter, to sell, lease, exchange or otherwise dispose of, or to grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Company or any of its Subsidiaries that are Material to the Company, except for dispositions of assets and inventories in the ordinary course of business and consistent with past practice and dispositions of assets and purchase money Liens incurred in connection with the original acquisition of assets and secured by the assets acquired in an amount not to exceed $250,000 in the aggregate;

    (vii) to adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of its capital stock or other equity interests or would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement;

    (viii) (A) to change any of its methods of accounting in effect at June 30, 1995, except as may be required to comply with GAAP, (B) to make or rescind any election relating to Taxes (other than any election which must be made periodically which is made consistent with past practice), (C) to settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the cost to the Company and its Subsidiaries of such settlements or compromises, individually or in the aggregate, does not exceed $250,000) or (D) to change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending June 30, 1995, except, in each case, as may be required by Law and for matters that could not reasonably be expected to have a Material Adverse Effect on the Company;

    (ix) to incur any obligations for borrowed money or purchase money indebtedness (other than purchase money indebtedness as to which Liens may be granted as permitted by Section 6.02(a)(vi)) that are Material to the Company, whether or not evidenced by a note, bond, debenture or similar instrument, except drawings under credit lines existing at the date of this Agreement or otherwise in the ordinary course of business consistent with past practice and in no event (including purchase money indebtedness as to which Liens may be granted pursuant to Section 6.02(a)(vi)) in excess of $250,000;

    (x) release any third Person from its obligations under any existing standstill agreement relating to a Competing Transaction or otherwise under any confidentiality agreement or similar agreement;

    (xi) enter into any Material Contract with any third Person (other than customers and vendors in the ordinary course of business) which provides for an exclusive arrangement with that third Person or is substantially more restrictive on the Company or any of its Subsidiaries or substantially less advantageous to the Company or any of its Subsidiaries than Material Contracts existing on the date hereof; or

    (xii) agree in writing or otherwise to do any of the foregoing;

  (b) The Acquiror covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

    (i) to declare or to pay any dividend on, or to make any other distribution in respect of, outstanding shares of capital stock, except for
  (A) dividends by a wholly-owned Subsidiary of such party to such party or another wholly-owned Subsidiary of such party, (B) regular quarterly dividends payable to holders of Acquiror Common Stock in the amounts per share and at the approximate times paid during calendar year 1995 and (C) dividends paid by partially owned subsidiaries declared and paid in the ordinary course of business;

    (ii) (A) to redeem, purchase or acquire, or to offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Acquiror or any of its Subsidiaries (other than (1) any such acquisition by the Acquiror or any of its wholly-owned Subsidiaries directly from any wholly-owned Subsidiary of the Acquiror in exchange for capital contributions or loans to such Subsidiary, (2) any repurchase, forfeiture or retirement of shares of Acquiror Common Stock or Acquiror Stock Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Acquiror or any of its Subsidiaries, (3) any periodic purchase of Acquiror Common Stock for allocation to employee's accounts occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Acquiror or any of its Subsidiaries and (4) any redemption, purchase or acquisition by a Subsidiary that could not reasonably be expected to have a Material Adverse Effect on the Acquiror) or (B) to effect any reorganization or recapitalization other than any reorganization or recapitalization that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Agreement;

    (iii) to offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Acquiror or any of its Subsidiaries, other than issuances of Acquiror Common Stock (A) upon the exercise of Acquiror Stock Options outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement), (B) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or stock bonus pursuant to the terms (as in effect on the date of this Agreement) of any Benefit Plans of the Acquiror or any of its Subsidiaries, or (C) any periodic issuance of shares of Acquiror Common Stock or Acquiror Stock Options pursuant to the terms (as in effect on the date of this Agreement) of any Benefit Plan of the Acquiror or any of its Subsidiaries or (D) any issuance of shares of Acquiror Common Stock for cash or in connection with any acquisition of equity interests, assets or businesses and other than any such offer, sale, issuance or grant that could not reasonably be expected to have a Material Adverse Effect on the Acquiror or a material adverse effect on the ability of the Acquiror to perform its obligations under this Agreement;

    (iv) to acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and acquisitions of equity interests, assets and businesses that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Agreement);

    (v) to sell, lease, exchange or otherwise dispose of, or to grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Acquiror or any of its Subsidiaries that are Material to the Acquiror, except for dispositions of assets and inventories in the ordinary course of business and consistent with past practice and dispositions of assets and incurrences of Liens that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Agreement;

    (vi) to adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of the Acquiror's Common Stock or could reasonably be expected to have a material adverse effect on the ability of the Acquiror or Newco to perform its obligations under this Agreement;

    (vii) to incur any obligations for borrowed money or purchase money indebtedness (other than purchase money indebtedness as to which Liens may be granted as permitted by Section 6.02(b)(vi)) that are Material to the Acquiror, whether or not evidenced by a note, bond, debenture or similar instrument, except drawings under credit lines existing at the date of this Agreement, obligations incurred in the ordinary course of business consistent with past practice and obligations that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Agreement;

    (viii) agree in writing or otherwise to do any of the foregoing;

  SECTION 6.03 No Solicitation. From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Section 9.01, the Company agrees that it will not initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's Subsidiaries to take any such action and, to the extent permitted by contracts existing at the date of this Agreement, the Company shall promptly notify the Acquiror of any such inquiries and proposals received by the Company or any of its Subsidiaries or by any such officer, director, investment banker, financial advisor or attorney, relating to any of such matters; provided, however, that
(i) nothing contained in this Section 6.03 shall prohibit the Board of Directors of the Company from (A) furnishing information to, or entering into discussions or negotiations with, any Persons in connection with an unsolicited bona fide proposal in writing by such Person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of the Company or any of its Significant Subsidiaries, if, and only to the extent that (1) the Board of Directors of the Company, after considering the advice of outside legal counsel to the Company, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by Law and (2) prior to furnishing such information to, or entering into discussions or negotiations with, such Person the Company provides written notice to the Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction and (ii) taking the actions contemplated by (i) above under the circumstances described therein will not be deemed to be a breach of this Agreement.

  SECTION 6.04 Access and Information.

  (a) Each of the parties shall, and shall cause its Subsidiaries to, (i) afford to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books and records and (ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of such party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party.

  (b) If this Agreement is terminated for any reason pursuant to Article IX hereof, a party that has received information in accordance with Section 6.04(a), within ten days after request therefor from the other party, shall return or destroy (and provide the other party within such ten-day time period with a certificate of an executive officer certifying such destruction) all of the information furnished to it and its Representatives pursuant to the provisions of Section 6.04(a) and all internal memoranda, analyses, evaluations and other similar material containing or reflecting any such information, in each case other than information available to the general public without restriction.

  SECTION 6.05 Confidentiality Agreement. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

                                  ARTICLE VII

                             Additional Agreements

  SECTION 7.01 Meeting of Stockholders. The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with the GCL and its certificate of incorporation and bylaws to convene a special meeting of the Company's stockholders to consider approval and adoption of this Agreement and the Merger (the "Company Stockholders' Meeting"), and the Company shall consult with the Acquiror in connection therewith. The Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the GCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.


  SECTION 7.02 Registration Statement; Proxy Statements.

  (a) As promptly as practicable after the execution of this Agreement, the Acquiror Companies shall prepare and file with the Commission a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a proxy statement/prospectus for stockholders of the Company (the "Company Proxy Statement/Prospectus"), in connection with the registration under the Securities Act of the offering, sale and delivery of Acquiror Common

Stock to be issued in the Merger pursuant to this Agreement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Commission a proxy statement that will be the same as the Company Proxy Statement/Prospectus, and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such Company Proxy Statement/Prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Company Proxy Statement"). Each of the Acquiror Companies and the Company will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. Each of the Acquiror Companies and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Company Proxy Statement to its stockholders entitled to notice of and to vote at the Company Stockholders' Meeting. The Company Proxy Statement shall, subject to the exercise, in good faith and with due care, by the Company's Board of Directors of its fiduciary duty to the stockholders of the Company, include the recommendation of the Company's Board of Directors in favor of the Merger.

  (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in (i) the Company Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders' Meeting shall not, at the date the Company Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Company Proxy Statement, the Company shall promptly inform the Acquiror, and the Company shall undertake to amend or supplement the Company Proxy Statement accordingly. All documents that the Company is responsible for filing with the Commission in connection with the transactions contemplated herein shall comply as of the time of filing as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

  (c) The information supplied by the Acquiror Companies for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Acquiror Companies for inclusion in the Company Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders' Meeting shall not, at the date the Company Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Acquiror or any of its Affiliates, or to their respective officers or directors, should be discovered by the Acquiror that should be set forth in an amendment to the Registration Statement or a supplement to the Company Proxy Statement, the Acquiror shall promptly inform the Company, and the Acquiror shall undertake to amend or supplement the Registration Statement or the prospectus contained therein accordingly. All documents that the Acquiror Companies are responsible for filing with the Commission in connection with the transactions contemplated hereby shall as of the time of filing comply as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

  (d) No amendment or supplement to the Registration Statement or the Company Proxy Statement will be made by the Acquiror or the Company without the approval of the other party. The Acquiror and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement or the solicitation of proxies pursuant to the Company Proxy Statement, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the Commission for amendment of the Registration Statement or the Company Proxy Statement, the receipt from the staff of the Commission of comments thereon or any request by the staff of the Commission for additional information with respect thereto.

  SECTION 7.03 Appropriate Action; Consents; Filings.

  (a) The Company and the Acquiror shall each use all reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Permits or Orders required to be obtained or made by the Acquiror or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger,
(iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Acquiror) and the Exchange Act and the Regulations thereunder, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided that the Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Acquiror shall furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Company Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement.

  (b) Each of the Company and the Acquiror shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Company, the Acquiror or their Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract of the Acquiror or Material Contract of the Company; and (v) any change that is reasonably likely to have a Material Adverse Effect on the Company or the Acquiror or is likely to delay or impede the ability of either the Acquiror or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

  (c) The Acquiror Companies and the Company agree to cooperate and use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any Court or Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Each of the Acquiror Companies and the Company also agree to take any and all actions, including the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by any Court or Governmental Authority as a condition to the granting of any Permit or Order necessary for the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall either party take, or be required to take, any action that could reasonably be expected to have an Material Adverse Effect on the Acquiror or the Company.

  (d) (i) Each of the Company and Acquiror shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or
(C) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time or a Material Adverse Effect on the Acquiror from occurring after the Effective Time.

  (ii) If any party shall fail to obtain any consent from a third Person described in subsection (d)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

  SECTION 7.04 Affiliates; Pooling; Tax Treatment.

  (a) The Company shall use all reasonable efforts to obtain an executed letter agreement substantially in the form of Annex B hereto from (i) each Person identified in Section 4.19 of the Company's Disclosure Letter within 15 days following the execution and delivery of this Agreement and (ii) from any Person who may be deemed to have become an Affiliate of the Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

  (b) The Acquiror shall use all reasonable efforts to obtain an executed letter agreement substantially in the form of Annex C hereto from (i) each Person identified in Section 5.17 of the Acquiror's Disclosure Letter within 15 days following the execution and delivery of this Agreement and (ii) from any Person who may be deemed to have become an Affiliate of the Acquiror after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

  (c) The Acquiror Companies shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be Affiliates of the Company pursuant to Rule 145 under the Securities Act.

  (d) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

  (e) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

  SECTION 7.05 Public Announcements. The Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

  SECTION 7.06 NYSE Listing. The Acquiror shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time. To the Knowledge of the Acquiror, there are no facts and circumstances that could reasonably be expected to preclude the Acquiror Common Stock to be issued in the Merger from being approved for listing on the NYSE.

  SECTION 7.07 Rights Agreement; State Takeover Statutes. The Company shall take all action (including, if necessary, redeeming all of the outstanding rights issued pursuant to the Company Rights Agreement or amending or terminating the Rights Agreement) so that the execution, delivery and performance of this

Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered. The Company will take all steps necessary to exempt the transactions contemplated by this Agreement from
Section 203 of the GCL.

  SECTION 7.08 Comfort Letters.

  (a) The Company shall use all reasonable efforts to cause Price Waterhouse LLP to deliver a letter dated as of the date of the Company Proxy Statement, and addressed to the Company and the Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Company Proxy Statement.

  (b) The Acquiror shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated as of the date of the Company Proxy Statement, and addressed to the Acquiror and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Company Proxy Statement.

  SECTION 7.09 Assumption of Obligations to Issue Stock.

  (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding Company Stock Option shall be assumed by the Surviving Corporation and become an option to purchase that number of shares of Acquiror Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Company Common Stock; provided, however, that in the case of any option to which Section 421 of the Internal Revenue Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 424(a) of the Code.

  (b) On or prior to the Effective Time, the Company shall take or cause to be taken all such actions, reasonably satisfactory to the Acquiror, as may be necessary or desirable in order to authorize the transactions contemplated by subsection (a) of this Section.

  (c) The Acquiror shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Company Stock Options assumed by Acquiror pursuant to
Section 7.09(a) above.

  (d) As promptly as practicable after the Effective Time, the Acquiror shall file one or more Registration Statements on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Acquiror Common Stock subject to the Company Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and to comply with applicable state securities and blue sky laws.

  (e) Except as provided herein or as otherwise agreed to by the parties, each of the Company Stock Option Plans providing for the issuance or grant of Company Stock Options shall be assumed as of the Effective Time by the Surviving Corporation with such amendments thereto as may be required to reflect the Merger.

  SECTION 7.10 Employee Benefit Plans. Provided that the Company shall not be obligated with respect to any action taken by the Company or its Subsidiaries with respect to the Employee Benefit Plans of the Company or its Subsidiaries in violation of the provisions of Section 6.02(a), the Acquiror hereby agrees to guarantee and to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to honor and perform all obligations of the Surviving Corporation and each Subsidiary of the Surviving Corporation under all Benefit Plans of the Company and such Subsidiaries and all employment contracts of the Company listed on Section
4.10 of the Company's Disclosure Letter, including, except as amended by the Employment Agreement, the Change in Control Agreements and the Restricted Stock Agreement, including the provisions of the Change in Control Agreements and the Restricted Stock Agreement that provide for the acceleration of vesting schedules applicable to stock options and restricted stock awards granted thereunder upon the Effective Time (other than the Company Option Plans, the Company Stock Options granted thereunder (other than those granted and outstanding on the date of this Agreement) and incentive compensation plans of the Company and its Subsidiaries). The Acquiror shall cause the Surviving Corporation to maintain through December 31, 1997 (the "Benefit Continuation Period"), the Benefit Plans of the Company and its Subsidiaries set forth in Section 4.13(a) of the Company's Disclosure Letter, substantially as in effect immediately prior to the Effective Time (other than the Company Option Plans, the Company Stock Options granted thereunder (other than those granted and outstanding on the date of this Agreement) and incentive compensation plans of the Company and its Subsidiaries). From and after the Effective Time, including after the Benefit Continuation Period, the Acquiror shall grant all employees of the Company and its Subsidiaries on the Closing Date credit for all service (to the same extent as service with the Acquiror or any Subsidiary of the Acquiror is taken into account with respect to similarly situated employees of the Acquiror and the Subsidiaries of the Acquiror) with the Company and any Subsidiary of the Company and their respective predecessors prior to the Effective Time under all Benefit Plans of the Acquiror or its Subsidiaries in which such employees shall become eligible to participate as if such service with the Company or any Subsidiary of the Company was service with the Acquiror or any Subsidiary of the Acquiror, and, with respect to any medical or dental benefit plan in which such employees become eligible to participate, the Acquiror shall waive any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company or any Subsidiary of the Company who was, as of the Effective Time, excluded from participation in a Benefit Plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of the Acquiror and the Subsidiaries of the Acquiror.

  SECTION 7.11 Indemnification of Directors and Officers.

  (a) Until six years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation as in effect immediately after the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company thereunder or as to the ability of the Company to indemnify such Persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. The Surviving Corporation will at all times exercise the powers granted to it by its certificate of incorporation, its bylaws and applicable law to indemnify to the fullest extent possible the present and former directors, officers, employees and agents of the Company against claims made against them arising from their service in such capacities prior to the Effective Time.

  (b) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made against any present or former director, officer, employee or agent of the Company based on or arising out of the services of such Person prior to the Effective Time in the capacity of such Person as a director, officer, employee or agent of the Company, the provisions of this subsection (a) of this Section respecting the certificate of incorporation and bylaws of the Surviving Corporation shall continue in effect until the final disposition of all such claims.

  (c) The Acquiror hereby agrees after the Effective Time to guarantee the payment of the Surviving Corporation's indemnification obligations described in Section 7.11(a) up to an amount determined as of the Effective Time equal to (i) the fair market value of any assets of the Surviving Corporation or any of its Subsidiaries distributed to the Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), minus (ii) any liabilities of the Surviving Corporation or any of its Subsidiaries assumed by the

Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), minus (iii) the fair market value of any assets of the Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) contributed to the Surviving Corporation or any of its Subsidiaries and plus (iv) any liabilities of the Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) assumed by the Surviving Corporation or any of its Subsidiaries.

  (d) Notwithstanding subsection (a), (b) or (c) of this Section 7.11, the Acquiror and the Surviving Corporation shall be released from the obligations imposed by such subsection if the Acquiror shall assume the obligations of the Surviving Corporation thereunder by operation of Law or otherwise. Notwithstanding anything to the contrary in this Section 7.11, neither the Acquiror nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.

  (e) The Acquiror shall cause to be maintained in effect until six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (or substitute policies providing at least the same coverage and limits and containing terms and conditions that are not materially less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Acquiror or the Surviving Corporation be required to expend more than 200 percent of the current annual premiums paid by the Company for such insurance; provided, further, that, if the Acquiror or the Surviving Corporation is unable to obtain insurance for any period for 200 percent of the current annual premiums, then the obligation of the Acquiror and the Surviving Corporation pursuant hereto shall be to obtain the best coverage reasonably available under the circumstances subject to the foregoing limitations on premiums.

  (f) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

  (g) The Acquiror shall not permit the Surviving Corporation to merge or consolidate with any other Person unless the Surviving Corporation shall ensure that the surviving or resulting entity assumes the obligations imposed by subsections (a), (b), (c) and (e) of this Section.

  SECTION 7.12 Newco. Prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than the minimum amount of cash required to be paid to Newco for the valid issuance of its stock to the Acquiror). The Acquiror shall take all action necessary to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

  SECTION 7.13 Event Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.13 shall cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

  SECTION 7.14 Stratworks Divestiture. The Company shall divest itself on or prior to the Closing Date of any ownership interest in the software application called "Stratworks" through the sale thereof to a Person unaffiliated with either the Company or the Acquiror on terms reasonably satisfactory to the Acquiror.

  SECTION 7.15 Change in Control Agreements. Prior to the Effective Time, the Company shall agree, and shall use all reasonable efforts to cause each Person who is a party to one of the Change in Control Agreements to agree, in writing that (a) for all purposes of such Change in Control Agreements, Newco shall be substituted for the Company as the successor to the Company, except that, for purposes of each of the Change in Control Agreements, a "Change in Control" shall be deemed to have occurred as a result of the Merger, (b) no payments will be required pursuant to Section 5 of any of the Change in Control Agreements solely as a result of the Merger and (c) Section 4(b)(ii)(A) of each of the Change in Control Agreements will be amended and restated to read in its entirety as follows: "Failure to elect or reelect the Executive to the office of the Company which the Executive held immediately prior to a Change in Control;". Such agreements shall be reasonably satisfactory in form and substance to the Acquiror.

                                 ARTICLE VIII

                              Closing Conditions

  SECTION 8.01 Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

    (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission.

    (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company as required by the GCL.

    (c) No Order. No Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (d) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

    (e) Foreign Governmental Authorities. The applicable waiting period under any competition Laws, Regulations and Orders of foreign Governmental Authorities, as set forth in the Acquiror's Disclosure Letter and the Company's Disclosure Letter, shall have expired or been terminated.

    (f) Pooling of Interests. The Acquiror and the Company shall have been advised in writing by Arthur Andersen LLP as of the date upon which the Effective Time is to occur to the effect that such firm knows of no reason why the Merger cannot be treated for financial accounting purposes as a pooling of interests.

  SECTION 8.02 Additional Conditions to Obligations of the Acquiror Companies. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Acquiror Companies, in whole or in part, to the extent permitted by applicable Law:

    (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Effective Time as though made again on and as of the Effective Time. The Acquiror Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Effective Time, to such effect.

    (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Acquiror Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Effective Time, to such effect.

    (c) Tax Opinion. The Acquiror shall have received the opinion dated on or prior to the effective date of the Registration Statement of Vinson & Elkins LLP to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) the Acquiror, the Company and Newco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the Acquiror, the Company or Newco by reason of the Merger.

  SECTION 8.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable
Law:

    (a) Representations and Warranties. Each of the representations and warranties of the Acquiror Companies contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Effective Time as though made again on and as of the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

    (b) Agreements and Covenants. The Acquiror Companies shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

    (c) Tax Opinion. The Company shall have received the opinion dated on or prior to the effective date of the Registration Statement of Winstead Sechrest & Minick P.C. to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) the Acquiror, the Company and Newco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt of shares of Acquiror Common Stock in exchange for shares of Company Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests.

    (d) Investment Banker's Opinion. The Company shall have received, on the date of mailing of the Company Proxy Statement to the holders of Company Common Stock, a written opinion from Morgan Stanley & Co. Incorporated, dated the date of such mailing, confirming the opinion to which reference is made in Section 4.21.

    (e) NYSE Listing. The shares of Acquiror Common Stock to be issued pursuant to the Merger shall have been approved for listing, subject to official notice of issuance, on the NYSE.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

    (a) by mutual consent of the Acquiror and the Company;

    (b) by the Acquiror, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts and for so long as the Company continues to exercise such reasonable efforts, the Acquiror may not terminate this Agreement under this Section 9.01(b);

    (c) by the Company, upon breach of any covenant or agreement on the part of the Acquiror Companies set forth in this Agreement, or if any representation or warranty of the Acquiror Companies shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts and for so long as the Acquiror Companies continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(c);

    (d) by either Acquiror or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 7.03;

    (e) by either Acquiror or the Company, if the Merger shall not have been consummated before December 31, 1996; provided, however, that this Agreement may be extended by written notice of either Acquiror or the Company to a date not later than February 28, 1997, if the Merger shall not have been consummated as a result of the Company or the Acquiror Companies having failed by December 31, 1996 to receive all required Permits and Orders with respect to the Merger or as a result of the entering of an Order by a Court or Governmental Authority;

    (f) by either Acquiror or the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting;

    (g) by the Acquiror, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner materially adverse to the Acquiror Companies or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; (ii) a tender offer or exchange offer for 50 percent or more of the outstanding shares of Company Common Stock is commenced and the Board of Directors of the Company, within 10 Business Days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or (iii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the Regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 50 percent or more of the then outstanding shares of capital stock of the Company; or

    (h) by the Company, if the Company accepts a Superior Proposal and makes the payment required pursuant to Section 9.05(c)(i) of this Agreement and pays the expenses for which the Company is responsible under Section 9.05(a) of this Agreement.

  The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  SECTION 9.02 Effect of Termination. Except as provided in Section 9.05 or
Section 10.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Acquiror Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

  SECTION 9.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.04, the Acquiror Companies shall be deemed to be one party.

  SECTION 9.05 Fees, Expenses and Other Payments.

  (a) Except as provided in Section 9.05(c) of this Agreement, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that the allocable share of the Acquiror Companies as a group and the Company for all Expenses related to printing, filing and mailing the Registration Statement and the Company Proxy Statement and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Company Proxy Statement shall be one-half each; and provided, further, that the Acquiror may, at its option, pay any Expenses of the Company that are solely and directly related to the Merger.

  (b) (i) The Company agrees that, if (A) either (1) this Agreement is terminated pursuant to Section 9.01(f) and, after the date of this Agreement and prior to the Company Stockholders' Meeting, the Company shall have furnished information to, or entered into discussions or negotiations with, any Person with respect to a Competing Transaction involving the Company or any of its Subsidiaries and the Board of Directors of the Company shall not have reaffirmed its favorable recommendation to its stockholders with respect to the transactions contemplated by this Agreement by the time of the Company Stockholders' Meeting; (2) the Acquiror terminates this Agreement pursuant to
Section 9.01(g)(i) or 9.01(g)(ii); (3) the Company terminates this Agreement pursuant to Section 9.01(h); or (4) within twelve months after the date of the termination of this Agreement, any Person or "group" (as such term is defined under Section 13(d) of the Exchange Act and the Regulations promulgated thereunder), other than the Acquiror, its Subsidiaries or Affiliates, shall have acquired beneficial ownership, by tender offer or exchange offer or otherwise, of 50 percent or more of the outstanding Company Common Stock and
(x) the value of the consideration per share received by the stockholders of the Company in such transaction shall have been higher on a per share basis than the consideration payable to the stockholders of the Company under this Agreement on a per share basis or (y) such transaction shall be on more favorable terms to the stockholders of the Company than the Merger; then (B) in each such case the Company shall pay to the Acquiror $18 million.

  (ii) The Company agrees that, if (A) the Acquiror shall terminate this Agreement pursuant to Section 9.01(b) and such termination is the result of an intentional or willful breach by the Company of any agreement, covenant, representation or warranty herein and (B) either (1) within twelve months after such termination of this Agreement the Company shall have entered into a definitive agreement providing for a Business Combination with any Person or "group" (as such term is defined under Section 13(d) of the Exchange Act and the Regulations promulgated thereunder), other than Acquiror, its Subsidiaries or Affiliates, to which the Company shall have furnished information or with which the Company shall have had any contacts or entered into any discussions or negotiations relating to a Business Combination at any time during the period commencing eighteen months prior to the date of this Agreement through the date of termination of this Agreement and contemplating the payment to the Company or its stockholders, as the case may be, of consideration having a higher value on a per share basis than the consideration payable to the Company's stockholders under this Agreement or such transaction shall be on more favorable terms to the stockholders of the Company than the Merger and such Business Combination is thereafter consummated or (2) within twelve months after such termination of this Agreement, any such Person or group shall have acquired beneficial ownership, by tender offer or exchange offer or otherwise, of 50 percent or more of the outstanding Company Common Stock and as a result the Company's stockholders shall have received consideration having a higher value per share than the consideration per share payable to the Company's stockholders under this Agreement or such transaction shall be on more favorable terms to the stockholders of the Company than the Merger, then in such case the Company shall pay to the Acquiror $18 million.

  (iii) For purposes of this Section 9.05(b), the value of the consideration received by the Company's stockholders in connection with a transaction described in clause (b)(i)(A), (b)(ii)(B)(1) or (b)(ii)(B)(2) of this Section
9.05 shall be determined as of the date the consideration becomes payable to such stockholders, and the value of the consideration payable to such stockholders under this Agreement shall be $31.857 per share.

  (c) Any payment required to be made pursuant to Section 9.05(b) of this Agreement shall be made to the Acquiror not later than two Business Days after delivery to the Company of notice of demand for payment, and shall be made by wire transfer of immediately available funds to an account designated by the Acquiror in the notice of demand for payment delivered pursuant to this
Section 9.05(c).

                                   ARTICLE X

                              General Provisions

  SECTION 10.01 Effectiveness of Representations, Warranties and Agreements.

  (a) Except as set forth in Section 10.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

  (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX, except that the agreements set forth in Articles II and III and Sections 7.09, 7.10 and 7.11 shall survive the Effective Time and those set forth in Sections 6.05, 9.02 and 9.05 and Article X hereof shall survive termination.

  SECTION 10.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

    (a) If to any of the Acquiror Companies, to:

    Halliburton Company
    3600 Lincoln Plaza
    500 North Akard Street
    Dallas, Texas 75201-3391
    Attention: Lester L. Coleman, Executive Vice President
            and General Counsel
    Telecopier No.: (214) 978-2658

    with a copy to:

    Vinson & Elkins L.L.P.
    First City Tower
    1001 Fannin
    Houston, Texas 77002-6760
    Attention: William E. Joor III
    Telecopier No.: (713) 758-2346

    (b) If to the Company, to:

    Landmark Graphics Corporation
    15150 Memorial Drive
    Houston, Texas 77079-4304
    Attention: Patti Massaro, General Counsel
            and Corporate Secretary
    Telecopier No.: (713) 560-1383
    with a copy to:

    Winstead Sechrest & Minick P.C.           Shearman & Sterling
    5400 Renaissance Tower                    599 Lexington Avenue
    1201 Elm Street                           New York, New York 10022
    Dallas, Texas 75270                       Attention: David W. Heleniak
    Attention: Robert E. Crawford, Jr.        Telecopier No.: (212) 848-7179
    Telecopier No.: (214) 745-5390


or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

  SECTION 10.03 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 10.05 Entire Agreement. This Agreement (together with the Annexes, the Company's Disclosure Letter, the Acquiror's Disclosure Letter and the Confidentiality Agreement) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

  SECTION 10.06 Assignment. This Agreement shall not be assigned by operation of Law or otherwise.

  SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, other than pursuant to Sections 7.09, 7.10 and 7.11 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  SECTION 10.08 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 10.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the GCL.

  SECTION 10.10 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          HALLIBURTON COMPANY


                                          By       /s/ Lester L. Coleman
                                            -----------------------------------
                                            Lester L. Coleman
                                            Executive Vice President and
                                            General Counsel

                                          HALLIBURTON ACQ. COMPANY


                                          By       /s/ Lester L. Coleman
                                            -----------------------------------
                                            Lester L. Coleman
                                            President

                                          LANDMARK GRAPHICS CORPORATION


                                          By       /s/ Robert P. Peebler
                                            -----------------------------------
                                            Robert P. Peebler
                                            President and Chief Executive
                                            Officer

                                                                        ANNEX A

                           SCHEDULE OF DEFINED TERMS

  The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

  "Acquiror" shall mean Halliburton Company, a Delaware corporation, and its successors from time to time.

  "Acquiror Common Stock" shall mean the common stock, par value $2.50 per share, of the Acquiror.

  "Acquiror Companies" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

  "Acquiror's Audited Consolidated Financial Statements" shall mean the consolidated balance sheets of the Acquiror and its Subsidiaries as of December 31, 1994 and December 31, 1995 and the related consolidated statements of operations and cash flows for the fiscal years ended December 31, 1993, 1994 and 1995, together with the notes thereto, all as audited by Arthur Andersen LLP, independent accountants, under their report with respect thereto dated January 23, 1996 and included in the Acquiror's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Commission.

  "Acquiror's Consolidated Balance Sheet" shall mean the consolidated balance sheet of the Acquiror as of December 31, 1995 included in the Acquiror's Audited Consolidated Financial Statements.

  "Acquiror's Consolidated Financial Statements" shall mean the Acquiror's Audited Consolidated Financial Statements and the Acquiror's Unaudited Consolidated Financial Statements.

  "Acquiror's Disclosure Letter" shall mean a letter of even date herewith delivered by the Acquiror to the Company with the execution of the Agreement, which, among other things, shall identify exceptions to the Acquiror's representations and warranties contained in Article V by specific section and subsection references.

  "Acquiror's Unaudited Consolidated Financial Statements" shall mean the unaudited consolidated balance sheet of the Acquiror and its Subsidiaries as of March 31, 1996 and the related consolidated statements of operations and cash flows for the fiscal quarters ended March 31, 1995 and March 31, 1996, together with the notes thereto, included in the Acquiror's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission.

  "Acquiror's Rights Agreement" shall mean the Second Amended and Restated Rights Agreement dated December 15, 1995 between Halliburton Company and Chemical Mellon Shareholder Services LLC, as Rights Agent.

  "Acquiror Option Plan" shall mean the Halliburton Company 1993 Stock and Long-Term Incentive Plan.

  "Acquiror Stock Options" shall mean stock options granted pursuant to the Acquiror Option Plan.

  "Affiliate" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former.

  "Agreement" shall mean the Agreement and Plan of Merger made and entered into as of June 30, 1996 among Acquiror, Newco and the Company, including any amendments thereto and each Annex (including this Annex A) and Schedule thereto (including the Acquiror's Disclosure Letter and the Company's Disclosure Letter).

  "Benefit Plans" shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), and any bonus or incentive compensation plan sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained, or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and (c) directors and officers liability insurance.

  "Business Combination" shall mean (a) a merger, consolidation, share exchange, business combination or similar transaction involving the Company;
(b) a sale, lease, exchange, transfer or other disposition of 50 percent or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (c) the acquisition by a Person, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the Regulations promulgated thereunder), of beneficial ownership or the right to acquire beneficial ownership of 50 percent or more of the outstanding Company Common Stock, whether by tender offer or exchange offer or otherwise.

  "Business Day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed;

  "Certificate of Merger" shall have the meaning ascribed to such term in
Section 2.04.

  "Change in Control Agreements" shall mean those certain Change in Control Agreements dated as of October 19, 1995 between the Company and certain officers of the Company.

  "Closing" shall mean a meeting, which shall be held in accordance with
Section 3.03, of all Persons interested in the transactions contemplated by the Agreement at which all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

  "Closing Date" shall mean the date of the Closing as determined pursuant to
Section 3.03.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.

  "Commission" shall mean the Securities and Exchange Commission.

  "Common Stock Exchange Ratio" shall mean the ratio of conversion of Company Common Stock into Acquiror Common Stock pursuant to the Merger as provided in
Section 3.01(a).

  "Company" shall mean Landmark Graphics Corporation, a Delaware corporation, and its successors from time to time.

  "Company Common Stock" shall mean the common stock, par value $0.05 per share, of the Company.

  "Company Option Plans" shall mean the Landmark Graphics Corporation 1984 Incentive Stock Option Plan, the Landmark Graphics Corporation 1985 Incentive Stock Option Plan, the Landmark Graphics Corporation 1987 Nonqualified Stock Option Plan, the Landmark Graphics Corporation 1989 Flexible Stock Option Plan, the Landmark Graphics Corporation Directors' Stock Option Plan, the Landmark Graphics Corporation Consultants' Stock Option Plan, the Landmark Graphics Corporation 1990 Employee Stock Option Plan and the Landmark Graphics Corporation 1994 Flexible Incentive Plan.

  "Company Proxy Statement" shall have the meaning ascribed to such term in
Section 7.02(a).

  "Company Proxy Statement/Prospectus" shall have the meaning ascribed to such term in Section 7.02(a).

  "Company Stock Options" shall mean stock options granted pursuant to the Company Option Plans.

  "Company Stockholders' Meeting" shall have the meaning ascribed to such term in Section 7.01(a).

  "Company's Consolidated Balance Sheet" shall mean the consolidated balance sheet of the Company as of June 30, 1995 included in the Company's Audited Consolidated Financial Statements.

  "Company's Audited Consolidated Financial Statements" shall mean the consolidated balance sheets of the Company and its Subsidiaries as of June 30, 1994 and June 30, 1995 and the related consolidated and combined statements of operations and cash flows for the fiscal years ended June 30, 1993, 1994 and 1995, together with the notes thereto, all as audited by Price Waterhouse LLP, independent accountants, under their report with respect thereto dated July 26, 1995 and included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 filed with the Commission.

  "Company's Consolidated Financial Statements" shall mean the Company's Audited Consolidated Financial Statements and the Company's Unaudited Consolidated Financial Statements.

  "Company's Disclosure Letter" shall mean a letter of even date herewith delivered by the Company to the Acquiror Companies concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to the Company's representations and warranties contained in
Article IV by specific section and subsection references.

  "Company's Rights Agreement" shall mean that certain Rights Agreement dated as of September 1, 1995 between the Company and Chemical Bank, as Rights Agent.

  "Company's Unaudited Consolidated Financial Statements" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1996 and the related consolidated statements of operations and cash flows for the three months periods and nine months periods ended March 31, 1995 and March 31, 1996, together with the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission.

  "Competing Transaction" shall mean any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or the acquisition in any manner, directly or indirectly, of a Material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

  "Confidentiality Agreement" shall mean that certain confidentiality agreement between the Acquiror and the Company dated June 18, 1996.

  "Constituent Corporations" shall mean the Company and Newco.

  "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

  "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

  "Current Benefit Plans" shall mean Benefit Plans that are sponsored, maintained, or contributed to by a specified Person or any of its Subsidiaries as of the date of this Agreement.

  "Effective Time" shall mean the date and time of the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02.

  "Employment Agreement" shall mean that certain Executive Employment Agreement of even date herewith between the Company and Robert P. Peebler.

  "Environmental Law or Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended ("OPA"), any state or local Laws implementing the foregoing federal Laws, and all other environmental conservation or protection Laws. For purposes of the Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in CERCLA, such broader meaning shall apply within the jurisdiction of such state or locality, and the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

  "Exchange Agent" shall mean a bank or trust company having a net worth in excess of $100 million designated and appointed to act in the capacities required thereof under Section 3.02.

  "Exchange Fund" shall mean the fund of Acquiror Common Stock, cash in lieu of fractional share interests and dividends and distributions, if any, with respect to such shares of Acquiror Common Stock established at the Exchange Agent pursuant to Section 3.02.

  "Expenses" shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Company Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  "GAAP" shall mean accounting principles generally accepted in the United States consistently applied by a specified Person.

  "GCL" shall mean the General Corporation Law of the State of Delaware.

  "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

  "IRS" shall mean the Internal Revenue Service.

  "Knowledge" shall mean, with respect to either the Company or the Acquiror, the actual knowledge (without duty of inquiry) of any executive officer of such party.

  "Law" shall mean all laws, statutes, ordinances and Regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of Law in each such jurisdiction.

  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

  "Material" shall mean material to the condition (financial and other), results of operations or business of a specified Person and its Subsidiaries, if any, taken as a whole; provided, however, that, as used in this definition the word "material" shall have the meaning accorded thereto in Section 11 of the Securities Act.

  "Material Adverse Effect" shall mean any change or effect that would be material and adverse to the consolidated business, condition (financial or other), operations, performance or properties (but excluding any outstanding capital stock or other securities) of a specified Person and its Subsidiaries, if any, taken as a whole; provided, however, that, as used in this definition the word "material" shall have the meaning accorded thereto in Section 11 of the Securities Act.

  "Material Contract" shall mean each contract, lease, indenture, agreement, arrangement or understanding to which a specified Person or any of its Subsidiaries is a party or to which any of the assets or operations of such specified Person or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant, in the case of the Company, to Paragraph (2), (4), (10) or
(14) of Item 601(b) and, in the case of the Acquiror, to Paragraph (10) (other than clause (iii) thereof) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by such Person under the Securities Act on the date of determination. Notwithstanding the foregoing, such term shall, in the case of the Company, include any of the following contracts, agreements or commitments, whether oral or written:

    (1) Any collective bargaining agreement or other agreement with any labor union;

    (2) any agreement, contract or commitment with any other Person, other than any agency or representation entered in the ordinary course of business, containing any covenant limiting the freedom of such specified Person or any of its Subsidiaries to engage in any line of business or to compete with any other Person;

    (3) any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year of $100,000 or more;

    (4) any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer or director thereof (i) having more than one year to run from the date hereof,
  (ii) providing for an obligation to pay or accrue compensation of $100,000 or more per annum or (iii) providing for the payment or accrual of any additional compensation upon a change in control of such Person or any of its Subsidiaries or upon any termination of such employment or consulting relationship following a change in control of such Person or any of its Subsidiaries; and

    (5) any agency or representation agreement with any Person which is not terminable by the Company or one of its Subsidiaries without penalty upon not more than one year's notice.

  "Merger" shall mean the merger of the Company with an into Newco as provided in Article II of this Agreement.

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "Newco" shall mean Halliburton Acq. Company, a Delaware corporation and a wholly-owned Subsidiary of the Acquiror.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Permit" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any Governmental Authority.

  "Permitted Encumbrances" shall mean the following:

    (1) liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

    (2) mechanics' and materialmen's liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

    (3) liens in respect of judgments or awards with respect to which the specified Person or one of its Subsidiaries shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Person or such Subsidiary shall have secured a stay of execution pending such appeal or such proceeding for review; provided that, such Person or such Subsidiary shall have set aside on its books adequate reserves with respect thereto;

    (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; and

    (5) any lien or privilege vested in any lessor, licensor or permittor for rent or other obligations of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent.

  "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority.

  "Registration Statement" shall have the meaning ascribed to such term in
Section 7.02(a).

  "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law.

  "Reports" shall mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority (other than the Commission).

  "Restricted Stock Agreement" shall mean that certain Restricted Stock Agreement listed on Item 29 of Section 4.10 of the Company's Disclosure Letter.

  "SEC Reports" shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed during a specified period by a Person with the Commission pursuant to the Securities Act or the Exchange Act.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

  "Significant Subsidiary" means any Subsidiary of the Company or Acquiror, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Commission.

  "Software" shall mean the following computer applications programs: 2DVIEW, 3D Knowledge Integrator (3DKI), 3DVIEW, Argus, Aries, Automate, BatchZAP!, Blitz, CIMS, Compass, Continuity Tool, Contouring Assistant, DESKTOP-PVT, DESKTOP-VIP, DIMS, DUAL, DXF (AutoCAD), EarthCube, EnerGIS, Fast Track, GeoLink, GES, GMS, GRIDGENR, Geo-data Works, Jaguar, LeaseMap, LGR, LogEdit, MIMIC+, MultiWell, OASIIS, OpenWorks, OpenWorks Development Kit, PAL, PARALLEL VIP, PetroWorks, PlotView, PostStack, POWAR, Profile, ProMAX, ProMAX VSP, QUIK+, QUIKDIG+, QUIKWELL+, RAYMAP+, RAVE, Resin-Plus, RMS, SeisCube, Seismic Data Check, SeisTie, SeisVision, SeisWell, SeisWorks, SigmaView 2D, SigmaView 3D, SIVA+, SuperSeisWorks, SurfCube, StrataModel SGM, StrataModel GTM, StratWorks, SynTool, TDQ, TOW CS, VESPA, VIP-COMP, VIP-CORE, VIP-Encore, VIP-THERM, VoxCube, Wellbore Manager, Wellplan, Z3D, Z-Cap, and Z-Map Plus.

  "Stock Option Agreement" shall mean that certain Stock Option Agreement of even date herewith between the Acquiror and the Company.

  A "Subsidiary" of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50 percent or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  "Superior Proposal" means a bona fide proposal made by a third Person to acquire the Company pursuant to a tender or exchange offer for all of the outstanding capital stock of the Company, a merger, a sale of all or substantially all of the Company's assets or otherwise on terms that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration to the Company's stockholders provided for in such proposal exceeds the value of the consideration to the Company's stockholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the written advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third Person.

  "Surviving Corporation" shall mean Newco as the corporation surviving the Merger.

  "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company or any of its Subsidiaries.

  "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

  "Terminated Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by a specified Person or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.

  "Voting Agreement" shall mean that certain Voting Agreement of even date herewith between the Acquiror and S. Rutt Bridges and Barbara Ann Bridges.

                                                                        ANNEX B

                                       LANDMARK GRAPHICS CORPORATION AFFILIATES

                             AFFILIATE'S AGREEMENT

                                    [Date]
Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas 75201-3391

Ladies and Gentlemen:

  The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Landmark Graphics Corporation, a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Regulations of the Commission under the Securities Act.

  Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Halliburton Company, a Delaware corporation ("Acquiror"), Halliburton Acq. Company, a newly formed Delaware corporation and a wholly-owned Subsidiary of Acquiror ("Newco"), and the Company dated as of June 30, 1996 (the "Merger Agreement"), providing for, among other things, the merger of the Company with and into Newco (the "Merger"), the undersigned will be entitled to receive shares of Acquiror Common Stock in exchange for shares of Company Common Stock owned by the undersigned at the Effective Time of the Merger as determined pursuant to the Merger Agreement. Capitalized terms used but not defined herein are defined in Annex A to the Merger Agreement and are used herein with the same meanings as ascribed to them therein.

  The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

  In consideration of the agreements contained herein, the Acquiror's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of
(i) Company Common Stock during the period from the date hereof until the earlier of the Effective Time and the termination of the Merger Agreement (which period, if the Merger is consummated, will be greater than thirty (30) days), (ii) Acquiror Common Stock received by the undersigned pursuant to the Merger or otherwise owned by the undersigned until such time as financial statements that include at least thirty (30) days of combined operations of the Company and the Acquiror after the Merger shall have been publicly reported, unless the undersigned shall have delivered to the Acquiror, prior to any such sale, transfer or other disposition, a written opinion from Arthur Andersen LLP, independent public accountants for the Acquiror, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to the Acquiror, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the Regulations of the Commission or (iii) Acquiror Common Stock received by the undersigned pursuant to the Merger in violation of the Securities Act or the Regulations thereunder. The undersigned has been advised that the offering, sale and delivery of the shares of Acquiror Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed to be an Affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Acquiror Common Stock received by the undersigned pursuant to the Merger can be sold by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

  The undersigned also understands that instructions will be given to the transfer agent for the Acquiror Common Stock with respect to the Acquiror Common Stock to be received by the undersigned pursuant to the Merger and that there will be placed on the certificates representing such shares of Acquiror Common Stock, or any substitutions therefor, a legend stating in substance as follows:

  "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and Halliburton Company, a copy of which agreement is on file at the principal offices of Halliburton Company."

  It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Acquiror an opinion of counsel, in form and substance reasonably satisfactory to the Acquiror, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

  By its execution hereof, the Acquiror agrees that it will, as long as the undersigned owns any Acquiror Common Stock to be received by the undersigned pursuant to the Merger, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Exchange Act and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

  If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,


                                          By___________________________________
                                            Name:
                                            Title:
                                            Date:
                                            Address:

ACCEPTED this    day
of       , 1996

Halliburton Company


By___________________________________
  Name:
  Title:

                                                                        ANNEX C

                                                 HALLIBURTON COMPANY AFFILIATES

                             AFFILIATE'S AGREEMENT

                                    [Date]

Halliburton Company3600 Lincoln Plaza500 North Akard StreetDallas, Texas 75201-3391

Ladies and Gentlemen:

  The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Halliburton Company, a Delaware corporation (the "Acquiror"), as that term is defined in the Regulations of the Commission under the Securities Act.

  The undertakings contained in this Affiliate's Agreement are being given by the undersigned in connection with that certain Agreement and Plan of Merger by and among Acquiror, Halliburton Acq. Company, a newly formed Delaware corporation and a wholly-owned Subsidiary of Acquiror ("Newco"), and Landmark Graphics Corporation, a Delaware Corporation (the "Company") dated as of June
 , 1996 (the "Merger Agreement"), providing for, among other things, the merger of the Company with and into Newco (the "Merger"). Capitalized terms used but not defined herein are defined in Annex A to the Merger Agreement and are used herein with the same meanings as ascribed to them therein.

  The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

  In consideration of the agreements contained herein, the Acquiror's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of
(i) Company Common Stock during the period from the date hereof until the earlier of the Effective Time and the termination of the Merger Agreement (which period, if the Merger is consummated, will be greater than thirty (30) days) or (ii) Acquiror Common Stock owned by the undersigned until such time as financial statements that include at least thirty (30) days of combined operations of the Company and the Acquiror after the Merger shall have been publicly reported, unless the undersigned shall have delivered to the Acquiror, prior to any such sale, transfer or other disposition, a written opinion from Arthur Andersen LLP, independent public accountants for the Acquiror, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to the Acquiror, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the Regulations of the Commission.

  If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,


                                          By:__________________________________
                                            Name:
                                            Title:
                                            Date:
                                            Address:

ACCEPTED this   day of    , 1996

Halliburton Company


By:__________________________________
  Name:
  Title:

                                                                     APPENDIX B

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT (the "Agreement"), dated as of June 30, 1996, by and between Landmark Graphics Corporation, a Delaware corporation (the "Company"), and Halliburton Company, a Delaware corporation (the "Grantee").

                                   Recitals:

  The Grantee, the Company and Halliburton Acq. Company, a Delaware corporation and a wholly-owned subsidiary of the Grantee ("Newco") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") providing for, among other things, the merger (the "Merger") of the Company with and into Newco which shall be the surviving corporation.

  The Board of Directors of the Company has recommended the approval of the Merger Agreement and the Merger by the holders of Company Common Stock.

  As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option (as defined below).

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

    1. Capitalized Terms. Capitalized terms used but not defined herein are defined in the Merger Agreement and are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

    2. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares equal to up to 15.0% of the shares of Company Common Stock outstanding as of the date hereof (as adjusted as set forth herein) (the "Option Shares"), at a purchase price of $31.857 per Option Share (the "Exercise Price").

    3. Term. The Option shall be exercisable and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise Event (as hereinafter defined) or
  (iii) termination of the Merger Agreement prior to the occurrence of an Exercise Event, at which time the Option shall terminate and be of no further force or effect (the "Term"). The rights and obligations set forth in Sections 7, 8, 9 and 10 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in those Sections.

    4. Exercise of Option.

      (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Term following the occurrence of an Exercise Event. Notwithstanding the expiration of the Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Term.

      (b) As used herein, an "Exercise Event" shall mean any of the following events:

        (i) any Person (other than the Grantee or any subsidiary of the Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control 25% or more of the then outstanding Company Common Stock;

        (ii) the Company or any subsidiary of the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than the Grantee or any subsidiary of the Grantee) to (A) effect a merger, consolidation, share exchange or similar transaction involving the Company or any of its Significant Subsidiaries, (B) sell, lease or otherwise dispose of assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company or any of its Significant Subsidiaries;

        (iii) any Person (other than the Grantee or any Subsidiary of the Grantee or the Company or, in a fiduciary capacity, any of its Subsidiaries) shall have, subsequent to the date of this Agreement, acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "Group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding Company Common Stock; or

        (iv) the holders of Company Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement or such meeting shall not have been called as required by the terms of the Merger Agreement or shall have been canceled, in each case after any Person (other than the Grantee or any subsidiary of the Grantee) shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in any transaction described in clause
      (i), (ii) or (iii) above, or the Company's Board of Directors shall have withdrawn or modified in a manner materially adverse to the Grantee the recommendation of the Company's Board of Directors that the holders of the Company Common Stock approve the Merger Agreement and the Merger.

      (c) If the Grantee wishes to exercise the Option, it shall send a written notice (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date not earlier than three (3) Business Days nor later than fifteen (15) Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, however, that, if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable Law, Regulation or Order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided, further, that, without limiting the foregoing, if prior notification to or approval of any Governmental Authority is required in connection with such purchase, the Grantee and, if applicable, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period has passed.

      (d) Notwithstanding Section 4(c), in no event shall any Closing Date be more than eighteen (18) months after the related Notice Date, and, if the Closing Date shall not have occurred within eighteen (18) months after the related Notice Date due to the failure to obtain any required approval of a Governmental Authority, the exercise of the Option effected on the Notice Date shall be deemed to have expired. If (i) the Grantee receives official notice that an approval of any Governmental Authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within eighteen (18) months after the related Notice Date due to the failure to obtain any such required approval of a Governmental Authority, the Grantee shall be entitled to exercise its right as set forth in Section 6 or to exercise the Option in connection with the resale of the Company Common Stock or other securities pursuant to a registration statement as provided in Section 8. The provisions of this Section 4 and Section 5 shall apply with appropriate adjustments to any such exercise.

    5. Payment and Delivery of Certificates.

      (a) On each Closing Date, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

      (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid and nonassessable and free and clear of all Liens, and Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

      (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

      THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE 30, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

    A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, which new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    6. Adjustment Upon Changes in Capitalization, Etc.

      (a) In the event of any change in the Company Common Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of the Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the Company shall give written notice thereof to the Grantee and, at the Grantee's option exercisable within ten (10) Business Days after the Grantee's receipt of such notice, the number of shares of the Company Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 15.0% of the number of shares of the Company Common Stock then issued and outstanding, so that shares issued pursuant to the Option and shares remaining to be issued pursuant to the Option will, in the aggregate, equal 15% of the then issued and outstanding shares of Company Common Stock; provided, however, that the number of shares of the Company Common Stock subject to the Option shall only be increased to the extent the Company then has available authorized but unissued and unreserved shares of the Company Common Stock.

      (b) If the Company shall enter into an agreement (i) to consolidate or exchange shares with or merge into any Person, other than the Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation or other Person of such consolidation or merger,
    (ii) to permit any Person, other than the Grantee or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the outstanding common shares and common share equivalents of the Company or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option, at the election of the Grantee, of any of the following Persons (as designated by the Grantee) (A) the Acquiring Corporation (as hereinafter defined), (B) any Person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), the Company.

      (c) For purposes of this Section 6, "Acquiring Corporation" means (i) the continuing or surviving corporation or other Person of a consolidation, share exchange or merger with the Company (if other than the Company), (ii) the Company in a merger or share exchange in which the Company is the continuing or surviving corporation and (iii) the transferee of all or substantially all of the Company's assets. The provisions of Sections 7, 8, 9, 10 and 11 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

    7. Repurchase at the Option of Grantee.

      (a) Unless the Option shall have theretofore expired or been terminated in accordance with the terms hereof, at the request of the Grantee made at any time commencing upon the first occurrence of a Repurchase Event (as hereinafter defined) and ending on the first anniversary thereof (the "Put Period"), the Company (or any successor thereto) shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised and (ii) all (but not less than all) the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has beneficial ownership. The date on which the Grantee exercises its rights under this Section 7 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

        (i) the aggregate exercise price paid for any shares of Company Common Stock acquired pursuant to the Option and with respect to which the Grantee then has beneficial ownership;

        (ii) the excess, if any, of the Applicable Price (as defined below), over the Exercise Price (subject to adjustment pursuant to
      Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for each share of Company Common Stock with respect to which the Option has been exercised and with respect to which the Grantee then has beneficial ownership, multiplied by the number of such shares; and

        (iii) the excess, if any, of (x) the Applicable Price for each share of Company Common Stock over (y) the Exercise Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Company Common Stock with respect to which the Option has not been exercised.

      (b) If the Grantee exercises its rights under this Section 7, the Company shall, within ten (10) Business Days after the Request Date, pay the Section 7 Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder with respect to which the Grantee then has beneficial ownership, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 7, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Liens.

      (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Company Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third Person for shares of Company Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Request Date, or (iii) the highest closing sales price per share of Company Common Stock quoted on the New York Stock Exchange Composite Transactions or, if not so quoted, on the New York Stock Exchange (or if Company Common Stock is not quoted on the New York Stock Exchange, the highest bid price per share as quoted on The NASDAQ Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the sixty (60) Business Days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses
    (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

      (d) As used herein, a "Repurchase Event" means the occurrence of any Exercise Event specified in Section 4(b)(ii), (iii) or (iv).

      (e) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 7 in a manner that would result in the cash payment to the Grantee of an aggregate amount determined pursuant to clauses (ii) and (iii) of subsection (a) of this Section 7 of more than $24 million, including the amount, if any, of the Termination Fee paid to the Grantee pursuant to Section 9.05 of the Merger Agreement; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

    8. Repurchase at the Option of The Company.

      (a) Unless the Grantee shall have previously exercised its rights under Section 7, at the request of the Company during the six-month period commencing at the expiration of the Put Period (the "Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell to the Company, all (but not less than all) the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has beneficial ownership at the time of such repurchase at a price per share equal to the greater of (A) the Current Market Price (as hereinafter defined) or (B) the Exercise Price per share in respect of the shares so acquired (such price multiplied by the number of shares of Company Common Stock to be repurchased pursuant to this Section 8 being herein called the "Section 8 Repurchase Consideration"); provided, however, that the Grantee, within thirty (30) days following the Company's notice of its intention to purchase shares pursuant to this Section 8, may deliver an Offeror's Notice pursuant to Section 10, in which case the provisions of Section 10 and not those of this Section 8 shall control (unless the sale to a third Person contemplated thereby is not consummated); and provided, further, that the Company's rights under this Section 8 shall be suspended (and the Call Period shall be extended accordingly) during any period when the exercise of such rights would subject the Grantee to liability pursuant to Section 16(b) of the Exchange Act by reason of the issuance of the Option, any adjustment pursuant to Section 6 hereof, the Grantee's purchase of shares of Company Common Stock hereunder or the Grantee's sale of shares pursuant to Section 7, 8 or 10.

      (b) If the Company exercises its rights under this Section 8 and the Grantee does not deliver an Offeror's Notice or, having delivered an Offeror's Notice, the Grantee does not sell the shares to a third Person pursuant thereto, the Company shall, within ten (10) Business Days after the expiration of the Grantee's rights to deliver an Offeror's Notice or to sell the shares subject to an Offeror's Notice to a third Person, pay the Section 8 Repurchase Consideration in immediately available funds, and the Grantee shall surrender to the Company certificates evidencing the shares of Company Common Stock purchased hereunder, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 8, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Liens.

      (c) As used herein, "Current Market Price" means the average closing sales price per share of Company Common Stock quoted on the New York Stock Exchange Composite Transactions, or, if not so quoted, on the New York Stock Exchange (or if Company Common Stock is not quoted on the New York Stock Exchange, on The NASDAQ Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the ten (10) Business Days preceding the date of the Company's request for repurchase pursuant to this Section 8.

    9. Registration Rights. The Company shall, if requested by the Grantee at any time and from time to time within three years of the first exercise of the Option (the "Registration Period"), as expeditiously as practicable prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is necessary or desirable in order to permit the offering, sale and delivery of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of the Company. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding sixty (60) days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; it provided, however, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration. The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common

  Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

  10. First Refusal. At any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of Company Common Stock pursuant to the Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transactions. An Offeror's Notice shall be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten (10) Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within ten (10) Business Days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. In the event of the failure or refusal of the Company to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within sixty (60) days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this
Section 10 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly-owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

  11. Listing. If the Company Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the New York Stock Exchange the shares of the Company Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

  12. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  13. Miscellaneous.

    (a) Expenses. Except as otherwise provided in the Merger Agreement or in Sections 7, 8 and 9 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (c) Entire Agreement; No Third Party Beneficiary;
    Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      (d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the GCL.

      (e) Descriptive Headings. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to the Company to:

      Landmark Graphics Corporation
      15150 Memorial Drive
      Houston, Texas 77079-4304
      Attention: Patti Massaro, General Counsel and Corporate Secretary Telecopier No.: (713) 560-1383

    with a copy to:

      Winstead Sechrest & Minick P.C.     Shearman & Sterling
      5400 Renaissance Tower              599 Lexington Avenue
      1201 Elm Street                     New York, New York 10022
      Dallas, Texas 75270                 Attention: David W. Heleniak
      Attention: Robert E. Crawford, Jr. Telecopier No.: (212) 848-7179 Telecopier No.: (214) 745-5390

    If to Grantee to:

      Halliburton Company
      3600 Lincoln Plaza
      500 North Akard Street
      Dallas, Texas 75201-3391
      Attention: Lester L. Coleman, Executive Vice President and General
      Counsel
      Telecopier No.: (214) 978-2658

    with a copy to:

      Vinson & Elkins L.L.P.
      2300 First City Tower
      1001 Fannin Street
      Houston, Texas 77002-6760
      Attention: William E. Joor III, Esq.
      Telecopier No.: (713) 615-5282

      (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not execute the same counterpart.

      (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly-owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      (i) Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

      (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          LANDMARK GRAPHICS CORPORATION


                                          By       /s/ Robert P. Peebler
                                            -----------------------------------
                                            Robert P. Peebler
                                            President, Cheif Executive Officer
                                            and Chief Operating Officer

                                          HALLIBURTON COMPANY


                                          By       /s/ Lester L. Coleman
                                            -----------------------------------
                                            Lester L. Coleman
                                            Executive Vice President and
                                            General Counsel

                                                                     APPENDIX C

                               VOTING AGREEMENT

  VOTING AGREEMENT ("Agreement") dated as of June 30, 1996, between Halliburton Company, a Delaware corporation (the "Acquiror"), and S. Rutt Bridges and Barbara Ann Bridges (the "Stockholders"), holders of shares of common stock, par value $0.05 per share, of Landmark Graphics Corporation, a Delaware corporation (the "Company").

                                   Recitals:

  The Stockholders beneficially own an aggregate of 1,971,263 shares (together with any additional shares as to which beneficial ownership is acquired by any member of the Stockholder Group described below, the "Company Shares") of common stock, par value $0.05 per share ("Company Common Stock"), of the Company.

  The Acquiror is prepared to enter into an Agreement and Plan of Merger with the Company (the "Merger Agreement") providing for the merger of the Company with and into a wholly-owned subsidiary of the Acquiror and the conversion in such merger of each share of Company Common Stock into the number of shares of the Common Stock, par value $2.50 per share, of the Acquiror set forth in the Merger Agreement (the "Merger").

  To facilitate the Merger, the Stockholders are willing to enter into certain arrangements with respect to the Company Shares.

  NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1. Stockholders' Support of the Merger. From the date hereof until February 28, 1997, or, if earlier, termination of the Merger Agreement:

    (a) Except as contemplated by the Merger Agreement, neither the Stockholders nor any Person controlled by either Stockholder or any Affiliate or Associate thereof, other than the Company and its subsidiaries (collectively, the "Stockholder Group"), will, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any Company Shares to any Person other than any member of the Stockholder Group or the Acquiror or its designee, or grant an option with respect to any of the Company Shares or enter into any other agreement or arrangement with respect to any of the Company Shares.

    (b) The Stockholders agree that the Stockholders will vote, and will cause each member of the Stockholder Group to vote, all Company Shares beneficially owned by such Persons (i) in favor of the Merger and (ii), subject to the provisions of paragraph (c) below, against any combination proposal or other matter that may interfere or be inconsistent with the Merger (including without limitation a Competing Transaction).

    (c) The Stockholders agree that, if reasonably requested by the Acquiror in order to facilitate the Merger, they will not, and they will cause each member of the Stockholder Group not to, attend or vote any Company Shares beneficially owned by any such Person at any annual or special meeting of stockholders or execute any written consent of stockholders.

    (d) The Stockholders hereby consent to the Acquiror's announcement in any press release, public filing, advertisement or other document, that the Stockholders have entered into this Agreement.

    (e) To the extent inconsistent with the provisions of this Section 1, each member of the Stockholder Group hereby revokes any and all proxies with respect to such member's Company Shares or any other voting securities of the Company.

  2. Miscellaneous

  (a) The Stockholders, on the one hand, and the Acquiror, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedies to which they may be entitled at law or equity.

  (b) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

  (c) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telecopier (subject to receipt of electronic confirmation) or sent by registered mail, postage prepaid:

    If to the Acquiror:

      Halliburton Company
      3600 Lincoln Plaza
      500 North Akard Street
      Dallas, Texas 75201-3391
      Attention: Lester L. Coleman, Executive Vice President and General
      Counsel
      Telecopier No.: (214) 978-2658

    with a copy to:

      Vinson & Elkins L.L.P.
      First City Tower
      1001 Fannin
      Houston, Texas 77002-6760
      Attention: William E. Joor III
      Telecopier No.: (713) 758-2346

    If to the Stockholders:

      S. Rutt Bridges
      34 Silver Fox Circle
      Greenwood Village, Colorado 80121

    and

      Barbara Ann Bridges
      4200 East Plum Court
      Greenwood Village, Colorado 80121

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

  (d) From and after the termination of this Agreement, the covenants of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

  (e) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

    (i) Affiliate. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

    (ii) Associate. "Associate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

    (iii) Beneficial Owner. A person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Company Shares in accordance with the interpretations of the term "beneficial ownership" as defined in Rule 13-d(3) under the Exchange Act, as in effect on the date hereof, provided that a Person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Company Shares that such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant, options or otherwise.

    (iv) Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (v) Person. A "Person" shall mean any individual, firm, corporation, partnership, trust, limited liability company or other entity.

    (vi) Significant Subsidiary. "Significant Subsidiary" shall have the meaning ascribed to it in Rule 1-02 of SEC Regulation S-X as in effect on the date hereof.

  (g) Due Authorization; No Conflicts. The Stockholders hereby represent and warrant to the Acquiror as follows: The Stockholders have full power and authority to enter into this Agreement; neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the certificate of incorporation or bylaws of any member of the Stockholder Group or (ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any member of the Stockholder Group is a party or to which it is subject, (b) result in the creation of any lien, charge or other encumbrance on any shares of Company Common Stock or (c) require any member of the Stockholder Group to obtain the consent of any private nongovernmental third party; no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement (with the exception of an Amended Schedule 13D to be filed by the Stockholders pursuant to the Securities Exchange Act of 1934, as amended) or the Stockholders' performance of the terms of this Agreement or the validity or enforceability of this Agreement; neither Stockholder has any plan or intention to sell or otherwise dispose of any shares of Acquiror Common Stock to be received by the undersigned pursuant to the Merger.

  (h) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  (i) Waiver. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

  (j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the General Corporation Law of the State of Delaware.

  (k) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates.

  (l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the Stockholders have each executed this Agreement and the Acquiror has caused this Agreement to be duly executed by an officer, thereunto duly authorized, all as of the day and year first above written.

                                          HALLIBURTON COMPANY


                                          By:      /s/ Lester L. Coleman
                                             ----------------------------------
                                           Lester L. Coleman
                                           Executive Vice President and
                                           General Counsel

                                          STOCKHOLDERS

                                                   /s/ S. Rutt Bridges
                                          -------------------------------------
                                          S. Rutt Bridges


                                                 /s/ Barbara Ann Bridges
                                          -------------------------------------
                                          Barbara Ann Bridges

                                                                     APPENDIX D

MORGAN STANLEY

                                                        MORGAN STANLEY & CO.
                                                        INCORPORATED
                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4000

                                                          September 4, 1996

Board of Directors
Landmark Graphics Corporation
15150 Memorial Drive
Houston, Texas 77079-4304

Members of the Board:

We understand that Landmark Graphics Corporation ("Landmark" or the "Company"), Halliburton Company ("Halliburton") and Halliburton Acq. Company, a wholly-owned subsidiary of Halliburton ("Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of June 30, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Landmark with and into Acquisition Sub. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Halliburton and each outstanding share of common stock, par value $0.05 per share (the "Company Common Stock"), of Landmark, other than shares held in treasury or held by Halliburton or any affiliate of Halliburton, will be converted into 0.5740 (the "Exchange Ratio") shares of common stock, par value $2.50 per share ("Halliburton Common Stock"), of Halliburton. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

For purposes of the opinion set forth herein, we have:

  (i) analyzed certain publicly available financial statements and other information of the Company;

  (ii) analyzed certain publicly available financial statements and other information of Halliburton;

  (iii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  (iv) analyzed certain internal financial statements and other financial and operating data concerning Halliburton prepared by the management of Halliburton;

  (v) analyzed certain financial projections prepared by the management of the Company;

  (vi) analyzed certain financial projections prepared by the management of Halliburton;

  (vii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  (viii) discussed the past and current operations and financial condition and the prospects of Halliburton with senior executives of Halliburton and analyzed the pro forma impact of the Merger on Halliburton's earnings per share, consolidated capitalization and financial ratios;

  (ix) reviewed the reported prices and trading activity for the Company Common Stock;

  (x) reviewed the reported prices and trading activity for the Halliburton Common Stock;

  (xi) compared the financial performance of the Company and the prices, trading activity and trading multiples of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (xii) compared the financial performance of Halliburton and the prices, trading activity and trading multiples of the Halliburton Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (xiv) participated in discussions and negotiations among representatives of the Company, Halliburton and certain other parties and their financial and legal advisors;

  (xv)   reviewed the Merger Agreement and certain related documents; and

  (xvi)  performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Halliburton. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Halliburton, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have
(a) provided financial advisory services to the Company and have earned fees for the rendering of these services, and (b) provided financial advisory services to Halliburton and received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto. In addition, we express no opinion or recommendation as to how the holders of Company Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:       /s/ L. Alex Lipe
                                            -----------------------------------
                                                      L. Alex Lipe
                                                        Principal

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. IDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.
Article XI of the Registrant's Composite Certificate of Incorporation together with Section 39 of its By-Laws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the Registrant or is a person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Registrant's Composite Certificate of Incorporation and the By-Laws were adopted or as may be thereafter amended.
Section 39 of the Registrant's By-Laws and Article XI of its Composite Certificate of Incorporation expressly provide that they are not the exclusive methods of indemnification.

  Section 39 of the By-Laws provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Registrant or of another entity against any expense, liability or loss, regardless of whether the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article XI of the Registrant's Composite Certificate of Incorporation contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
 2.1     Agreement and Plan of Merger dated as of June 30, 1996 by and among
          Halliburton Company, Halliburton Acq. Company, and Landmark Graphics
          Corporation (included as Appendix A to the Proxy
          Statement/Prospectus).
 2.2     Stock Option Agreement dated as of June 30, 1996 by and between
          Halliburton Company and Landmark Graphics Corporation (included as
          Appendix B to the Proxy Statement/Prospectus).
 2.3     Voting Agreement dated as of June 30, 1996 by and among Halliburton
          Company, S. Rutt Bridges, and Barbara Ann Bridges (included as
          Appendix C to the Proxy Statement/Prospectus).
 3.1     Composite Certificate of Incorporation of Halliburton Company dated as of June 19, 1924 (incorporated by reference to Exhibit 4(d) to
          Halliburton Company's Registration Statement on Form S-3 dated as of
          December 21, 1990).

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
  3.2    Certificate of Designation, Rights and Preferences of Series A Junior
          Participating Preferred Stock of Halliburton Company dated as of May
          21, 1986 (incorporated by reference to Exhibit 4(d) to Halliburton
          Company's Registration Statement on Form S-3 dated as of December 21,
          1990).
  3.3    Halliburton Company By-Laws, as amended (revised as of February 15,
          1996) (incorporated by reference to Exhibit 3 to Halliburton's Annual
          Report on Form 10-K for the year ended December 31, 1995).
  3.4    Second Amended and Restated Rights Agreement dated as of December 15,
          1995 between the Registrant and ChemicalMellon Shareholder Services
          L.L.C. (incorporated by reference to Exhibit 2.1 to Halliburton
          Company's Form 8-A/A dated January 16, 1996).
  5.1    Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.
  8.1    Opinion of Winstead Sechrest & Minick P.C. regarding tax matters.
 10.1+   Executive Employment Agreement by and between Landmark Graphics
          Corporation, Halliburton Company and Robert P. Peebler dated June 30,
          1996.
 10.2+   Executive Employment Agreement by and between Landmark Graphics
          Corporation, Halliburton Company and Daniel L. Casaccia dated August
          29, 1996.
 10.3+   Executive Employment Agreement by and between Landmark Graphics
          Corporation, Halliburton Company and John W. Gibson dated August 29,
          1996.
 10.4+   Executive Employment Agreement by and between Landmark Graphics
          Corporation, Halliburton Company and Henry P. Holland dated August
          29, 1996.
 10.5+   Executive Employment Agreement by and between Landmark Graphics
          Corporation, Halliburton Company and Patti L. Massaro dated August
          29, 1996.
 10.6+   Executive Employment Agreement by and between Landmark Graphics
          Corporation, Halliburton Company and Denese D. Van Dyne dated August
          29, 1996.
 10.7+   Employment Agreement by and between Landmark Graphics Corporation and
          William H. Seippel dated August 27, 1996.
 10.8+   Employment Agreement by and between Landmark Graphics Corporation and
          James A. Downing II dated August 29, 1996.
 23.1    Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).
 23.2    Consent of Winstead Sechrest & Minick P.C. (set forth in Exhibit 8.1).
 23.3    Consent of Arthur Andersen LLP (Halliburton).
 23.4    Consent of Price Waterhouse LLP (Landmark).
 23.5    Consent of Morgan Stanley & Co. Incorporated.
 24.1    Powers of Attorney.
 99.1    Form of Landmark Proxy.

- --------
+ Indicates management remuneration arrangement.

FINANCIAL STATEMENT SCHEDULES:

  The financial statement schedules have previously been filed as part of Halliburton's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

    (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

    (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 29TH DAY OF AUGUST, 1996.

                                          Halliburton Company


                                          By:     /s/  Richard B. Cheney
                                               --------------------------------
                                             RICHARD B. CHENEY CHAIRMAN OF THE
                                                BOARD, PRESIDENT, AND CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 29TH DAY OF AUGUST, 1996.


              SIGNATURE                         TITLE

        /s/ Richard B. Cheney           Chairman of the
- -------------------------------------    Board, President,
          RICHARD B. CHENEY              Chief Executive
                                         Officer, and
                                         Director

         /s/ David J. Lesar             Executive Vice
- -------------------------------------    President and Chief
           DAVID J. LESAR                Financial Officer

         /s/ Scott R. Willis            Controller and
- -------------------------------------    Principal
           SCOTT R. WILLIS               Accounting Officer

       /s/ Anne L. Armstrong *          Director
- -------------------------------------
          ANNE L. ARMSTRONG

        /s/ Lord Clitheroe *            Director
- -------------------------------------
           LORD CLITHEROE

              SIGNATURE                         TITLE
              ---------                         -----

      /s/ Robert L. Crandall *          Director
- -------------------------------------
         ROBERT L. CRANDALL

          /s/ W.R. Howell *             Director
- -------------------------------------
             W.R. HOWELL

         /s/ Dale P. Jones *            Vice Chairman and
- -------------------------------------    Director
            DALE P. JONES

        /s/ Delano E. Lewis *           Director

- -------------------------------------
          /s/ C.J. Silas *              Director
           DELANO E. LEWIS
- -------------------------------------
             C.J. SILAS

       /s/ Roger T. Staubach *          Director
- -------------------------------------
          ROGER T. STAUBACH

     /s/ Richard J. Stegemeier *        Director
- -------------------------------------
        RICHARD J. STEGEMEIER

        /s/ E.L. Williamson *           Director
- -------------------------------------
           E.L. WILLIAMSON

*By:  /s/ Richard B. Cheney
    ----------------------------------
          RICHARD B. CHENEY
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                  DESCRIPTION OF EXHIBITS                       PAGE
 -------                 -----------------------                   ------------
  2.1    Agreement and Plan of Merger dated as of June 30, 1996
          by and among Halliburton Company, Halliburton Acq.
          Company, and Landmark Graphics Corporation (included
          as Appendix A to the Proxy Statement/Prospectus).
  2.2    Stock Option Agreement dated as of June 30, 1996 by and
          between Halliburton Company and Landmark Graphics
          Corporation (included as Appendix B to the Proxy
          Statement/Prospectus).
  2.3    Voting Agreement dated as of June 30, 1996 by and among
          Halliburton Company, S. Rutt Bridges, and Barbara Ann
          Bridges (included as Appendix C to the Proxy
          Statement/Prospectus).
  3.1    Composite Certificate of Incorporation of Halliburton
          Company dated May 22, 1987 (incorporated by reference
          to Exhibit 4(d) to Halliburton Company's Registration
          Statement on Form S-3 dated as of December 21, 1990).
  3.2    Certificate of Designation, Rights and Preferences of
          Series A Junior Participating Preferred Stock of
          Halliburton Company dated May 20, 1986 (incorporated
          by reference to Exhibit 4(d) to Halliburton Company's
          Registration Statement on Form S-3 dated as of
          December 21, 1990).
  3.3    Halliburton Company By-Laws, as amended (revised as of
          February 15, 1996) (Incorporated by reference to
          Exhibit 3 to Halliburton's Annual Report on Form 10-K
          for the year ended December 31, 1995).
  3.4    Amended and Restated Rights Agreement dated as of
          December 15, 1995 between Halliburton Company and
          ChemicalMellon Shareholder Services L.L.C.
          (incorporated by reference to Exhibit 2.1 to
          Halliburton Company's Form 8-A/A dated January 16,
          1996).
  5.1    Opinion of Vinson & Elkins L.L.P. regarding the
          legality of the securities.
  8.1    Opinion of Winstead Sechrest & Minick P.C. regarding
          tax matters.
 10.1+   Executive Employment Agreement by and between Landmark
          Graphics Corporation, Halliburton Company and Robert
          P. Peebler dated June 30, 1996.
 10.2+   Executive Employment Agreement by and between Landmark
          Graphics Corporation, Halliburton Company and Daniel
          L. Casaccia dated August 29, 1996.
 10.3+   Executive Employment Agreement by and between Landmark
          Graphics Corporation, Halliburton Company and John W.
          Gibson dated August 29, 1996.
 10.4+   Executive Employment Agreement by and between Landmark
          Graphics Corporation, Halliburton Company and Henry P.
          Holland dated August 29, 1996.
 10.5+   Executive Employment Agreement by and between Landmark
          Graphics Corporation, Halliburton Company and Patti L.
          Massaro dated August 29, 1996.
 10.6+   Executive Employment Agreement by and between Landmark
          Graphics Corporation, Halliburton Company and Denese
          D. Van Dyne dated August 29, 1996.
 10.7+   Employment Agreement by and between Landmark Graphics
          Corporation and William H. Seippel dated August 27,
          1996.
 10.8+   Employment Agreement by and between Landmark Graphics
          Corporation and James A. Downing II dated August 29,
          1996.
 23.1    Consent of Vinson & Elkins L.L.P. (set forth in Exhibit
          5.1).

                                                                 SEQUENTIALLY
 EXHIBIT                                                           NUMBERED
 NUMBER                 DESCRIPTION OF EXHIBITS                      PAGE
 -------                -----------------------                  ------------
 23.2    Consent of Winstead Sechrest & Minick P.C. (set forth
          in Exhibit 8.1).
 23.3    Consent of Arthur Andersen LLP (Halliburton).
 23.4    Consent of Price Waterhouse LLP (Landmark.)
 23.5    Consent of Morgan Stanley & Co. Incorporated.
 24.1    Powers of Attorney.
 99.1    Form of Landmark Proxy.

- --------
+ Indicates management remuneration arrangement.